UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

CAMBIUM LEARNING GROUP, INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.001 per share (“Common Stock”), of Cambium Learning Group, Inc. (“Cambium”).
	(2)	Aggregate number of securities to which transaction applies: 47,300,262 shares of Common Stock.
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Calculated solely for the purpose of determining the filing fee. The transaction value was determined based upon the sum of:

• $685,853,799 (47,300,262 shares of Common Stock multiplied by $14.50 per share); and

•  $22,018,589 (Company Options, with an exercise price less than $14.50 per share, exercisable into 2,083,121 shares of Common Stock, multiplied by $10.57 per share (which is the difference between $14.50 and the weighted average exercise price of $3.93 per share of the Company Options).

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.0001212 by the proposed maximum aggregate value of the transaction of $707,872,388

	(4)	Proposed maximum aggregate value of transaction: $707,872,388
	(5)	Total fee paid: $85,795

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY COPY – SUBJECT TO COMPLETION

CAMBIUM LEARNING GROUP, INC.

17855 Dallas Parkway, Suite 400

Dallas, Texas 75287

NOTICE OF WRITTEN CONSENT

AND

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED

NOT TO SEND US A PROXY.

To our Stockholders:

This notice of written consent and the accompanying information statement are being furnished to the holders of common stock, par value $0.001 per share (the “Common Stock”), of Cambium Learning Group, Inc., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger, dated as of October 12, 2018 (the “Merger Agreement”), by and among Campus Holding Corp., a Delaware Corporation (“Parent”), Campus Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which Merger Sub will merge with and into the Company with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”). Parent is an affiliate of Veritas Capital Fund Management, L.L.C. and was formed specifically for the purpose of serving as the intended holding company for the Company upon completion of the Merger.

Pursuant to the Merger Agreement, upon completion of the Merger, each share of Common Stock (other than Cancelled Shares (as defined in the Merger Agreement) and Dissenting Shares (as defined in the Merger Agreement)) outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be converted into the right to receive a cash payment equal to $14.50 per share, without interest (the “Merger Consideration”).

The board of directors of the Company unanimously (i) determined that the terms and provisions of the Merger Agreement and the transaction contemplated thereby, including the Merger, are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) resolved to recommend to the stockholders of the Company that such holders adopt the Merger Agreement, and (iv) directed that the Merger Agreement be submitted to the holders of Common Stock, including the Cambium Majority Stockholder (as defined below), for adoption.

The adoption of the Merger Agreement by the Company’s stockholders required the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Common Stock under applicable Delaware law and the Company’s certificate of incorporation. As of October 12, 2018, there were 47,300,262 shares of our Common Stock outstanding and VSS-Cambium Holdings III, LLC (“VSS-Cambium” or the “Cambium Majority Stockholder”), which is wholly-owned by VSS-Cambium Holdco LLC and an affiliate of Veronis Suhler Stevenson LLC (“VSS”), owned 32,334,595 shares of Common Stock, or approximately 68.4% of the voting power of the outstanding shares of capital stock of the Company entitled to vote on the adoption of the Merger Agreement on such date. On October 12, 2018, VSS-Cambium delivered a written consent adopting the Merger Agreement and authorizing the transactions contemplated thereby, including the Merger. As a result, no further action by any stockholder of the Company is required under applicable law, the Company’s certificate of incorporation, the Listing Rules of the Nasdaq Stock Exchange or the Merger Agreement to adopt the Merger Agreement or to approve the Merger. The Company is not soliciting your vote for the adoption of the Merger Agreement or approval of the Merger and will not call a stockholders meeting for purposes of voting on the adoption of the Merger Agreement or approval of the Merger.

In addition, on May 17, 2018, as previously disclosed by the Company, the Company entered into a Stock Purchase Agreement (as amended from time to time, the “VKidz Purchase Agreement”) with Edcity Holding

Inc., a Florida corporation (“Edcity”), VSS VKidZ LLC, a Delaware limited liability company (“VSS-VKidZ” and together with Edcity, the “VKidz Sellers”), VKidz Holdings Inc., a Delaware corporation (“VKidz”), and VSS-VKidZ, solely in its capacity as Representative (as defined in the VKidz Purchase Agreement), pursuant to which the Company agreed, on the terms and subject to the conditions stated therein, to acquire from the VKidz Sellers all of the issued and outstanding capital stock of VKidz (the “VKidz Acquisition”). VSS-VKidZ (the “VKidz Majority Stockholder”) holds 3,000,000 shares of VKidz common stock, comprising a majority of the outstanding shares of common stock of VKidz, and is an affiliate of VSS. The Vkidz Acquisition does not require the approval of the Company’s stockholders under Delaware law, the Company’s certificate of incorporation or the Listing Rules of the Nasdaq Stock Exchange. Immediately following the Effective Time, the Company will consummate the VKidz Acquisition.

Pursuant to Section 262 of the Delaware General Corporation Law (“DGCL”), if the Merger is completed, holders of shares of Common Stock, other than VSS-Cambium, and any other holder of Common Stock who has waived appraisal rights, will have the right to seek an appraisal for, and be paid the “fair value” of, their shares of Common Stock (as determined by the Court of Chancery of the State of Delaware) instead of receiving the Merger Consideration. To exercise your appraisal rights, you must submit a written demand for an appraisal no later than twenty (20) days after the mailing of the accompanying information statement, or                 , 2018, and comply precisely with the procedures set forth in Section 262 of the DGCL. The DGCL requirements for exercising appraisal rights are described in further detail in the accompanying information statement, and a copy of Section 262 of the DGCL regarding appraisal rights is reproduced in its entirety and attached as Annex C to the accompanying information statement. You are encouraged to read the full text of Section 262 attached as Annex C.

NOTICE IS HEREBY GIVEN pursuant to Section 228(e) and Section 262(d)(2) of the DGCL that the holders of a majority of the issued and outstanding shares of Common Stock adopted the Merger Agreement by written consent to an action without a meeting. Pursuant to Section 228(e) of the DGCL, this Notice is being mailed on or about                , 2018 to the persons (other than VSS-Cambium), who were stockholders of the Company on October 12, 2018, the date that written consent signed by VSS-Cambium, holding approximately 68.4% of the outstanding shares of Common Stock, to adopt the Merger Agreement was delivered to the Company. This Notice of Stockholder Action by Written Consent affords the notice to stockholders (other than VSS-Cambium) required by Section 228(e) of the DGCL. In addition, pursuant to Section 262(d)(2) of the DGCL, this Notice is being sent to all stockholders of record of the Company as of the close of business on                , 2018 who are entitled to appraisal rights. This Notice constitutes the notice required by Section 262(d)(2) of the DGCL and a copy of Section 262 of the DGCL is attached as Annex C to the accompanying information statement.

We urge you to read the entire accompanying information statement and the annexes thereto carefully. Please do not send in your stock certificates at this time. If the Merger is completed, you will receive instructions regarding surrender of your certificate or certificates, if any, or book-entry shares in exchange for the Merger Consideration to which you are entitled under the Merger Agreement.

BY ORDER OF THE BOARD OF DIRECTORS,

John Campbell, Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.

This information statement is dated                , 2018 and is first being mailed to stockholders on or about                , 2018.

SUMMARY

The following summary highlights selected information from this information statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire information statement, its annexes and the documents referred to, or incorporated by reference in this information statement. Each item in this summary includes a page reference directing you to a more complete description of that item in this information statement. You may obtain the information incorporated by reference into this information statement by following the instructions under “Where You Can Find Additional Information” beginning on page 81.

Summary of the Merger

All references in this information statement to “Company,” “we,” “our” and “us” refer to Cambium Learning Group, Inc. All references to “Parent” refer to Campus Holding Corp., a Delaware corporation and all references to “Merger Sub” refer to Campus Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent. We refer to VKidz Holdings Inc. as “VKidz.” We refer to Veronis Suhler Stevenson LLC as “VSS”, we refer to VSS-Cambium Holdco LLC as “VSS-Cambium Holdco” and we refer to VSS-Cambium Holdings III, LLC as “VSS-Cambium” or the “Cambium Majority Stockholder,” and we refer to VSS VKidZ LLC as “VSS-VKidZ” or the “VKidz Majority Stockholder.” In this information statement, all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of October 12, 2018, by and among Parent, Merger Sub and the Company, a copy of which is attached as Annex A to this information statement and incorporated by reference herein. All references to the “Merger” refer to the merger of Merger Sub with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent, as contemplated by the Merger Agreement. We refer to the Company’s board of directors as the “Board.”

The Parties to the Merger Agreement (page 18)

The Company. The Company is a Delaware corporation that is an award-winning educational technology solutions leader dedicated to helping all students reach their full potential through individualized and differentiated instruction. Using a research-based, personalized approach, the Company delivers software as a service (SaaS) resources and instructional products that engage students and support teachers in fun, positive, safe and scalable environments. The Company’s principal executive offices are located at 17855 Dallas Parkway, Suite 400, Dallas, Texas 75287, and its telephone number is (888) 399-1995. The Company’s website is www.cambiumlearning.com. Shares of our common stock, par value $0.001 per share (the “Common Stock”) are traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “ABCD.” Additional information about the Company is included in the documents incorporated by reference into this information statement. See the section entitled “Where You Can Find Additional Information” beginning on page 81.

Parent. Parent is a Delaware corporation and an affiliate of Veritas Capital Fund Management, L.L.C. (“Veritas”). Parent was formed specifically for the purpose of serving as the holding company for the Company upon completion of the Merger and has not carried on any activities to date, except for activities incidental to its formation, activities undertaken in connection with the Merger and the other transactions contemplated by the Merger Agreement. Parent’s principal executive offices are located at c/o Veritas Capital Fund Management, L.L.C., 9 West 57th Street, 29th Floor, New York, New York 10019, and its telephone number is (212) 415-6700.

Merger Sub. Merger Sub is a Delaware corporation that was formed by Parent solely for the purpose of completing the Merger with the Company. Merger Sub is a wholly-owned subsidiary of Parent and has not engaged in any business to date, except for activities incidental to its incorporation and activities undertaken in connection with the Merger and the other transactions contemplated by the Merger Agreement. Merger Sub’s principal executive offices are located at c/o Veritas Capital Fund Management, L.L.C., 9 West 57th Street, 29th Floor, New York, New York 10019, and its telephone number is (212) 415-6700.

The Merger (page 19)

On October 12, 2018, the Company entered into the Merger Agreement with Parent and Merger Sub. Upon the terms and subject to the conditions of the Merger Agreement, upon consummation of the Merger, Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent.

Upon consummation of the Merger, each share of Common Stock (other than Cancelled Shares (as defined in the Merger Agreement) and Dissenting Shares (as defined in the Merger Agreement)) of the Company outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be converted into the right to receive a cash payment equal to $14.50, without interest (the “Merger Consideration”).

We encourage you to read the Merger Agreement, which is attached as Annex A to this information statement, because it is the legal document that governs the Merger and affects your rights as a stockholder of the Company.

Reasons for the Merger (page 27)

After consideration of various factors as discussed under “The Merger—Reasons for the Merger” beginning on page 27, and consultation with the Company’s independent legal and financial advisors, the Board unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement were fair to and in the best interests of the Company and its stockholders.

For a discussion of the material factors considered by the Board in reaching its determination, see “The Merger—Reasons for the Merger” beginning on page 27.

Required Stockholder Approval for the Merger

The adoption of the Merger Agreement by the Company’s stockholders requires, under applicable Delaware law and our certificate of incorporation, the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Common Stock.

As of October 12, 2018, there were 47,300,262 shares of our Common Stock outstanding and VSS-Cambium, which is wholly-owned by VSS-Cambium Holdco and an affiliate of VSS, owned 32,334,595 shares of Common Stock, or approximately 68.4% of the voting power of the outstanding shares of capital stock of the Company entitled to vote on the adoption of the Merger Agreement on such date.

On such date, VSS-Cambium delivered a written consent adopting the Merger Agreement and authorizing the transactions contemplated thereby, including the Merger (the “Stockholder Written Consent”).

As a result of delivery of the Stockholder Written Consent, no further action by any stockholder of the Company is required under applicable law, our certificate of incorporation, the Listing Rules of the Nasdaq Stock Exchange or the Merger Agreement to adopt the Merger Agreement or approve the Merger. Consequently, the Company is not soliciting your vote for the adoption of the Merger Agreement or approval of the Merger and will not call a stockholders meeting for purposes of voting on the adoption of the Merger Agreement or approval of the Merger.

No action by the equity holders of Parent is required to complete the Merger.

When actions are taken by written consent of less than all of the stockholders entitled to vote on such actions, Delaware law requires delivery of notice of the actions to those stockholders of record who did not consent in writing and who, if the actions had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that sufficient written consents were delivered to the corporation. This information statement constitutes notice to you of action by written consent as required by Delaware law.

Opinion of the Company’s Financial Advisor (page 30 and Annex B)

On October 12, 2018, the Company’s financial advisor, Macquarie Capital (USA) Inc. (which we refer to as “Macquarie”), rendered its oral opinion to the Board (which was subsequently confirmed in writing by the delivery of Macquarie’s written opinion addressed to the Board dated the same date) as to, as of October 12, 2018, the fairness, from a financial point of view, to the holders of our Common Stock, other than the Excluded Holders (as defined below), of the Merger Consideration to be received by such stockholders in the Merger, pursuant to the Merger Agreement after giving effect to but without addressing the VKidz Acquisition (as defined below). For purposes of Macquarie’s analyses and opinion, the term “Excluded Holders” was defined as the sellers of VKidz together with the other persons identified as “Specified Stockholders” in the Merger Agreement; the “Specified Stockholders” are holders of options to purchase shares of VKidz capital stock.

Macquarie’s opinion was directed to the Board (in its capacity as such), and only addressed the fairness, from a financial point of view, to the holders of our Common Stock, other than the Excluded Holders, of the Merger Consideration to be received by such stockholders in the Merger pursuant to the Merger Agreement after giving effect to but without addressing the Vkidz Acquisition (as defined below) and did not address any other aspect or implication of the Merger. The summary of Macquarie’s opinion in this information statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this information statement, and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Macquarie in preparing its opinion. However, neither Macquarie’s written opinion nor the summary of its opinion and the related analyses set forth in this information statement are intended to be, and they do not constitute, a recommendation to any holder of our Common Stock as to how such stockholder should vote (if such stockholder was requested to vote) or act on any matter relating to the Merger.

Financing (page 36)

Parent has obtained debt financing commitments for (i) the transaction contemplated by the Merger Agreement, the proceeds of which will be used in part by Parent to pay the aggregate Merger Consideration and all related fees and expenses (the “Transactions”) and (ii) specified other transactions.

Royal Bank of Canada (“Royal Bank”), RBC Capital Markets (“RBCCM”), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank Securities Inc. (“DBSI” and, together with DBNY and such of its and DBSI’s branches or affiliates as they deem appropriate, “DB”), Barclays Bank PLC (“Barclays”), Bank of Montreal (“BMO”), BMO Capital Markets Corp. (“BMOCM,”), Chain Bridge Opportunistic Funding, LLC (“Chain Bridge” and, together with Royal Bank, DB, Barclays and BMO, the “Commitment Parties”), committed to provide a $320 million first lien secured term loan facility, a $50 million senior secured revolving credit facility, and a $130 million second lien secured term loan facility, of which an amount to be agreed to in the definitive documentation will be available on the closing date to finance the Transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth in an amended and restated debt commitment letter dated October 24, 2018 (which we refer to as the “Debt Commitment Letter”), between the Commitment Parties and Parent and Merger Sub. RBCM, DBSI, Barclays and BMOC will act as the lead arrangers and book manager for the first lien secured term loan facility and the second lien secured term loan facility (in such capacities, collectively, the “Lead Arrangers”). Royal Bank (or an affiliate, designee or sub-agent thereof) will act as administrative agent for the first lien secured facilities and the second lien secured term loan facility (in such capacities, the “Administrative Agent”). The obligation of the Commitment Parties to provide the debt financing under the Debt Commitment Letter is subject to certain customary conditions.

Parent has entered into an equity commitment letter (the “Equity Commitment Letter”) with The Veritas Capital Fund VI, L.P. (the “Equity Investor”), dated October 12, 2018, pursuant to which the Equity Investor has agreed to provide committed equity financing of no less than $431,000,000 to Parent as a source of a portion of the funds required to consummate the transactions contemplated by the Merger Agreement. The obligations of the Equity Investor to provide the equity financing on the terms outlined in the Equity Commitment Letter are subject to certain customary conditions.

A more detailed description of the financing is provided in “The Merger—Financing” beginning on page 36.

The obligations of Parent and Merger Sub to complete the Merger under the Merger Agreement are not subject to any financing condition.

The Merger Agreement (page 50 and Annex A)

When the Merger Becomes Effective (page 50)

We expect to complete the Merger by the end of the fourth quarter of 2018 or in the first quarter of 2019. However, the Merger is subject to customary conditions and it is possible that factors outside the control of the parties could result in the Merger being completed at a later time, or not at all.

Conditions to Completion of the Merger (page 66)

The obligation of each of the Company, Parent and Merger Sub to consummate the Merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver of the following conditions:

•

the affirmative written consent of the holder(s) of a majority of the outstanding Common Stock in favor of adoption of the Merger Agreement, which consent was delivered to the Company and Parent on October 12, 2018, as described above, thereby satisfying this condition;

•

the delivery to the Company’s stockholders of this information statement at least twenty (20) calendar days prior to the closing of the Merger, and the consummation of the Merger being permitted by Regulation 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•

the absence of any law, order of law, injunction, judgment or ruling by any court of competent jurisdiction or governmental entity that would enjoin, prohibit, restrain or, make illegal, enjoin or otherwise prohibit the consummation of the Merger;

•	the absence of any action or proceeding by any governmental entity challenging or seeking to make illegal, to delay materially or otherwise restrain or prohibit the consummation of the Merger; and

•	the expiration or termination of all waiting periods applicable to the Merger under the HSR Act (as defined below), which applicable waiting period was terminated on November 2, 2018.

In addition, the obligation of each of Parent and Merger Sub to consummate the Merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver of the following conditions:

•	the accuracy of the representations and warranties of the Company (in certain cases, subject to materiality, material adverse effect and other qualifications specified in the Merger Agreement);

•	the Company’s performance of and compliance with its obligations and covenants under the Merger Agreement in all material respects;

•	delivery by the Company of an officer’s certificate certifying that each of the conditions listed in the first and second bullet points immediately above has been satisfied;

•	delivery by the Company of a certificate under Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”);

•	the termination of certain agreements between the Company and the Cambium Majority Stockholder, and VKidz and the VKidz Majority Stockholder;

•

the consummation of the VKidz Acquisition (which condition the parties have confirmed will be satisfied upon the occurrence of certain events prior to the Effective Time of the Merger related to the consummation of the VKidz Acquisition immediately after the Effective Time of the Merger); and

•	since October 12, 2018, there shall not have occurred a material adverse effect with respect to the Company and its subsidiaries, taken as a whole.

In addition, the obligation of the Company to consummate the Merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver of the following conditions:

•	the accuracy of the representations and warranties of Parent and Merger Sub in the Merger Agreement, subject to material adverse effect qualifications specified in the Merger Agreement;

•	each of Parent’s and Merger Sub’s performance of and compliance with their obligations and covenants under the Merger Agreement in all material respects; and

•	delivery by Parent and Merger Sub of an officer’s certificate certifying that each of the conditions listed in the first and second bullet points immediately above has been satisfied.

No Solicitation (page 58)

Following the execution of the Merger Agreement, except as permitted by the Merger Agreement, the Company and its subsidiaries, and their respective representatives are not permitted to solicit alternative acquisition proposals from third parties, including by:

•

soliciting, initiating or knowingly encouraging or knowingly facilitating any inquiry, proposal or offer regarding the making of any proposal or offer that constitutes a “Company Takeover Proposal” (as defined on page 59);

•

engaging in, continuing or otherwise participating in any discussions or negotiations regarding, or furnishing to any other person any non-public information for the purposes of encouraging or facilitating any inquiry, proposal or offer that constitutes a Company Takeover Proposal; and

•	approving, endorsing, recommending or entering into, or publically proposing to approve, endorse, recommend or enter into any Company Takeover Proposal.

Under the terms of the Merger Agreement, the Company has agreed to immediately (1) cease and cause to be terminated any negotiations with any persons (other than Parent and Merger Sub and their representatives) that may be ongoing with respect to a Company Takeover Proposal and (2) cease providing any information to any such person or its representatives and terminate all access granted to any such person and its representatives to any physical or electronic data room, in each case with respect a Company Takeover Proposal.

As a result of the execution and delivery of the Stockholder Written Consent on October 12, 2018, the requisite stockholder approval has been obtained; therefore, the Board has no ability to change its recommendation, and the Company is prohibited from responding to unsolicited proposals and terminating the Merger Agreement to accept a superior proposal.

Termination (page 67)

The Merger Agreement may be terminated before the completion of the Merger in certain circumstances. See “The Merger Agreement—Termination” beginning on page 67.

As a result of the execution and delivery of the Stockholder Written Consent on October 12, 2018, the requisite stockholder approval has been obtained; therefore, the Company is prohibited from terminating the Merger Agreement to accept a superior proposal.

Termination Fee (page 68)

The Merger Agreement provides that the Company will pay Parent a termination fee in an amount of $22 million and Parent will pay the Company a termination fee in an amount of $57 million, as applicable, in certain situations. Additionally, the Company will reimburse Parent’s expenses up to a maximum of $4 million in specified circumstances. For more information about the circumstances in which the Company or Parent must pay a termination fee and/or expense reimbursement, see “The Merger Agreement—Termination Fee” beginning on page 68.

Remedies (page 71)

Subject to the limitations described in “The Merger Agreement—Limitations on Remedies (page 70),” the parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement, in addition to any other remedy to which they are entitled at law or in equity, unless they are able under the circumstances to elect to, and do elect to, pursue payment of the termination fee and, if applicable, expense reimbursement.

Regulatory and Other Governmental Approvals (page 63)

Under the Merger Agreement, the Merger cannot be completed until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), expires or has been terminated. The Company and Parent and its affiliates originally filed their respective HSR Act notifications on October 26, 2018, and on November 2, 2018, the Company and Parent received early termination of the waiting period under the HSR Act in connection with the Merger. Except as have been obtained, there are no other federal or state regulatory requirements or approvals that must be complied with or obtained that are conditions to the consummation of the Merger.

Interests of Our Directors and Officers and Certain Stockholders in the Merger (page 39)

You should be aware that the Company’s directors and executive officers and certain stockholders may be deemed to have interests in the Merger that may be different from or in addition to the interests of the Company’s stockholders generally, and that may present actual or potential conflicts of interest. These interests include, among others:

•

VSS and related affiliates are entitled to certain fees, plus reimbursement and expenses, in connection with the Merger and the VKidz Acquisition, payable by the Company and VKidz, respectively, in an aggregate amount equal to approximately $7,876,000, subject to adjustment. Certain of our Board members are affiliated with VSS (Messrs. Jeffrey T. Stevenson and David F. Bainbridge);

•

VSS-VKidZ, an affiliate of VSS, is the VKidz Majority Stockholder and holds 3,000,000 shares of VKidz common stock and, in connection with the consummation of the VKidz Acquisition, is entitled to receive cash consideration in an aggregate amount of approximately $46,519,800, subject to adjustment as set forth in the VKidz Purchase Agreement (as defined below) and plus repayment of certain debt obligations;

•

On April 30, 2013, the Company entered into an employment agreement with Joe Walsh, to serve as our Executive Chairman of the Board. For his services as Executive Chairman of the Board, on June 17, 2013, Mr. Walsh was granted certain profits interests in VSS-Cambium Holdco, the Parent of the Cambium Majority Stockholder, that would entitle him to a portion of the realized return on the investment in the Company made by VSS-affiliated funds equal to approximately $11,370,000, payable in connection with the consummation of the Merger. Mr. Walsh is no longer an employee of the Company, but remains Chairman of the Board; and

•	continued indemnification and insurance coverage for our current and former directors and officers for six (6) years following the Effective Time of the Merger.

These interests are discussed in more detail in “The Merger—Interests of our Directors and Officers and Certain Stockholders in the Merger” beginning on page 39. The Board was aware of these interests and considered that such interests may be different from or in addition to the interests of the Company’s stockholders generally, among other matters, in making its determination and recommendation in connection with the Merger Agreement and the transactions contemplated thereby, including the Merger.

Material U.S. Federal Income Tax Consequences of the Merger to Holders of Common Stock (page 46)

The exchange of shares of Common Stock for cash in the Merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Common Stock are converted into the right to receive cash in the Merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any required withholding taxes) and its adjusted tax basis in such shares. Backup withholding may also apply to the cash payments made pursuant to the Merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. With certain exceptions, payments made to a non-U.S. holder with respect to shares of Common Stock exchanged for cash pursuant to the Merger will generally be exempt from U.S. federal income tax. A non-U.S. holder may, however, be subject to backup withholding with respect to the cash payments made pursuant to the Merger, unless the holder certifies that it is not a United States person or otherwise establishes a valid exemption from backup withholding tax. See “Material U.S. Federal Income Tax Consequences of the Merger to Holders of Common Stock” beginning on page 46 for definitions of “U.S. holder” and “non-U.S. holder” and for a more detailed discussion of the U.S. federal income tax consequences of the Merger. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular tax situation. The Company urges you to consult your tax advisor on how specific tax consequences of the Merger apply to you in light of your own particular circumstances, including U.S. federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

Holders of shares of Common Stock are urged to consult their tax advisors about the

United States federal, state, local and foreign tax consequences of the Merger.

Treatment of the Company’s Outstanding Options to Purchase Common Stock (page 51)

Each compensatory option to purchase shares of Common Stock (“Company Options”), whether vested or unvested, at the Effective Time of the Merger, will be cancelled without any action required on the part of the holder in consideration for the right to receive a cash payment equal to the product of (a) the number of shares of Common Stock subject to such Company Options immediately prior to the Effective Time and (b) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock subject to such Company Option. The Board has unanimously resolved that all unvested Company Options outstanding immediately prior to the Effective Time will accelerate at the Effective Time.

Market Price of Our Common Stock (page 72)

The Common Stock is quoted and traded on Nasdaq under the trading symbol “ABCD.” The closing sale price of the Common Stock on October 12, 2018, which was the last trading day prior to the announcement of the Merger Agreement, was $12.07 per share. The closing sale price of our Common Stock on                 , 2018, which is the most recent practicable date before this information statement was mailed to our stockholders, was $        per share.

Appraisal Rights (page 73)

If the Merger is completed, holders of Common Stock, other than VSS-Cambium, and any other holder of Common Stock who has waived appraisal rights, may elect to pursue their appraisal rights under the Delaware General Corporation Law (“DGCL”) to receive, in lieu of the Merger Consideration, the “fair value” of their shares, as determined by the Court of Chancery of the State of Delaware, but only if such holders comply with the procedures set forth in Sections 262 of the DGCL. To exercise these rights, you must make a written demand for appraisal on or prior to                 , 2018, which is the date that is 20 days following the mailing of this information statement, and otherwise comply precisely with the procedures set forth in Section 262 of the DGCL for exercising appraisal rights. For a summary of these procedures, see “Appraisal Rights” beginning on page 73. A copy of Section 262 of the DGCL is reproduced in its entirety and included as Annex C to this information statement. Failure to follow the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to briefly address some questions you may have regarding the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to or incorporated by reference in this information statement, each of which you should read carefully. You may obtain information incorporated by reference in this information statement without charge by following the instructions under “Where You Can Find Additional Information” beginning on page 81.

Q:	What is the proposed transaction and what effects will it have on the Company?

A:

The proposed transaction is the acquisition of the Company by an affiliate of Veritas. Upon the terms and subject to satisfaction or waiver of the conditions under the Merger Agreement, Merger Sub, a wholly-owned subsidiary of Parent, which itself is an affiliate of Veritas, will merge with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent and an affiliate of Veritas. In addition, as previously disclosed, the Company entered into a Stock Purchase Agreement (as amended from time to time, the “VKidz Purchase Agreement”) with Edcity Holding Inc., a Florida corporation (“Edcity”), VSS VKidZ LLC (“VSS VKidZ”, and together with Edcity, the “VKidz Sellers”), VKidz, and VSS-VKidZ, solely in its capacity as Representative (as defined in the VKidz Purchase Agreement), pursuant to which the Company agreed, on the terms and subject to the conditions stated therein, to acquire from the VKidz Sellers all of the issued and outstanding capital stock of VKidz (the “VKidz Acquisition”). The Company will consummate the VKidz Acquisition immediately after the Effective Time.

Q:	What will I be entitled to receive in the Merger?

A:

If the Merger is completed, your shares of Common Stock that are outstanding immediately prior to the Effective Time will be automatically converted into the right to receive a cash payment equal to $14.50 per share, without interest. You will not be entitled to receive shares of the surviving corporation or of Parent or any of their respective affiliates.

Q:	What will option holders receive in the Merger?

A:

If the Merger is completed, each Company Option, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time will be cancelled by virtue of the Merger without any action required on the part of the holder in consideration for the right to receive a cash payment equal to the product of (a) the number of shares of Common Stock subject to such Company Options immediately prior to the Effective Time and (b) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock subject to such Company Option. If the exercise price of a Company Option is more than or equal to $14.50, then no consideration will be paid for that Company Option, and it will be cancelled in the Merger.

Q:	When do you expect the Merger to be completed?

A:

We are working to complete the Merger as soon as possible. We currently expect to complete the Merger promptly after all of the conditions to the Merger have been satisfied or waived. Completion of the Merger is expected to occur either in the fourth quarter of 2018 or the first quarter of 2019. However, the Merger is subject to various closing conditions and it is possible that the failure to promptly meet these closing conditions or other factors outside of the Company’s control could require the Company to complete the Merger at a later time or not at all.

Q:	What happens if the Merger is not completed?

A:

If the Merger is not completed for any reason, the holders of our Common Stock will not receive any payment for their shares in connection with the Merger and your shares will not be canceled. Instead, our Common Stock will remain outstanding and continue to be quoted and traded on Nasdaq. Under specified circumstances, the Company may be required to pay Parent a termination fee of approximately $22 million, plus up to $4 million of expense reimbursement, or Parent may be required to pay the Company a termination fee of approximately $57 million. See “The Merger Agreement—Termination Fee” beginning on page 68.

Q:	What happens if a third party makes an offer to acquire the Company before the Merger is completed?

A:

As a result of the execution and delivery of the Stockholder Written Consent on October 12, 2018, the requisite stockholder approval has been obtained, and the Company has no further ability to negotiate unsolicited alternative acquisition proposals or to terminate the Merger Agreement to enter into a superior proposal. See “The Merger Agreement—No Solicitation” beginning on page 58.

Q:	Why am I not being asked to vote on the Merger?

A:

Applicable Delaware law, our certificate of incorporation and the Merger Agreement require the adoption of the Merger Agreement by the holders of at least a majority of the outstanding shares of Common Stock to approve the Merger. The required stockholder approval was obtained when the Stockholder Written Consent was executed and delivered on October 12, 2018 after the Merger Agreement was executed by VSS-Cambium, the Cambium Majority Stockholder. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy and you are requested not to send us a proxy or your stock certificates at this time.

Q:	Why did I receive this information statement?

A:

You are receiving this information statement because you owned shares of the Company’s Common Stock on the close of business on October 12, 2018, which is the record date for determining stockholders to receive this information statement. Applicable law and securities regulations require the Company to provide you with information regarding the Merger, even though your vote or consent is neither required nor requested to authorize and adopt the Merger Agreement or complete the Merger. This information statement also constitutes notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached to this information statement as Annex C. Upon completion of the Merger, the Company will send a second notice to the persons entitled thereto setting forth the effective date of the Merger as may be required by Section 262(d)(2) of the DGCL.

Q:	Did the Board approve and recommend the Merger Agreement?

A:

Yes. The Board unanimously voted to approve the Merger Agreement and recommend the adoption of the Merger Agreement by the Company’s stockholders. To review the Board’s reasons for recommending the authorization and adoption of the Merger Agreement, see “The Merger—Reasons for the Merger” beginning on page 27.

Q:	Do any of the Company’s directors or executive officers have interests in the Merger that may differ from those of the Company stockholders generally?

A:

You should be aware that the Company’s directors and executive officers may have interests in the Merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. These interests are described in more detail in the section entitled “The Merger—Interests of Our Directors and Officers and Certain Stockholders in the Merger” beginning on page 39. The Board was aware of these interests and considered them, among other matters, in evaluating, recommending and approving the Merger Agreement and recommending the adoption of the Merger Agreement by the Company’s stockholders.

Q:	Should I send in my Company stock certificates now?

A:

No. You will be sent a letter of transmittal with related instructions after completion of the Merger, describing how you may surrender your certificate(s) formerly representing your shares of Common Stock that were outstanding immediately prior to the Effective Time in exchange for the Merger Consideration. Please do NOT return your stock certificate(s) to the Company at this time. Holders of uncertificated shares of Common Stock (i.e., holders whose shares are held in book-entry form) will receive instructions from their bank, brokerage firm or other nominee as to how to effect the surrender of their uncertificated shares of Common Stock in exchange for the Merger Consideration.

Q:	What happens if I sell or otherwise transfer my shares before completion of the Merger?

A:

If you sell or otherwise transfer your shares of Common Stock before completion of the Merger, you will have transferred to the person that acquires your shares of Common Stock the right to receive the Merger Consideration to be received in the Merger and you will lose your appraisal rights. To receive the Merger Consideration or exercise your appraisal rights, you must hold your shares through completion of the Merger.

Q:	Is the Merger subject to the fulfillment of certain conditions?

A:

Yes. Before the Merger can be completed, the Company, Parent and Merger Sub must fulfill or, if permissible, waive, several closing conditions. If these conditions are not satisfied or waived, the Merger will not be completed. See “The Merger Agreement—Conditions to the Merger” beginning on page 66.

Q:	If I did not consent to the adoption of the Merger Agreement, am I entitled to appraisal rights?

A:

Yes. If the Merger is consummated and you did not consent to the adoption of the Merger Agreement or waive your appraisal rights, you are entitled to seek appraisal of the fair value of your shares of Common Stock under Section 262 of the DGCL, a copy of which is attached to this information statement as Annex C, in connection with the Merger, provided that you comply precisely with the procedures set forth in Section 262 of the DGCL, which are described in this information statement in “Appraisal Rights” beginning on page 73.

Q:	What are the U.S. federal income tax consequences of the Merger?

A:

The Merger will be a taxable transaction for U.S. holders of shares of our Common Stock. As a result, any gain recognized by a U.S. holder as a result of the Merger will be subject to U.S. federal income tax and also may be taxed under applicable state, local or other tax laws. With certain exceptions, non-U.S. holders will generally not be subject to U.S. federal income tax on any gain they recognize as a result of the Merger. See “Material U.S. Federal Income Tax Consequences of the Merger to Holders of Common Stock” beginning on page 46.

We urge you to consult your tax advisor on the tax consequences to you of the Merger.

Q:	Where can I find more information about the Company?

A:

The Company files periodic reports and other information with the Securities and Exchange Commission (“SEC”). You may read and copy this information at the SEC’s public reference facilities. Please call the

SEC at (800) SEC-0330 for information about these facilities. This information is also available on the website maintained by the SEC at www.sec.gov. For a more detailed description of the available information, please refer to the section entitled “Where You Can Find Additional Information” beginning on page 81.

Q:	Who can help answer my other questions?

A:

If you have more questions about the Merger, please contact Alliance Advisors at 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003, info@allianceadvisorsllc.com, (833)782-7146. If your broker holds your shares of Common Stock, you should call your broker for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement and the documents to which we refer you in this information statement contain various forward-looking statements, as defined by federal securities laws, which are based on the current expectations and assumptions of, and information currently available to, the Company’s management. When used in this report, the words “believe,” “expect,” “estimate,” “project,” “predict,” “forecast,” “plan,” “anticipate,” “target,” “outlook,” “envision,” “intend,” “seek,” “may,” “will,” or “should,” and similar expressions or words, or the negatives of those words, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof, and readers should be aware that the Company’s actual results could differ materially from those described in the forward-looking statements due to a number of factors, including, without limitation:

•	uncertainties as to the timing of the Merger;

•	the possibility that various closing conditions, including receipt of regulatory approvals, to the Merger may not be satisfied or waived;

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay Parent a termination fee or reimburse certain expenses;

•	the failure to close or delay in consummating the Merger for any other reason, which may adversely affect our business and the price of our Common Stock;

•	risks related to the financing of the Merger;

•	the outcome of any legal proceedings that have been or may be instituted against the Company and others related to the Merger Agreement;

•

the effects of disruption caused by the transactions contemplated by the Merger Agreement making it more difficult to maintain relationships with or retain employees, customers, suppliers, licensees, other business partners or governmental entities;

•	the amount of costs, fees, expenses and charges related to the Merger;

•	the potential adverse effect on our business, properties or operations because of certain covenants we agreed to in the Merger Agreement;

•	the diversion of management’s attention from ongoing business concerns as a result of the Merger;

•	the risk that the Merger disrupts current plans and operations as a result of the announcement and consummation of the Merger; and

•

such other factors, including the impact of legislative, regulatory and competitive changes and other risk factors relating to the industries in which the Company operates, as are set forth in the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the SEC including, without limitation, the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as such risk factors may have been updated by the Company’s subsequent filings with the SEC.

See “Where You Can Find Additional Information” beginning on page 81. Any forward-looking statements should be considered in light of these factors. Unless otherwise required by law, the Company undertakes no obligation, and expressly disclaims any obligation, to update or publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, or otherwise.

THE PARTIES TO THE MERGER AGREEMENT

Company

Cambium Learning Group, Inc.

17855 Dallas Parkway, Suite 400

Dallas, Texas 75287

Phone: (888) 399-1995

The Company, a Delaware corporation, is an award-winning educational technology solutions leader dedicated to helping all students reach their full potential through individualized and differentiated instruction. Using a research-based, personalized approach, Cambium Learning Group delivers software as a service (SaaS) resources and instructional products that engage students and support teachers in fun, positive, safe and scalable environments. These solutions are provided through Learning A-Z® (“LAZ”) (online differentiated instruction for elementary school reading, writing and science), ExploreLearning® (“EL”) (online interactive math and science simulations and a math fact fluency solution) and Voyager Sopris Learning® (“VSL”) (blended solutions that accelerate struggling learners to achieve in literacy and math and professional development for teachers).

For more information about the Company, please visit the Company’s website at https://www.cambiumlearning.com/. The information on the Company’s website, other than securities filings that are otherwise incorporated herein by reference, is not incorporated into, and does not form a part of, this information statement. Detailed descriptions of the Company’s business and financial results are contained in our Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated in this information statement by reference. See “Where You Can Find Additional Information” beginning on page 81.

Parent

Campus Holding Corp.

c/o Veritas Capital Fund Management, L.L.C.

9 West 57th Street, 29th Floor

New York, New York 10019

Phone: (212) 415-6700

Parent is a Delaware corporation and an affiliate of Veritas, a leading private equity firm that invests in companies that provide critical products and services, primarily technology and technology-enabled solutions, to government and commercial customers worldwide, including those operating in the aerospace and defense, healthcare, technology, national security, communications, energy, government services and education industries. Veritas seeks to create value by strategically transforming the companies in which it invests through organic and inorganic means. For more information on Veritas and its current and past investments, visit www.veritascapital.com. The information on Parent’s website is not incorporated into, and does not form a part of, this information statement.

Merger Sub

Campus Merger Sub Inc.

c/o Veritas Capital Fund Management, L.L.C.

9 West 57th Street, 29th Floor

New York, New York 10019

Phone: (212) 415-6700

Merger Sub is a Delaware corporation that was formed by Parent solely for the purpose of completing the Merger with the Company. Merger Sub is a wholly-owned subsidiary of Parent and has not engaged in any business to date, except for activities incidental to its incorporation and activities undertaken in connection with the Merger and the other transactions contemplated by the Merger Agreement.

THE MERGER

The following is a description of the material aspects of the Merger. For additional information, please refer to the Merger Agreement, which is attached to this information statement as Annex A. We encourage you to read carefully this entire information statement for a more complete understanding of the Merger.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement by the Company. In this process, management, members of the Board and other representatives of the Company held many conversations, both by telephone and in-person, about the potential transaction and alternatives. The description below covers only the key events leading up to the execution of the Merger Agreement and does not purport to catalogue every related conversation involving, among or between such representatives.

Beginning in January 2018, certain members of the Board affiliated with the Cambium Majority Stockholder began preliminary discussions with representatives of Macquarie regarding potential strategic alternatives available to the Company, including a possible sale of the Company. The Company approached Macquarie based on the Company’s prior experience with certain representatives of Macquarie who the Company believed were knowledgeable about the education industry and had the requisite experience to assist the Company in evaluating strategic alternatives.

On January 31, 2018, representatives from Macquarie met with certain Board members affiliated with the Cambium Majority Stockholder (Messrs. Jeffrey T. Stevenson and David F. Bainbridge) and other representatives from the Cambium Majority Stockholder, for a high level discussion regarding, among other things, a review of potential strategic alternatives available to the Company based on publicly available information about the Company. On February 7, 2018, February 15, 2018 and February 27, 2018, Mr. Bainbridge, along with other representatives from the Cambium Majority Stockholder and its affiliates, met with representatives of Macquarie to further discuss matters relating to a potential sale and potential buyers. During the month of March 2018, Barbara Benson, Chief Financial Officer of the Company, discussed with representatives from Macquarie the terms of a potential engagement. On March 28, 2018, the Company executed an engagement letter engaging Macquarie as its financial advisor in connection with potential strategic alternatives, including a possible sale of the Company (collectively known to the Board as “Project Campus”); the engagement did not include Macquarie providing any advice to the Board with respect to the VKidz Acquisition described below. On April 11, 2018, the Board held an in-person meeting in Tucson, Arizona. In attendance were certain key members of the Company’s management. During the meeting, Mr. Bainbridge led the Board in a strategic discussion regarding present market opportunity for “Project Campus”.

During the April 11, 2018 Board meeting, Mr. Bainbridge also provided an overview of the strategic fit between VKidz and the Company including their complementary product offerings and operational strengths. Mr. Bainbridge next summarized the benefit resulting from the strategic fit including increased scale, increased percentage of digital subscription revenue, faster growth rate, broader addressable market, as well as achievable cost and revenue synergies and management talent. Mr. John Edelson, the President of VKidz, also presented the Board with an overview of the VKidz business. The Board determined that it was advisable to form a special committee of the Board (the “Special Committee”), composed entirely of independent and disinterested directors, for purposes of reviewing a possible transaction involving VKidz. The Special Committee consisted of Messrs. Clifford K. Chiu, Walter G. Bumphus and Thomas Kalinske, and engaged independent professional advisors to assist it in evaluating the VKidz Acquisition.

On May 10, 2018, the Special Committee, together with the Audit Committee of the Board, unanimously issued their approvals, in accordance with their respective mandate and charter, regarding the VKidz Acquisition pursuant to the VKidz Purchase Agreement, among the Company, the VKidz Sellers, VKidz and VSS-VKidZ, solely in its capacity as Representative thereunder, whereby the Company would acquire all of the issued and outstanding capital stock of VKidz pursuant to the terms therein.

On May 14, 2018, the Company publicly announced that it initiated a review of strategic alternatives to maximize shareholder value and that such strategic alternatives could include a sale of the Company or a sale of a division or divisions thereof, a strategic merger, a business combination or continuing as a standalone entity executing on its business plan. It also disclosed that it had entered into the VKidz Purchase Agreement, pursuant to which the Company agreed to acquire from the VKidz Sellers all of the issued and outstanding capital stock of VKidz on the terms and subject to the conditions stated therein, including, among others, consummation of a “Purchaser Change of Control Transaction” (as defined in the VKidz Purchase Agreement, which includes the Merger) and the Company’s right to terminate the agreement if it determines that consummation of the VKidz Acquisition would interfere in any way with the consummation of a Purchaser Change of Control Transaction. The Company believed there are important synergies and product extensions to be achieved from the combination of the two companies that would ultimately benefit the Company’s stockholders.

On June 1, 2018, at the request of the Board, Macquarie began contacting a total of 99 parties to solicit their interest in a potential acquisition of the Company with a focus as to a transaction, with or without VKidz, that would generate the highest price per share of our Common Stock. Of these parties, 20 were potential strategic buyers and 79 were potential financial buyers.

On June 14, 2018, the Board held a telephonic meeting that, at the request of the Board, was also attended by certain members of the Company’s management (namely, Scott McWhorter, General Counsel, and Barbara Benson, Chief Financial Officer), as well as representatives from Macquarie, the Cambium Majority Stockholder and its affiliates, and the Company’s outside counsel, Lowenstein Sandler LLP (“Lowenstein Sandler”). The Board discussed the review of strategic alternatives. Among other things, the representatives of Macquarie reviewed and discussed recent M&A activity in the education market and the proposed sale process for the Company.

During the months of June and early July 2018, the Company executed non-disclosure agreements (“NDAs”) with 61 potential buyers. Most of the NDAs included a customary standstill provision designed to provide the Board with control over the bid review process, as well as public disclosures with respect to such process, and afforded the Board the ability to maximize stockholder value with respect to proposals received during the course of such process.

On June 25, 2018, at the request of the Company, Macquarie began providing potential buyers that had signed NDAs with certain information regarding the Company prepared or approved by the Company, including the Confidential Information Memorandum (the “CIM”), which, among other things, contained non-public information and internal management projections regarding the Company, which included certain projections relating to VKidz where noted. The CIM was shared with 59 parties.

On July 2, 2018, at the request of the Board, Macquarie solicited non-binding indications of interest from the potential buyers that received the CIM. In the letter describing the first-round of the sales process, potential buyers were instructed that their indications should clearly state if their indication of interest contemplated the acquisition of VKidz together with the Company, or not. Bidders were informed that the Company had pursued the VKidz Acquisition because it believed, and continued to believe, there are important synergies and product extensions to be achieved from the combination of the two companies. The letter requested initial indications of interest by 12:00 pm ET on July 23, 2018.

Over the next few weeks of July 2018, the Company, with the assistance of Macquarie, responded to questions and requests for information regarding the Company and the sale process from potential buyers. The Company then initiated in-person fireside chats in New York City with 15 potential buyers during the week of July 16, 2018. John Campbell, the Chief Executive Officer of the Company, and Ms. Benson also met in-person or telephonically with the 15 potential buyers to discuss the Company. Of the 15 that the Company had direct communication with, two were potential strategic buyers and the rest were potential financial buyers.

On July 23, 2018, the Company received non-binding written indications of interest from 11 potential buyers, each of which contemplated the Company’s prior or contemporaneous acquisition of VKidz. Of the 11 that submitted written indications of interest, two were potential strategic buyers and the rest were potential financial buyers. The price per share offers ranged from $10.50 per share to $15.00 per share of our Common Stock.

On July 24, 2018, the Board held a telephonic meeting that was also attended by certain members of the Company’s management (namely, Mr. McWhorter and Ms. Benson), as well as representatives from Macquarie, the Cambium Majority Stockholder and its affiliates and Lowenstein Sandler. Macquarie provided the Board with an update on the sale process including a summary of the indications received from potential buyers in the first round. Following the discussion, the Board directed Mr. Campbell, Ms. Benson, Mr. Paul Fonte, Chief Technology Officer, Mr. Patrick Marcotte, President of LAZ, Mr. David Shuster, President of EL, and Mr. Aaron Ingold, President of VSL, and requested Mr. Edelson to engage in further discussions and diligence with ten of the potential buyers that had provided initial indications (an eleventh bidder was dropped from consideration based on its comparatively lower offer price).

On August 1, 2018, a draft of the Company’s proposed form of merger agreement, prepared by Lowenstein Sandler in consultation with Company management, was provided to the Board.

From the end of July 2018 through early August 2018, management presentations commenced with each of the ten potential buyers that requested them. Three of the ten management presentations were followed by an accompanying dinner with the Company’s management. The parties were also given access to a virtual data room and received third party diligence reports, including the accounting due diligence report prepared by FTI Consulting, the Company’s quality of earnings consulting firm (“FTI”) and the market due diligence report prepared by Oliver Wyman, who was previously engaged by the Company to conduct market research.

On August 9, 2018, at the request of the Company, Macquarie requested revised non-binding indications of interest from the ten potential buyers that had advanced to the second round of the bidding process. The potential buyers were instructed to provide revised indications by 12:00 pm ET on September 6, 2018, and that the revised indications should specify a per share value (not a valuation range). The potential buyers were further informed that they would soon receive an auction draft of the Company’s preferred form of merger agreement and requested issues memoranda regarding such form of merger agreement.

One week later, on August 14, 2018, the auction draft of the Company’s proposed form of merger agreement was provided to the ten potential buyers.

Throughout August 2018, the Company’s management, led by Ms. Benson, held telephonic meetings with nine potential buyers that requested them, providing them with financial reports and trends. Some of the potential buyers requested follow-up calls regarding the Company’s financials. Two potential buyers requested a separate call to address the tax implications of the transaction.

In the latter half of August 2018, the Company provided extensive product demonstrations to the potential buyers, including its LAZ, EL and VSL product lines, as well as regarding VKidz’s product lines. Some of these meetings were held online through WebX while others were in-person, including an in-person meeting with Parent on August 29, 2018 in New York City.

On August 24, 2018, three of the potential buyers requested a work paper review, attended by the Company’s auditor and their respective auditors.

In August and September of 2018, the Company arranged for FTI to participate on diligence calls with four of the potential buyers, so that FTI could provide an overview of its quality of earnings reports and respond to other detailed questions. Also during this time, Oliver Wyman provided market presentations to four potential buyers.

On August 30, 2018, Parent’s counsel, Schulte Roth & Zabel LLP (“Schulte”) had a telephonic conference with Lowenstein Sandler to discuss high-level issues anticipated for Schulte’s issues memorandum with respect to the auction bid draft of the merger agreement.

On September 4 and 13, 2018, the Company engaged in legal diligence calls with two of the potential buyers. Also on September 4, 2018, Mr. Campbell held telephonic meetings with another two of the parties.

During this same time, the Company began to hold in-person technology meetings in Ann Arbor, Michigan. The meetings were attended by the potential buyers and the Company and their respective technology advisors and consultants.

At the conclusion of the second round of the process, on September 6, 2018, the Company received revised indications of interest from six potential buyers, one of which was a potential strategic buyer. Of the ten parties that had advanced after submitting initial indications, four had declined to continue their participation as of the second round bid deadline. The price per share offers ranged from $10.58 per share to $13.50 per share. Of note, the bidders that offered $15.00 per share (or a range that went up to $15.00 per share) in the previous round had revised their offer prices in this round, indicating that their bids were uncompetitive compared to others received in this second round. All of the potential buyers advised that they would like to include the VKidz Acquisition. Only Parent requested exclusivity at this time, which was declined by the Company.

On September 10, 2018, the Board held a telephonic meeting to review the revised indications of interest received in the second round of the process. The meeting was also attended by certain members of the Company’s management (namely, Mr. McWhorter and Ms. Benson), as well as representatives from Macquarie, the Cambium Majority Stockholder and its affiliates and Lowenstein Sandler. At the Board’s request, representatives of Macquarie summarized the revised indications of interest received from the six potential buyers, one of which was a potential strategic buyer, and Lowenstein Sandler summarized the issues memoranda received from those potential buyers as to the proposed form of merger agreement. Following discussion and deliberation with the assistance of its legal and financial advisors, the Board resolved to advance the potential buyers with the top three revised indications to the final round of bidding, as this would still allow for a competitive process, but would not be unwieldy or dissuade the potential buyers from continued engagement in the process: Parent, Participant 1 and Participant 2. Parent had submitted an offer price of $12.35 per share, Participant 1 had submitted an offer price of $13.50 per share and Participant 2 had submitted an offer price at a range of $12.50 to $13.25 per share. Parent and Participant 2 were financial sponsors, while Participant 1 was considered to be a strategic buyer.

On September 13, 2018, Schulte conducted a lengthy legal diligence call with the Company. Schulte followed up on such call, by conducting an antitrust diligence call with the Company and Lowenstein Sandler on September 26, 2018.

On September 14, 2018, Schulte had a telephonic conference with Lowenstein Sandler to discuss its issues list on behalf of Parent regarding the auction draft of the merger agreement. On the same date, counsel to Participant 1 had a telephonic conference with Lowenstein Sandler to discuss its issues list regarding the auction draft of the merger agreement.

Participant 1 held on-site product strategy and sales sessions concerning LAZ, EL and VSL throughout the week of September 17, 2018. Each of the respective LAZ, EL and VSL product teams attended these sessions. Participant 1 also held telephonic meetings with Ms. Lin Feinberg, Chief Financial Officer of VKidz, regarding VKidz tax and finance questions. During this same time, Participant 2 met with Ms. Benson, Ms. Feinberg,

Mr. Fonte, Mr. Scott Halphen, the Company’s Chief Accounting Officer, and Mr. Brad Keith, the Company’s Controller, to discuss VKidz synergies and shared services. Participant 2 also engaged in EL, VSL and VKidz business and technology diligence sessions with each of their respective management teams.

On September 17, 2018, Schulte had a telephonic conference with Lowenstein Sandler regarding legal diligence. On that date, the Company also signed a clean team confidentiality agreement with the potential strategic buyer, Participant 1. On the same day, counsel for Participant 2 had a telephonic conference with Lowenstein Sandler to discuss their comments on the merger agreement (as Participant 2 had provided a full markup of the merger agreement in the second round of the process, rather than the abbreviated issues memorandum that had been requested by, and provided by the other potential buyers to, the Company).

On September 20, 2018, counsel for Participant 1 had a lengthy legal diligence call with the Company.

On September 20, 2018, at the request of the Company, Macquarie requested that Parent, Participant 1 and Participant 2 submit final written binding letters of intent. The instructions as to the final-round process advised that the final bids should be submitted by 12:00 pm ET on October 10, 2018, and that final bids must provide a specific per share value (not a valuation range). The bidders were also instructed that they should provide, by no later than 12:00 pm ET on September 28, 2018, redlined transaction documents (the merger agreement, accompanying disclosure schedules, limited guarantee, equity commitment letter and any other documents that would be required at the time of execution of the Merger Agreement (collectively, the “Bid Transaction Documents”)) that they would be prepared to execute on such date.

During the week of September 24, 2018, representatives from Parent met with Mr. Edelson and Ms. Feinberg. Parent also commenced EL and VKidz business and technology diligence sessions with each of their respective management teams. Later in the week, Mr. McWhorter held telephonic meetings with Parent regarding human resources and potential tax issues.

On September 24, 2018, Schulte conducted a legal due diligence call with the management of VKidz, and on September 27, 2018, Schulte conducted a legal due diligence call with the management of VKidz regarding employment matters. On September 26, 2018, counsel for Participant 1 conducted a legal due diligence call with the management of VKidz.

On September 28, 2018, counsel for Participant 1 conducted a legal due diligence call with the Company and Lowenstein Sandler. Between September 26 and 28, 2018, Macquarie, at the request of the Company, contacted each bidder telephonically to remind them, when developing their final bids, that Cambium’s goal is to maximize the value of the per share consideration for Cambium’s stockholders.

On September 28, 2018, the Company received markups of the Bid Transaction Documents from the three potential buyers. On October 2, 2018, the Company received further markups of the equity commitment letter and limited guarantee from Parent.

From September 28 until October 3, 2018, Lowenstein Sandler worked with members of Company management to review, and provide responsive markups on, each of the three potential buyer’s Bid Transaction Documents. During such time, Lowenstein Sandler engaged with counsel for the potential buyers via telephone conferences to provide feedback on the Bid Transaction Documents received by them.

On October 1, 2018, Lowenstein Sandler on behalf of the Company requested that representatives of Macquarie inform potential buyers that they should submit bids producing the highest price per share of our Common Stock, regardless of whether it included the VKidz Acquisition. In accordance with such instructions, Macquarie informed each potential buyer that the Board remained focused on achieving the highest per share price for our Common Stock; their bids were not required to include the Company’s prior or contemporaneous acquisition of VKidz; their bid would not be considered advantaged or disadvantaged if it included or excluded the Company’s prior or contemporaneous acquisition of VKidz; the bid process required that each potential bidder expresses its bid as a per share price for our Common Stock with an indication if such price includes or excludes the Company’s prior or contemporaneous acquisition of VKidz; and, if they chose to premise their bid on the Company’s prior or contemporaneous acquisition of VKidz, they were free to express their bid in any manner that would convey the highest value for the shares of our Common Stock.

On October 3 and October 4, 2018, Lowenstein Sandler provided responsive markups of the merger agreements to counsel for each of Parent, Participant 1 and Participant 2, each redlined against their respective markup and the auction bid draft. On October 4, 2018, Lowenstein Sandler provided responsive markups of the guarantee and equity commitment letter to counsel for each of Participant 1 and Participant 2 and a responsive markup of Parent’s equity commitment letter to Schulte, each redlined against their respective markup and the Company’s initial proposed forms. On October 5, 2018, Lowenstein Sandler provided responsive markups of the disclosure schedules to counsel for each of Parent, Participant 1 and Participant 2, each redlined against their respective markup and the Company’s initial proposed form. Also on that date, Lowenstein also provided a responsive markup of the guarantee with Parent to Schulte, redlined against its markup and the Company’s initial proposed form.

During the first two weeks of October 2018, the Company, with the assistance of Macquarie and Lowenstein Sandler, continued to actively respond to informational requests from the three potential buyers. During the first week, Parent, Participant 1 and Participant 2 each met with Mr. Campbell, Ms. Benson and representatives of LAZ and VSL for a third quarter and year-to-date performance update. Parent attended dinner meetings with Messrs. Campbell and Edelson on October 4 and October 9, 2018, respectively. On October 4, 2018, Schulte had a legal diligence call with the Company and Lowenstein Sandler, as well as a call with just Lowenstein Sandler to discuss its responsive markup of the Bid Transaction Documents, particularly the merger agreement, provided by Schulte during the final round. On October 5, 2018, counsel and the tax advisor for Participant 1 had a diligence call with Lowenstein Sandler to discuss certain tax matters. On October 8, 2018, counsel for Participant 2 had a legal diligence call with Lowenstein Sandler and the Company’s management. On the same date and then again on October 9, 2018, Schulte and Lowenstein Sandler had another call to discuss the Company’s position, and Lowenstein Sandler’s responsive markup, with respect to the merger agreement.

On October 10, 2018, Parent, Participant 1 and Participant 2 submitted their final bids consisting of bid cover letters, final, executable Bid Transaction Documents, and draft debt commitment papers. Of the three bids, proposals from both Parent and Participant 2 included the acquisition of VKidz, and the proposal from Participant 1 did not include VKidz.

On October 11, 2018, the Board held a telephonic meeting attended by all Board members, as well as, at the request of the Board, certain members of the Company’s management, and representatives from Macquarie, the Cambium Majority Stockholder and its affiliates, Lowenstein Sandler and Richards Layton & Finger, P.A., Delaware counsel to the Company, to review the final round of proposals. Prior to the meeting, the Board received an agenda, materials summarizing the sale process to date and the three bid proposals, Lowenstein Sandler’s markups of the Bid Transaction Documents received from Parent and Participant 1 (the two highest bid proposals), a comparison chart of the final proposed terms of each merger agreement prepared by Lowenstein Sandler and draft Board resolutions. At the request of the Board, Macquarie reviewed the process to date and the proposals received from the three remaining potential buyers. In addition, at the request of the Board, Macquarie reviewed and discussed its preliminary financial analyses with respect to the Company, as discussed further below. A representative of Lowenstein Sandler provided an overview of the process and proposed Bid Transaction Documents from the potential buyers. A representative of Lowenstein Sandler also provided a presentation to the Board regarding its fiduciary duties with respect to the bid selection process, during which representatives from Macquarie were excused from the meeting.

During the meeting, the Board discussed the three bid proposals. Parent offered all cash merger consideration of $13.00 per share and also included the VKidz Acquisition. (Parent had previously offered

$12.35 per share in the second round, assuming the VKidz Acquisition). Parent also advised that they would work with the Company’s management to ensure proper programs would be in place to provide incentives to employees. Parent advised that it was prepared to execute definitive Bid Transaction Documents immediately. Participant 1 offered all cash merger consideration of $13.50 per share but did not include the VKidz Acquisition. (Participant 1 had previously offered $13.50 per share in the second round, assuming the VKidz Acquisition). Participant 1 also conveyed that it was prepared to execute definitive Bid Transaction Documents immediately. Participant 2 offered all cash merger consideration of $12.50 per share and included the VKidz Acquisition. (Participant 2 had previously offered a range of $12.50-$13.25 per share at the conclusion of the second round of the process, assuming the VKidz Acquisition). Participant 2 advised that they would be able to work with the Company to finalize Bid Transaction Documents, including amending and restating the VKidz Purchase Agreement to provide for cash consideration, by October 14, 2018, if not sooner. Participant 2 requested a brief period of exclusivity otherwise its bid proposal would terminate at 5:00 pm ET on October 12, 2018.

The Board also reviewed and compared the Bid Transaction Documents that Parent and Participant 1 represented they were prepared to execute immediately. Parent’s merger agreement provided greater certainty around antitrust approval and its commitment to pursue the same, as well as greater certainty around financing and its commitment to pursue the same. Participant 1’s merger agreement provided only limited certainty relating to antitrust approval, limited certainty relating to financing, and required a minimum 60 day period before which, even if all other conditions were satisfied, closing could occur.

At the conclusion of the meeting, the Board instructed Macquarie and Lowenstein Sandler to request best and final offers from Parent and Participant 1.

After the Board meeting concluded, Lowenstein Sandler provided further markups of the Bid Transaction Documents, including markups of draft debt commitment papers, to counsel for Parent and Participant 1. As instructed by the Board, representatives of Macquarie informed the two remaining potential buyers to provide their “best and final” per share price offer and executable documents by 10:30 am ET on the following day, October 12, 2018. As previously instructed, Macquarie reminded the two final bidders that the Board was focused on achieving the highest per share price for our Common Stock; there was no requirement to include the VKidz Acquisition in their bids; a bid would not be considered advantaged or disadvantaged if a potential buyer chose to include or exclude the VKidz Acquisition in its bid; and, if a potential buyer chose to include the VKidz Acquisition, such potential buyer was free to express its bid in any manner that conveys the highest value per share of our Common Stock.

In the late evening of October 11, 2018 and early morning of October 12, 2018, Lowenstein engaged with Schulte and counsel for Participant 1 regarding open points of discussion in the Bid Transaction Documents, particularly the Merger Agreement.

The Company received final bids from Parent and Participant 1 in the late morning of October 12, 2018. Participant 1 proposed a price of $14.00 per share, which did not include consummating the VKidz Acquisition. Parent proposed a per share offer price of $14.50 to the Company’s stockholders, and a price of $11.50 per share for our Common Stock to be issued as consideration in connection with the VKidz Acquisition. The Bid Transaction Documents received from Parent also included a proposed draft amendment to the VKidz Purchase Agreement to, among other things, provide Parent with the ability to seek representation and warranty insurance, and to have the sellers of VKidz waive their appraisal rights in connection with the Merger.

Parent’s proposed amendment to the VKidz Purchase Agreement was shared with Edcity and Mr. Edelson, and their counsel, Perlman, Bajandas, Yevoli & Albright, P.L. (“PBYA”). Lowenstein Sandler also confidentially shared the draft merger agreement proposed by Parent with PBYA. It was confirmed that the VKidz Sellers would waive their appraisal rights in connection with the Merger, pursuant to the terms of the proposed amendment to the VKidz Purchase Agreement.

In the early afternoon on October 12, 2018, the Board held a telephonic meeting attended by the full Board, certain members of the Company’s management, and representatives of Macquarie and Lowenstein Sandler, in order to review the final two offers.

Later in the afternoon on October 12, 2018, the Special Committee of the Board, which on May 10, 2018, had previously declared advisable, fair to and in the best interests of the Company’s stockholders for the Company to enter into the VKidz Purchase Agreement and consummate the VKidz Acquisition pursuant to the terms therein, reconvened to discuss the draft second amendment to the VKidz Purchase Agreement proposed by Parent with its final Bid Transaction Documents. The Special Committee, who was advised by its own advisors, unanimously approved and declared advisable, fair to and in the best interests of the Company’s stockholders, the proposed second amendment to the VKidz Purchase Agreement.

In the early evening on October 12, 2018, after the close of trading on Nasdaq, the Board again reconvened by telephone to discuss the final two offers. Prior to the meeting, the Board received a revised draft of Board resolutions. At the meeting, Macquarie reviewed and discussed its financial analyses with respect to the Company and the proposed Merger. Thereafter, at the request of the Board, Macquarie rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of Macquarie’s written opinion addressed to the Board dated as of the same date), as to, as of October 12, 2018, the fairness, from a financial point of view, to the holders of our Common Stock, other than the Excluded Holders, of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement after giving effect to but without addressing the proposed VKidz Acquisition. The Board also took into consideration that the proposed Merger would trigger certain previously negotiated and previously disclosed transaction fees, plus reimbursement of related expenses, payable by the Company to VSS or its designee and that the VKidz Acquisition would trigger certain previously negotiated transaction fees, plus reimbursement of related expenses, payable by VKidz to VSS-VKidZ or its affiliated designee. The aggregate amount of such transactions fees from both the Merger and the VKidz Acquisition payable to VSS and its related affiliates is equal to approximately $7,876,000, subject to adjustment. After further discussion, on motions duly made and seconded, the Board unanimously (i) determined that the terms and provisions of the Merger Agreement and the transaction contemplated thereby, including the Merger, are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) resolved to recommend to the stockholders of the Company that such holders adopt the Merger Agreement, and (iv) directed that the Merger Agreement be submitted to the holders of Common Stock, including the Cambium Majority Stockholder for adoption. The Board also resolved to take the following actions: (x) exercise its right to accelerate the outstanding Company Options immediately prior to the Merger; and (y) affirmatively determine that Parent and Merger Sub are each to be deemed an “Exempt Person” under the terms of the Company’s Tax Asset Protection Rights Agreement, dated as of September 21, 2016 (the “Rights Agreement”), with Equiniti Trust Company (successor of interest of Wells Fargo Bank, National Association), as Rights Agent thereunder.

Bid Transaction Documents were executed with Parent and its Merger Sub, as of October 12, 2018, and an executed Debt Commitment Letter was delivered to the Company. The Company, VKidz and the VKidz Sellers also executed and delivered the second amendment to the VKidz Purchase Agreement. The Cambium Majority Stockholder executed and delivered to Parent its agreement as to its post-closing non-solicitation and no-hire covenant.

In accordance with the terms of the Merger Agreement stating that the Cambium Majority Stockholder’s written consent to the Merger would be delivered no later than 8:30 pm ET on the date immediately following the date of execution and delivery of the Merger Agreement, the Cambium Majority Stockholder delivered its executed written consent at approximately 10:00 pm ET on October 12, 2018.

A press release announcing the Merger was disseminated on October 15, 2018 at approximately 6:15 am ET and the Company filed disclosure of the Merger on a Current Report on Form 8-K shortly thereafter.

On November 1, 2018, the Special Committee and the Audit Committee reconvened to consider a proposed third amendment to the VKidz Purchase Agreement with the other parties thereto (the “Amendment”). The Amendment changes the form, but not the amount, of consideration to be issued by the Company to the VKidz Sellers from shares of Common Stock to cash, for the purpose of simplifying the closing mechanics of the VKidz Purchase Agreement. Pursuant to the terms of the Amendment, in lieu of shares of Common Stock, the Excluded Holders would receive an aggregate cash payment in the amount of $77,533,000, which is the product of (i) 6,742,000 shares of Common Stock that were to be issued to the VKidz Sellers prior to the Amendment and (ii) the fixed per share price of $11.50, which represents the per share consideration the VKidz Sellers would have received under the Merger Agreement had they been issued Common Stock. On November 1, 2018, the Special Committee voted unanimously to recommend that the Company adopt and enter into the Amendment and the Audit Committee unanimously voted to adopt the recommendations of the Special Committee. On November 8, 2018, the Company and the other parties to the VKidz Purchase Agreement entered into the Amendment. In addition, on November 8, 2018, the Company, Parent and Merger Sub confirmed their intention and agreement to consummate the VKidz Acquisition immediately after the Effective Time. As a result, the Excluded Holders will receive as consideration an aggregate cash payment in the amount of $77,533,000, and will neither beneficially own, immediately prior to the Effective Time, any shares of Common Stock, nor receive any Merger Consideration pursuant to the Merger Agreement, rather, the Excluded Holders will receive the consideration, in the form of cash, as set forth in the VKidz Purchase Agreement.

Reasons for the Merger

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Board consulted with senior management of the Company, as well as representatives of Macquarie and Lowenstein Sandler. In the course of making the determination that the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders, approving and declaring advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and recommending that the holders of our Common Stock vote in favor of the adoption of the Merger Agreement, the Board considered numerous factors, including the following material factors and benefits of the Merger:

•

The fact that the price proposed by Parent reflected extensive negotiations between the parties and their respective advisors, and represented the highest bona fide per share price (supported by committed financing) that the Company was offered for the shares of our Common Stock after a broad competitive solicitation of interest and the Company’s belief that the agreed price was the highest price per share Parent was willing to agree to;

•

The fact that the Board, with the assistance of the senior management of the Company, as well as representatives of Macquarie and Lowenstein Sandler, conducted a broad, lengthy and thorough sale process, after publicly announcing that the Company commenced a process for exploring strategic alternatives, that sought offers to purchase from an initial global group of 99 potential parties, including financial and strategic investors, 61 of whom elected to enter into NDAs and received information related to the Company, and that, following extensive due diligence and negotiations, the Board believed that the Merger Consideration to be paid by Parent reflected the highest per share value reasonably available for the Company’s stockholders. The bidding process is more fully described under “The Merger—Background of the Merger” beginning on page 19 of this information statement;

•

The fact that the Board believed that there were no other potential buyers that would be reasonably likely to engage in a transaction in the near term at a price per share greater than the price being offered by Parent and on other acceptable terms. After the Company announced that it was seeking strategic alternatives when it filed a Current Report on Form 8-K with the SEC on May 17, 2018 and after a long, robust auction process, the Board believed that Parent was the most viable party left in the sale process. In contrast with Parent, the Board believed that Participant 1 could not agree to the same level of commitment relating to antitrust approval and financing in order to provide the Company with assurance of a timely and more certain closing of the Merger. The bidding process is more fully described under “The Merger—Background of the Merger” beginning on page 19 of this information statement;

•

The fact that the Merger Consideration of $14.50 per share to be received by the Company stockholders in the Merger represents a significant premium over the historical market prices at which shares of our Common Stock traded prior to the Company’s announcement that it commencing a process to explore strategic alternatives on May 14, 2018, when the Common Stock traded at $10.50 per share, or when first and second round bids were due during the sale process, when trading of the Common Stock closed at $12.20 per share on July 23, 2018 and $12.61 per share on September 6, 2018, respectively, or at the close of markets on October 12, 2018 when it was $12.07 per share;

•

The fact that the Merger Consideration is all cash, which provides liquidity and certainty of value to the Company’s stockholders, enabling them to realize value that had been created pursuant to the recent increase in the Company’s stock price, while eliminating long-term business and execution risk;

•

The Company’s current and historical financial condition, results of operations, competitive position, strategic options and prospects, as well as the financial plan and prospects if the Company were to remain an independent public company and the potential impact of those factors on the trading price of our Common Stock (which cannot be quantified numerically);

•	The prospective risks to the Company as an independent public company, including the risks and uncertainties with respect to:

•	Achieving the Company’s growth plans in light of the current and foreseeable market conditions, including the risks and uncertainties in the U.S. and global economy generally,

•

Competing with the Company’s competitors in a market with increasing industry consolidation and the risk that potential opportunities could diminish in the future as the Company’s competitors continue to pursue acquisitions, and

•	The other “risk factors” set forth in the Company’s Form 10-K for the fiscal year ended December 31, 2017;

•

The support of the Cambium Majority Stockholder, which controlled approximately 68.4% of the aggregate outstanding shares of our Common Stock as of October 12, 2018, who will be receiving the same form and amount of Merger Consideration for its shares of our Common Stock as all other stockholders;

•

The financial analyses reviewed and discussed with the Board by representatives of Macquarie, as well as the oral opinion of Macquarie rendered to the Board on October 12, 2018 (which was subsequently confirmed in writing by delivery of Macquarie’s written opinion addressed to the Board dated the same date), as to, as of October 12, 2018, the fairness, from a financial point of view, to the holders of our Common Stock, other than the Excluded Holders, of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement after giving effect to but without addressing the proposed VKidz Acquisition;

•	The fact that the Merger Agreement contains customary terms and was the product of arm’s-length negotiations;

•	The availability of appraisal rights to our stockholders who properly exercise their statutory rights under Section 262 of the DGCL (see “Appraisal Rights” beginning on page 73);

•	The experience and reputation of Parent’s affiliate, Veritas; and

•

The definitive agreements between Parent and The Veritas Capital Fund VI, L.P. of committed equity financing, and the Debt Commitment Letter from Royal Bank of Canada, Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., Barclays Bank Plc, Bank of Montreal, BMO Capital Markets Corp., Chain Bridge Opportunistic Funding, LLC to provide debt financing.

The Board also considered and balanced the potentially positive factors against a number of potentially negative factors concerning the Merger, including the following factors:

•

The fact that following the completion of the Merger, the Company will no longer exist as an independent public company and that the Company’s existing stockholders will not be able to participate in any future earnings or growth of the Company, or in any future appreciation in value of shares of our Common Stock;

•

The fact that, while the Merger is expected to be completed, there are no assurances that all conditions to the parties’ obligations to complete the Merger will be satisfied or waived, and as a result, it is possible that the Merger might not be completed, including as a result of a failure by Parent to obtain the financing or regulatory clearance to the standards set forth in the Merger Agreement, as described under “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 66;

•

That, as a condition to paying the Merger Consideration, Parent insisted that the terms of the Merger Agreement: (i) require the Company to deliver a written consent, executed by the Cambium Majority Stockholder, that constitutes the stockholder approval necessary to consummate the Merger not later than 8:30 p.m. local time, New York, New York on the date immediately following the execution and delivery of the Merger Agreement and (ii) prohibit the Company and its representatives from engaging in discussions regarding unsolicited proposals and terminating the Merger Agreement in favor of a superior proposal following the receipt of the Stockholder Written Consent. As discussed above, however, the Board believed that there were no other potential purchasers that would be reasonably likely to engage in a transaction in the near term at a price per share greater than the price being offered by Parent;

•	The fact that the Merger Consideration consists of cash and will therefore be taxable to the Company stockholders for U.S. federal income tax purposes;

•

The risk that the debt financing contemplated by the Debt Commitment Letter (or any alternative financing) might not be obtained, resulting in Parent potentially not having sufficient funds to complete the Merger, and while the Company may seek specific performance, such specific performance may only be sought if debt financing is available to Parent;

•

The fact that the applicable reverse termination fee is not available in all instances where the Merger Agreement may be terminated and may be the Company’s only recourse in respect of termination when it is available;

•	The fact that the guarantors’ monetary damages under the Guarantee cannot exceed the amount of the reverse termination fee payable by Parent and Merger Sub;

•

The possibility of disruption to the Company’s business that could result from the announcement of the Merger and the resulting distraction of management’s attention from day-to-day operations of the business and its ability to attract and retain key employees during the pendency of the Merger;

•	The fact that the Company has incurred and will incur substantial expenses related to the transactions contemplated by the Merger Agreement, regardless of whether the Merger is consummated; and

•

The fact that the Merger Agreement prohibits the Company from taking a number of actions relating to the conduct of its business prior to the closing without the prior written consent of Parent, which may delay or prevent the Company from undertaking business opportunities that may arise during the pendency of the Merger, whether or not the Merger is completed.

During its consideration of the transaction with Parent, the Board was also aware of and considered that the Company’s directors and executive officers may have interests in the Merger that may differ from, or be in addition to, their interests as stockholders of the Company generally, including certain previously negotiated fees payable to VSS and its affiliates in connection with consummation of the Merger and the VKidz Acquisition, as described under “The Merger—Interests of Our Directors and Officers and Certain Stockholders in the Merger” beginning on page 39.

After taking into account all of the factors set forth above, as well as others, the Board unanimously determined that the potentially positive factors outweighed the potentially negative factors. The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but summarizes the material information and factors considered by the Board in its consideration of the Merger. The Board reached the decision to unanimously recommend and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, in light of the factors described above and other factors the Board felt were appropriate.

In view of the variety of factors and the quality and amount of information considered, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination, and individual members of the Board may have given different weights to different factors. The Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, management of the Company, Macquarie, as financial advisor, and Lowenstein Sandler, as legal advisor, and considered the factors overall to be favorable to, and to support, its determinations. It should be noted that this explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 17.

Opinion of the Company’s Financial Advisor

On October 12, 2018, Macquarie rendered its oral opinion to the Board (which was subsequently confirmed in writing by the delivery of Macquarie’s written opinion addressed to the Board dated the same date) as to, as of October 12, 2018, the fairness, from a financial point of view, to the holders of the shares of Common Stock, other than the Excluded Holders, of the Merger Consideration to be received by such stockholders in the Merger pursuant to the Merger Agreement after giving effect to but without addressing the VKidz Acquisition.

Macquarie’s opinion was directed to the Board (in its capacity as such), and only addressed the fairness, from a financial point of view, to the holders of Common Stock, other than the Excluded Holders, of the Merger Consideration to be received by such stockholders in the Merger pursuant to the Merger Agreement after giving effect to but without addressing the Vkidz Acquisition and did not address any other aspect or implication of the Merger. With the Company’s agreement, Macquarie’s financial analyses and opinion did not address the VKidz Purchase Agreement or the VKidz Acquisition. The summary of Macquarie’s opinion in this information statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this information statement, and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Macquarie in preparing its opinion. However, neither Macquarie’s written opinion nor the summary of its opinion and the related analyses set forth in this information statement are intended to be, and they do not constitute, a recommendation to any holder of Common Stock as to how such stockholder should vote or act on any matter relating to the Merger.

In arriving at its opinion, Macquarie, among other things:

(i)	reviewed a draft, dated October 12, 2018, of the Merger Agreement;

(ii)	reviewed certain publicly available business and financial information regarding the Company;

(iii)

reviewed certain other financial and operating information relating to the Company furnished by the management of the Company, including financial projections prepared by the management of the Company relating to the Company for the fiscal years ending December 31, 2018 through December 31, 2022 (the “Company Projections”);

(iv)	discussed the Merger and our business, operations, financial condition and prospects with members of the management of the Company;

(v)

reviewed certain financial and stock market data with respect to the Company and compared that data with similar data for other companies with publicly traded equity securities that Macquarie deemed relevant; and

(vi)	performed such other financial analyses and considered such other information and factors that Macquarie deemed appropriate for purposes of its opinion.

Macquarie did not undertake any responsibility for independently verifying, and did not independently verify, any of the foregoing information, and Macquarie assumed and relied upon the accuracy and completeness of all such information. Management of the Company advised Macquarie, and Macquarie assumed, that the Company Projections were reasonably prepared in good faith on bases reflecting such management’s best currently available estimates and judgments as to the future financial performance and condition of the Company. The Company advised Macquarie, and Macquarie assumed, that the Company Projections were a reasonable basis on which to evaluate the Company and the Merger and, at the Company’s direction, Macquarie used and relied upon the Company Projections for purposes of its analyses and opinion. Macquarie expressed no view or opinion as to the Company Projections or the assumptions upon which they were based. Further, Macquarie relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Macquarie that would be material to its analysis or opinion, and that there was no information or any facts that would make any of the information reviewed by Macquarie incomplete or misleading. In connection with its opinion, Macquarie did not make, or assume any responsibility for making, any physical inspection, independent evaluation of or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor was Macquarie furnished with any such evaluations or appraisals.

Macquarie relied upon and assumed that, except as would not be material to its analysis or opinion, the representations and warranties of each party in the Merger Agreement were true and correct, each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement, all of the conditions to the consummation of the Merger would be satisfied, and the Merger would be consummated in accordance with the terms set forth in the Merger Agreement without waiver, modification or amendment of any terms or provisions thereof. Macquarie further assumed, with the Company’s consent, that, except as would not be material to its analysis or opinion, the Merger would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations and that, except as would not be material to its analysis or opinion, all governmental, regulatory, third-party and other consents, approvals or releases necessary for the consummation of the Merger would be obtained without undue delay, limitation, restriction or condition (including the disposition of businesses or assets). In addition, Macquarie assumed that, except as would not be material to its analysis or opinion, the final form of the Merger Agreement would not differ from the draft of the Merger Agreement reviewed by it.

Macquarie’s opinion did not address the underlying business decision of the Board or the Company to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions available to the Company. Macquarie’s opinion was necessarily based on information made available to Macquarie as of the date of the opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. Macquarie expressed no opinion or view as to the potential effects of the unusual volatility being experienced in the credit, financial and stock markets on the Company or the Merger. Macquarie did not have any obligation to update, revise, reaffirm or withdraw its opinion or to otherwise comment on or consider events occurring or coming to its attention after the date of its opinion.

Macquarie’s opinion only addressed the fairness, from a financial point of view, to holders of Common Stock, other than the Excluded Holders, of the Merger Consideration to be received by such stockholders in the Merger pursuant to the Merger Agreement after giving effect to but without addressing the VKidz Acquisition and did not address any other aspect or implication of the Merger or any consent, agreement, arrangement or understanding provided or entered into in connection therewith or otherwise including, without limitation, (i) the VKidz Acquisition, (ii) the form or structure of the Merger, or any portion thereof, and (iii) the fairness of the amount or nature of, or any other aspect relating to, any compensation or Merger Consideration to be paid or payable to any officers, directors or employees of any parties to the Merger (in their respective capacities as such), or any class of such persons, relative to the Merger Consideration or otherwise. Macquarie’s opinion did not address the individual circumstances of any specific holder of Common Stock with respect to the tax consequences of the Merger or any control, voting or any other rights, aspects or relationships which may distinguish such holders, including without limitation whether any such holder might otherwise seek or be able to obtain a control premium for their shares. Macquarie did not provide any advice or opinion as to matters that require legal, regulatory, accounting, insurance, executive compensation, tax or other similar professional advice. Macquarie assumed that the Company had obtained or would obtain such advice or opinions from appropriate professional sources. Furthermore, Macquarie relied upon the accuracy and completeness of the assessments by the Company and its advisors with respect to all legal, regulatory, accounting, insurance, executive compensation and tax matters. Macquarie did not express any opinion as to whether or not the Company, Parent, its security holders or any other party was receiving or paying reasonably equivalent value in the Merger, the solvency, creditworthiness or fair value of the Company, Parent or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters.

Macquarie’s opinion is for the information and use of the Board (in its capacity as such) in connection with its consideration of the Merger. Macquarie’s opinion does not constitute a recommendation to the Board, the Company, the holders of Common Stock or any other person as to how to act or vote with respect to any matter relating to the Merger.

Under the terms of its engagement, neither Macquarie’s opinion nor any other advice or services rendered by it in connection with the Merger or otherwise, should be construed as creating, and Macquarie will not be deemed to have, any fiduciary, agency or similar duty to the Board, the Company, Parent, any security holder or creditor of the Company, or any other person, regardless of any prior or ongoing advice or relationships. Under the terms of its engagement, Macquarie was retained by the Company as an independent contractor and the opinion and other advice rendered by Macquarie were provided solely for the use and benefit of the Board (in its capacity as such) in connection with its consideration of the Merger. As a matter of state law, Macquarie believes the opinion and other advice of Macquarie may not be used or relied upon by any other person without its prior written consent. See, e.g., Joyce v. Morgan Stanley, 538 F.3d 797 (7th Cir. 2008), HA2003 Liquidating Trust v. Credit Suisse Secs. (USA) LLC, 517 F.3d 454 (7th Cir. 2008) and Collins v. Morgan Stanley Dean Witter, 224 F.3d 496 (5th Cir. 2000). By limiting the foregoing statement to matters of state law, Macquarie is not, and should not be deemed to be, admitting that Macquarie has any liability to any persons with respect to its advice or opinion under the federal securities laws. Furthermore such statement is not intended to affect the rights and responsibilities of the Board under governing state law or the federal securities laws. Any claims under the federal securities laws against Macquarie or the Board will be subject to adjudication by a court of competent jurisdiction.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses reviewed by Macquarie with the Board in connection with the rendering of its opinion to the Board on October 12, 2018. The summary does not contain all of the financial data holders of the shares of the Common Stock may want or need for purposes of making an independent determination of fair value. Holders of the Common Stock are encouraged to consult with their own financial and other advisors before making an investment decision in connection with the proposed Merger. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Macquarie’s analyses.

For purposes of its analyses, Macquarie reviewed a number of financial metrics including:

•

Enterprise Value—generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet).

•	Adjusted EBITDA—generally the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specific time period, as adjusted for certain non-recurring items.

•

Cash Income—generally the amount of the relevant company’s Adjusted EBITDA reduced by capitalized expenditures, and further adjusted to remove the timing differences for recognition of deferred revenues and related deferred costs for a specific time period.

Unless the context indicates otherwise, (1) share prices for the selected companies used in the selected companies analysis described below were as of October 11, 2018, (2) estimates of financial performance for the selected companies listed below were based on publicly available research analyst estimates for those companies, and (3) estimates of future financial performance of the Company were based on the Company Projections.

Selected Companies Analysis

Macquarie considered certain financial data for the Company and selected companies with publicly traded equity securities Macquarie deemed relevant. The financial data reviewed included:

•	Enterprise Value as a multiple of Adjusted EBITDA for the last twelve months, or “LTM Adjusted EBITDA”;

•	Enterprise Value as a multiple of estimated Adjusted EBITDA for the calendar year ended December 31, 2018, or “CY 2018E Adjusted EBITDA”;

•	Enterprise Value as a multiple of estimated Adjusted EBITDA for the calendar year ended December 31, 2019, or “CY 2019E Adjusted EBITDA”; and

•	Enterprise Value as a multiple of Cash Income for the last twelve months, or “LTM Cash Income”.

The selected companies and resulting mean and median data were:

•	Pearson PLC

•	Scholastic Corporation

•	Houghton Mifflin Harcourt Company

•	K12 Inc.

•	Cengage Learning Holdings

•	School Specialty, Inc.

	Enterprise Value/Adjusted EBITDA			Enterprise Value / LTM Cash Income
	LTM	CY2018E	CY2019E
Mean	7.0x	6.9x	6.1x	10.7x
Median	7.3x	7.4x	5.9x	11.3x

Taking into account the results of the selected companies analysis, Macquarie applied selected multiple ranges of 3.8x to 8.9x to the Company’s LTM Adjusted EBITDA, 3.7x to 9.7x to the Company’s estimated CY

2018E Adjusted EBITDA, 3.5x to 8.9x to the Company’s estimated CY 2019E Adjusted EBITDA and 7.9x to 13.0x to the Company’s LTM Cash Income. The selected companies analysis indicated implied reference ranges per common share of $3.69 to $8.82 based on LTM Adjusted EBITDA, $3.59 to $9.72 based on estimated CY 2018E Adjusted EBITDA, $4.06 to $10.57 based on estimated CY 2019E Adjusted EBITDA and $6.81 to $11.43 based on LTM Cash Income, as compared to the Merger Consideration of $14.50 per common share in the Merger pursuant to the Merger Agreement.

Discounted Cash Flow Analysis

Macquarie performed a discounted cash flow analysis of the Company based on the Company Projections. Macquarie applied a range of terminal value multiples of 6.0x to 10.0x to the Company’s LTM 2022E Adjusted EBITDA and discount rates ranging from 7.5% to 9.5%. The discounted cash flow analysis indicated implied value reference ranges per common share of $11.86 to $18.96, as compared to the Merger Consideration of $14.50 per common share in the Merger pursuant to the Merger Agreement.

Other Matters

Macquarie acted as financial advisor to the Company in connection with the Merger and became entitled to a fee of $1,000,000 upon the delivery of its opinion. Macquarie will also receive a transaction fee for its services upon consummation of the Merger based on the value of the transaction, which fee is currently estimated to be approximately $7.1 million. The transaction fee will be reduced by the amount of the opinion fee to the extent previously paid. In addition, the Company agreed to reimburse certain of Macquarie’s expenses and to indemnify Macquarie and certain related parties against certain liabilities arising out of its engagement. In the ordinary course of business, Macquarie and its affiliates may acquire, hold, sell or trade debt, equity and other securities and financial instruments (including derivatives, loans and other obligations) of the Company, Parent, any other company that may be involved in the Merger and their respective affiliates (including Veritas and its affiliated investment funds and portfolio companies), for its and their own accounts and for the accounts of its and their customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments. Macquarie and its affiliates provide a wide range of investment banking advice and services, including financial advisory services, securities underwritings and placements, securities sales and trading, brokerage advice and services, and loans. Macquarie and its affiliates have in the past provided investment banking advice and services to affiliates of Parent (including Veritas and its affiliated investment funds and portfolio companies) for which Macquarie or its affiliates have received compensation including, during the last two years, having acted as financial advisor to an affiliate of Parent in connection with its acquisition of the government information technology services business of Harris Corporation in April 2017, having acted as financial advisor to Alion Science and Technology Corporation, an affiliate of Parent, in connection with its acquisition of MacAulay-Brown, Inc. in August 2018 and having participated in offerings of debt securities by certain of affiliates of Parent for which advice and services Macquarie and its affiliates have received aggregate fees of approximately $25 million during such period. Macquarie and its affiliates may in the future provide investment banking advice and services, and may otherwise seek to expand its business and commercial relationships with, the Company, Veritas, Parent and their respective affiliates for which Macquarie would expect to receive compensation. Macquarie and/or its affiliates are also lenders to or participants in one or more of the credit facilities of certain affiliates of Veritas.

Certain Company Forecasts

The Company does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenues, earnings, financial condition or other results due to, among other things, the uncertainty underlying assumptions and estimates. However, as part of the preparation for the Board’s strategic review process, Company management developed certain financial forecasts in January 2018 that included Company projections through fiscal year 2022 and incorporated the Company’s 2018 fiscal year budget; these projections were updated in the second quarter of 2018 to reflect a revised 2018 projected revenue and

EBITDA forecast of the Company (the “Company Forecasts”). The updated forecast projected 2018 revenue of $167.1 million which was in-line with the Company’s 2018 fiscal year budget. The 2018 Adjusted EBITDA projection was $50.6 million, which was also in-line with the 2018 budget. The Company Forecasts included projections of the Company only and did not give any effect to the consummation of the VKidz Acquisition.

The Company Forecasts were made available to the Board and the Company’s financial advisors, and were made available to, and discussed with, Parent in connection with the process resulting in the execution of the Merger Agreement. The portions of the Company Forecasts set forth below are included in this information statement only because this information was used at the Board’s direction by Macquarie in connection with their financial analysis of the proposed transaction. However, the inclusion of such information should not be regarded as an indication that any party considered, or now considers, any of the Company Forecasts to be a reliable prediction of future results. No person has made or makes any representation or warranty to any stockholder of the Company or any other person regarding the information included in the Company Forecasts.

The Company Forecasts are subjective in many respects and are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Although presented with numerical specificity, the Company Forecasts are based upon and reflect numerous judgments, estimates and assumptions made by the Company’s management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. As such, the Company Forecasts constitute forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, including the factors described under “Cautionary Statement Regarding Forward-Looking Statements”. As a result, we cannot assure you that the estimates and assumptions made in preparing the Company Forecasts will prove accurate, that the projected results will be realized or that actual results will not be significantly higher or lower than projected results. In addition, the Company Forecasts cover multiple years and such information by its nature becomes less reliable with each successive year.

Some or all of the assumptions that have been made regarding, among other things, the occurrence or the timing of certain events or impacts have changed since the date the Company Forecasts were made, and the portions of the Company Forecasts set forth below do not take into account any circumstances or events occurring after the date the applicable forecast was prepared, including the announcement of the Merger and transaction-related expenses. The Company Forecasts do not take into account the effect of any failure of the Merger to occur and should not be viewed as accurate in that context.

The unaudited prospective financial information was not prepared with a view toward complying with Generally Accepted Accounting Principles (“GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants with respect to the preparation or presentation of prospective financial information. Certain of the unaudited prospective financial information presents financial metrics that were not prepared in accordance with GAAP including EBITDA, Adjusted EBITDA and Cash Income. EBITDA is earnings from operations before interest, income taxes, and depreciation and amortization, Adjusted EBITDA is EBITDA excluding non-operational, non-cash items such as stock-based compensation, merger, acquisition and disposition activities, certain impairment charges, and restructuring charges. Cash Income reduces Adjusted EBITDA for capital expenditures and removes the timing differences for recognition of deferred revenues and related deferred costs. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. The Company has not prepared, and neither the Board nor the Company’s financial advisors have considered, a reconciliation of these non-GAAP financial measures to applicable GAAP financial measures.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the Company Forecasts to reflect circumstances existing after the date when the Company prepared the Company Forecasts or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the Company Forecasts are shown to be in error.

(in thousands)
FYE 12/31	2017	LTM 6/30/18	LTM 9/30/18	2018E	2019E	2020E	2021E	2022E
Revenue	$158,184	$159,455	$160,656	$167,110	$188,252	$217,616	$250,293	$291,777
% growth	3.8%			5.6%	12.7%	15.6%	15.0%	16.6%
EBITDA	$41,369	$39,897	$40,552	$48,967	$59,989	$73,848	$87,584	$103,882
% margin	26%	25%	25%	29%	32%	34%	35%	36%
D&A	$20,766	$20,380	$19,956	$20,302	$20,900	$23,400	$25,500	$25,500
% of Revenue	13%	13%	12%	12%	11%	11%	10%	9%
EBIT	$20,603	$19,517	$20,596	$28,665	$39,089	$50,448	$62,084	$78,382
% margin	13%	12%	13%	17%	21%	23%	25%	27%

Capital Expenditures	($18,160)	($17,332)	($16,276)	($19,416)	($21,722)	($23,405)	($24,283)	($25,058)
% of Revenue	11%	11%	10%	12%	12%	11%	10%	9%
Change in Deferred Revenue	$6,195	$8,800	$11,536	$14,491	$17,719	$19,807	$27,534	$33,056
Change in Deferred Costs	($936)	($1,078)	($1,490)	($3,495)	($1,650)	($2,098)	($3,362)	($4,270)
Adjusted EBITDA	$48,965	$48,608	$50,216	$50,605	$59,789	$73,648	$87,384	$103,682
% margin	31%	30%	31%	30%	32%	34%	35%	36%

The Company’s stockholders are urged to review the Company’s most recent SEC filings for a description of the Company’s reported results of operations, financial condition and capital resources as of, and for the fiscal year ended, December 31, 2017, and as of, and for the nine months ended, September 30, 2018. See “Where You Can Find Additional Information” beginning on page 81.

For the foregoing reasons, as well as the bases and assumptions on which the unaudited prospective financial information was compiled, the inclusion of the Company’s unaudited prospective financial information in this information statement should not be regarded as an indication that such information will be predictive of future results or events nor construed as financial guidance, and it should not be relied on as such or for any other purpose whatsoever.

THE COMPANY HAS NOT UPDATED AND DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE PROSPECTIVE FINANCIAL INFORMATION SET FORTH ABOVE, INCLUDING, WITHOUT LIMITATION, TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE SUCH INFORMATION WAS PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, INCLUDING, WITHOUT LIMITATION, CHANGES IN GENERAL ECONOMIC, REGULATORY OR INDUSTRY CONDITIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Financing

Parent estimates the total amount of funds necessary to complete the Merger and the related transactions to be approximately $881 million, which includes approximately $708 million to be paid to Company stockholders and holders of other equity-based interests in the Company, with the remainder to be applied to refinancing the Company’s debt, satisfying certain of the Company’s obligations and to pay related fees and expenses in connection with the Merger, the financing arrangements and the related transactions. Parent has received equity financing commitments from the Equity Investor and debt financing commitments from the Commitment Parties. Notwithstanding such arrangements, the obligations of Parent and Merger Sub under the Merger Agreement are not subject to any financing condition.

Equity Financing

Parent has entered into an Equity Commitment Letter with the Equity Investor, dated October 12, 2018, pursuant to which the Equity Investor has agreed to provide committed equity financing of no less than $431,000,000 to Parent as a source of a portion of the funds required to consummate the transactions contemplated by the Merger Agreement. The obligations of the Equity Investor to provide the equity financing on the terms outlined in the Equity Commitment Letter are subject to consummation of the debt financing described below and the substantially simultaneous consummation of the Merger on the terms set forth in the Merger Agreement, among other conditions. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 66.

Debt Financing

Parent has received the debt financing commitments made by the Commitment Parties under the Debt Commitment Letter pursuant to which the Commitment Parties have committed to provide a $320 million first lien secured term loan facility (the “First Lien Term Facility”), a $50 million senior secured revolving facility (the “Revolving Credit Facility”) and a $130 million second lien secured term loan facility (the “Second Lien Term Facility,” together with the First Lien Term Facility, the “Term Loan Facilities,” and collectively with the Revolving Credit Facility, the “Facilities”), of which an amount to be agreed in the definitive documentation (the “Company Financing”) will be available on the closing date to finance the Transactions, contemplated by the Merger Agreement, which is to be provided by a syndicate of lenders (the “Lenders”) to be arranged by the Commitment Parties.

The obligation of the Commitment Parties to provide the Company Financing on the terms outlined in the Debt Commitment Letter is subject to the satisfaction (or waiver) of the following conditions, among others:

•

the payment of all fees payable pursuant to an amended and restated fee letter, dated October 24, 2018, between the Commitment Parties and Parent and Merger Sub, and reasonable and documented out-of-pocket expenses required to be paid pursuant to the Debt Commitment Letter to the extent invoiced at least three business days prior to the consummation of the Merger;

•

Merger Sub and the Company and their subsidiaries acquired in the Merger shall have provided to Lenders the documentation and other information theretofore requested in writing by such Lenders at least ten (10) business days prior to the closing date that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and a certification regarding beneficial ownership required by the Beneficial Ownership Regulation;

•	the making of certain Merger Agreement representations and credit facility representations consistent with the Debt Commitment Letter;

•	the preparation, negotiation, execution and delivery by Merger Sub and its subsidiaries of definitive documentation with respect to the Facilities consistent with the Debt Commitment Letter;

•

the Commitment Parties shall have received the following: (i) customary legal opinions, (ii) customary officer certificates, (iii) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the borrower and the guarantors, (iv) a solvency certificate, substantially in the form attached thereto certifying that the borrower and its subsidiaries, on a consolidated basis after giving effect to the transaction contemplated hereby, are solvent, (v) resolutions of the borrower and the guarantors, (vi) certificated charter documents of the borrower and the guarantors and (vii) evidence of insurance;

•

the consummation of the Merger substantially and concurrently with the initial borrowing under the Facilities in all material respects in accordance with the terms of the Merger Agreement and all other related documentation (without amendment, modification or express waiver thereof or consent thereto that is materially adverse to the initial lenders under and as defined in the Debt Commitment Letter without the consent of the Lead Arrangers under the Debt Commitment Letter);

•

the absence of any fact, circumstance, occurrence, effect, change, event or development since October 12, 2018, that has had or would reasonably be expected to have a “Company Material Adverse Effect” (as defined in the Merger Agreement);

•

the Commitment Parties shall have received the following financial statements for the acquired business: (i) audited financial statement of income and cash flows for the acquired business for the fiscal year ended December 31, 2017, (ii) combined audited balance sheet for the acquired business for the fiscal year ended December 31, 2017, (iii) unaudited statements of income, balance sheet and cash flows for the acquired business for each fiscal quarter subsequent to December 31, 2017 and ended at least forty five (45) days prior to the closing date, and (iv) a pro forma combined consolidated balance sheet and related pro forma combined consolidated statement of income of holdings as of and for the twelve (12) month period ending on the latest balance sheet date described in the foregoing clause (iii), prepared after giving effect to the Merger and other Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income) which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended (the “Securities Act”), or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standard Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)). Notwithstanding the foregoing, the obligations in clause (i), (ii) or (iii) may be satisfied with respect to financial information of the acquired business by furnishing to the Commitment Parties the acquired business’s Form 10-K or 10-Q, as applicable, filed with the SEC, in each case, for the time periods specified in such paragraphs and to the extent such information is contained in such filed Form 10-K or 10-Q, as applicable; and

•

the Lead Arrangers shall have been afforded a period of at least fifteen (15) consecutive business days following receipt of the financial statements described above to market the Facilities, subject to certain customary blackout periods.

Although the debt financing described in this information statement is not subject to the Commitment Parties’, Lead Arrangers’ or Lenders’ satisfaction with their due diligence, such financing might not be funded on the scheduled closing date of the Merger because of failure to meet the closing conditions to the Company Financing. As of the date of this information statement, no alternative financing arrangements or alternative financing plans have been made for the purpose of consummating the Merger. The definitive documentation governing the debt financing facilities has not been finalized, and accordingly, the actual terms may differ from those described in this information statement.

Interests of Our Directors and Officers and Certain Stockholders in the Merger

Stock held by our Directors and Named Executive Officers

As of November 1, 2018, our directors and named executive officers and their affiliates beneficially owned approximately 68.7% of our outstanding Common Stock, excluding shares that may be acquired through the exercise of Company Options. The following table summarizes the shares of Common Stock beneficially owned as of November 1, 2018 by our named executive officers and directors (excluding shares that may be acquired through the exercise of Company Options, which are summarized below) and the consideration that each of them will receive pursuant to the Merger Agreement in connection with the ownership of their shares.

	Shares of Common Stock Owned (#)	Resulting Consideration to be Paid at Completion of Merger ($)
Named Executive Officers:
John Campbell	2,704	39,208
Barbara Benson	—	—
Joe Walsh	—	—
Directors:
David F. Bainbridge(1)	32,334,595	468,851,628
Walter G. Bumphus	29,358	425,691
Clifford K. Chiu	53,000	768,500
Carolyn Getridge	1,439	20,866
Thomas Kalinske	64,030	928,435
Jeffrey T. Stevenson(1)	32,334,595	468,851,628

(1)

By virtue of their positions within VSS and by virtue of VSS’ equity interest in VSS-Cambium, Messrs. Stevenson and Bainbridge each may be deemed to share investment and voting control with respect to the 32,334,595 shares of Common Stock owned by VSS-Cambium.

Relationships with VSS/the Cambium Majority Stockholder

Messrs. Stevenson and Bainbridge are members of our Board, and serve as Managing Partner and Managing Director, respectively, of VSS. VSS-Cambium, the Cambium Majority Stockholder, and VSS-VKidZ, the VKidz Majority Stockholder, are affiliates of VSS. VSS-Cambium is the beneficial owner of 32,334,595 shares of Common Stock, and VSS-VKidZ is the beneficial owner of 3,000,000 shares of VKidz common stock.

Consummation of the Merger triggers certain previously negotiated transaction fees, plus reimbursement of related expenses, payable by the Company to VSS or its designee, and consummation of the VKidz Acquisition triggers certain previously negotiated transaction fees, plus reimbursement of related expenses, payable by VKidz to VSS-VKidZ or its affiliated designee. The aggregate amount of such transactions fees from both the Merger and the VKidz Acquisition payable to VSS and its related affiliates is equal to approximately $7,876,000, subject to adjustment.

In connection with the consummation of the VKidz Acquisition, VSS-VKidZ is entitled to receive consideration in an aggregate amount of approximately $46,519,800, subject to adjustment as set forth in the VKidz Purchase Agreement and plus repayment of certain debt obligations.

For his services as Executive Chairman of the Board, on June 17, 2013, Mr. Walsh was granted certain profits interests in VSS-Cambium Holdco that would entitle him to a portion of the realized return on the investment in the Company made by VSS-affiliated funds equal to approximately $11,370,000, payable by VSS-Cambium Holdco upon consummation of the Merger. Mr. Walsh is no longer an employee of the Company, but remains Chairman of the Board.

Arrangements with Parent

As of the date of this information statement, none of our executive officers has entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Company, as the surviving corporation of the Merger (the “Surviving Corporation”) or one or more of its affiliates. Prior to or following the closing of the Merger certain of our executive officers may have discussions, or may enter into agreements with, Parent, Merger Sub, the Surviving Corporation or their respective affiliates regarding employment with the Surviving Corporation or one or more of its affiliates. Additionally, prior to or following the closing of the Merger, certain of our executives may have discussions regarding the potential opportunity to purchase a portion of the equity of an affiliate of Parent following the closing of the Merger.

Indemnification; Insurance

The Merger Agreement provides that, following the Effective Time, the surviving corporation and Parent will indemnify and hold harmless and advance expenses to all past and present directors, officers and employees of the Company or any of its subsidiaries as set forth in, and in no event on terms less favorable than, those contained in the organizational documents of the Company or its applicable subsidiary in effect as of October 12, 2018, subject to applicable law, for acts or omissions occurring at or prior to the Effective Time, or in connection with the process resulting in and the adoption of the Merger Agreement.

For a period of six (6) years after the Effective Time, except as required by applicable law, the certificate of incorporation and bylaws of the surviving corporation shall contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses for periods at or prior to the Effective Time than were set forth in the Company organizational documents as of October 12, 2018. Following the Effective Time, the indemnification agreements, if any, in existence on the date hereof with any of the directors, officers or employees of the Company or any of its subsidiaries shall be assumed by the surviving corporation, without any further action, and shall continue in full force and effect in accordance with their terms.

In addition, for a period of six (6) years after the Effective Time, Parent will or will cause the surviving corporation to maintain for the benefit of the past and present directors and officers of the Company and its subsidiaries an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of the Company and its subsidiaries; provided, however, that Parent and the surviving corporation will not be required to pay an aggregate premium in excess of 300% of the annual premiums currently paid by the Company. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” directors’ and officers’ liability insurance policies have been obtained prior to the Effective Time which policies provide coverage to each person currently covered by the Company’s and the Company’s subsidiaries’ directors’ and officers’ liability insurance coverage in effect on October 12, 2018 on terms that are no less favorable than those of the Company’s and the Company’s subsidiaries’ directors’ and officers’ insurance coverage in effect on October 12, 2018 for an aggregate period of at least six (6) years from and after the Effective Time with respect to claims arising from actions and omissions that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement.

Treatment of Equity-Based Awards

At the Effective Time of the Merger, each Company Option to acquire shares of our Common Stock that is outstanding immediately prior to the Effective Time of the Merger, whether or not then vested or exercisable, will be cancelled and converted into the right to receive, as promptly as practicable (but no later than five (5) business days) after the Effective Time, an amount in cash, without interest and less such amounts as are required to be deducted under applicable tax law with respect to making such payments, equal to the product of (x) the aggregate number of shares of our Common Stock subject to such Company Option and (y) the excess, if any, of the Merger Consideration over the per-share exercise price under such option.

The following table summarizes the aggregate number of Company Options held by our directors and named executive officers as of November 1, 2018, and the consideration that each of them will receive pursuant to the Merger Agreement in connection with the ownership of such Company Options.

	Number of Shares Underlying Stock Options (#)(1)	Exercise Price of Options ($)	Resulting Consideration to be Paid at Completion of Merger ($)
Named Executive Officers
John Campbell	250,000	1.30	3,300,000
	100,000	2.14	1,236,000
	35,000	4.50	350,000
	25,000	5.00	237,500
	100,000	6.31	819,000
Barbara Benson	32,000	1.30	422,400
	10,000	2.14	123,600
	13,400	2.96	154,636
	20,000	4.50	200,000
	4,000	4.77	38,920
	10,000	5.00	95,000
	10,000	5.42	90,800
	10,000	9.16	53,400
Joe Walsh	—	—	—
Non-Employee Directors
David F. Bainbridge	—	—	—
Walter G. Bumphus	—	—	—
Clifford K. Chiu	—	—	—
Carolyn Getridge	100,000	1.30	1,320,000
Thomas Kalinske	—	—	—
Jeffrey T. Stevenson	—	—	—

(1)

Each Company Option, whether vested or unvested, at the Effective Time of the Merger, will be cancelled without any action required on the part of the holder in consideration for the right to receive a cash payment equal to the product of (a) the number of shares of Common Stock subject to such Company Options immediately prior to the Effective Time and (b) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock subject to such Company Option. The Board has unanimously resolved that all unvested Company Options outstanding immediately prior to the Effective Time will accelerate at the Effective Time.

Severance

The Company previously entered into an employment agreement with each of Mr. Campbell and Ms. Benson. Under each of their employment agreements, in the event of a termination of employment without “Cause” (other than due to death or disability), as set forth in their respective employment agreements, Ms. Benson and Mr. Campbell are entitled to (i) receive an amount equal to six (6) months and twelve (12) months, respectively, of then-current salary, payable in equal installments in accordance with the Company’s regular payroll schedule subject to execution and non-revocation of a release of claims, and commencing on the first regularly scheduled payroll date following the date the release of claims is no longer subject to revocation, and subject to a dollar for dollar reduction, if, and in the amount which, Ms. Benson or Mr. Campbell, as applicable, receives compensation or other remuneration from employment or the performance of service during the period of such salary continuation, and (ii) subject to payment of required premiums, continued participation in all medical, dental and vision plans which cover Ms. Benson or Mr. Campbell, as applicable (including his or her eligible dependents) as of the date of termination of employment for six (6) months or twelve (12) months, respectively, following the effective date of such termination (or earlier if he or she becomes eligible for coverage from a new employer) upon the same terms and conditions in effect for active employees. To the extent such COBRA coverage cannot be provided at active employee rates, the Company shall reimburse Ms. Benson or Mr. Campbell, as applicable, for any costs paid in excess of the active employee rate.

Receipt of severance benefits under the applicable employment agreement is in lieu of any other severance benefits that Mr. Campbell or Ms. Benson would have been eligible to receive from the Company or its affiliates. The Company can recover any such severance benefits in the event the Company ever determines that any action or inaction by the applicable individual constituted grounds for termination for Cause.

Mr. Campbell and Ms. Benson are required to comply with certain post-employment restrictive covenants, including an indefinite confidentiality obligation and twelve (12) month post-termination non-competition and non-solicitation of employees and business covenants. Failure to comply with the foregoing will result in cessation of severance payments and benefits.

“Cause” means, in general, for each of Mr. Campbell and Ms. Benson, (i) any act of theft, fraud or misappropriation of funds or property of the Company or any of its affiliates; (ii) conviction of, or pleading of guilty to, a felony or any crime involving moral turpitude; (iii) any willful misconduct or gross negligence by the applicable individual that is materially injurious, directly or indirectly, in any respect to the Company or any of its subsidiaries; (iv) any material violation of the applicable individual’s obligations under his or her confidentiality agreement with the Company; or (v) any breach by the applicable individual of his or her employment agreement, including, without limitation, failure to resign from all offices and positions held at the Company and/or its affiliates if employment with the Company terminates for any reason. “Cause” shall not be deemed to exist under clause (iii) above unless the Company shall, to the extent such act or omission can be rescinded or cured (as determined by the Company), have given written notice to the applicable individual specifying in reasonable detail his or her acts or omissions that the Company alleges would constitute “Cause” and the applicable individual has failed to rescind any such act or cure any such omission within ten (10) days after delivery of the notice.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the table below entitled “Golden Parachute Compensation” sets forth the estimated amounts of compensation that are based on or otherwise relate to the Merger that may become payable to each of our named executive officers.

The amounts indicated below are estimates of the amounts that would be payable assuming, solely for purposes of this table, that (i) the Merger Consideration is $14.50 per share, (ii) except as otherwise indicated below, the closing date of the Merger is November 8, 2018, the latest practicable date prior to the filing of this information statement, and (iii) the employment of each of the named executive officers is terminated by the Company without cause immediately following consummation of the Merger. In addition, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a named executive officer in connection with the Merger may materially differ from the amounts set forth below.

Golden Parachute Compensation

Name/Position(a)	Cash ($)(b)	Equity ($)(c)	Perquisites /Benefits ($)(d)	Other ($)	Total ($)
John Campbell	440,000	1,061,969	8,468	—	1,510,437
Chief Executive Officer
Barbara Benson	120,010	225,154	4,234	—	349,398
Chief Financial Officer
Joe Walsh	—	—	—	—	—
Executive Chairman

(a)	Mr. Walsh resigned from his position as an employee of the Company and our Executive Chairman on February 2, 2018, but remains Chairman of the Board.
(b)

The dollar amounts in this column represent the estimated maximum amount of cash severance payable by the Company to each of our named executive officers assuming (A) each is terminated without “cause” (other than due to death or disability) immediately following consummation of the Merger and (B) such severance is continued for six or twelve months for Ms. Benson and Mr. Campbell, respectively, without any reduction for compensation or other remuneration from any employment or the performance of services during the period of such salary continuation payments. These cash severance amounts are not required to be quantified in the table above by Item 402(t) of Regulation S-K because such payments are triggered solely by a termination of employment, regardless of the occurrence of a change in control, and therefore they are not based on and do not relate to the Merger. However, we have quantified such severance payments in the above table for purposes of completeness. For more information, see “Interests of our Directors and Officers and Certain Stockholders in the Merger—Severance” beginning on page 41.

(c)

The amounts in this column represent the aggregate dollar amount payable with respect to Company Options held by our named executive officers in connection with the Merger. Outstanding Company Options will, pursuant to the Merger Agreement, accelerate and be cancelled and converted into the right to receive a cash payment (less applicable withholdings) equal to the excess, if any, of the Merger Consideration over the exercise price per share subject to such option less the employee portion of any applicable taxes required to be withheld or paid with respect thereto. Mr. Campbell holds 510,000 options and Ms. Benson holds 109,400 options. Under the terms of a stock option agreement evidencing 100,000 of Mr. Campbell’s options, the proceeds with respect to 25,000 of such options would be placed in a deposit account to be established and paid for by VSS-Cambium or a designee of VSS-Cambium and would be payable to Mr. Campbell (without interest thereon) within five (5) business days after the later of (i) either (A) the one year anniversary of consummation of the Merger, subject to Mr. Campbell’s continued employment with the Company (or a parent or subsidiary of the Company) through such date or (B) termination of Mr. Campbell’s employment without “Cause,” by Mr. Campbell for “Good Reason”, or due to Mr. Campbell’s death or “Disability”, as set forth in the grant agreement evidencing such options prior to such date, and (ii) Mr. Campbell’s execution and delivery to VSS-Cambium of a general release in favor of VSS-Cambium and its affiliates, general, limited and other partners, officers, managers, employees and agents and their respective successors and assigns, in form and substance acceptable to VSS-Cambium.

Such 25,000 options are referred to herein as the “Contingent Options.” Notwithstanding the foregoing, the Contingent Options will accelerate as of the time of the Merger and be cancelled and converted into the right to receive a cash payment (less applicable withholdings) equal to the excess, if any, of the Merger

Consideration over the exercise price per share subject to such option less the employee portion of any applicable taxes required to be withheld or paid with respect thereto. within five (5) business days of the closing. Amounts payable with respect to stock options held by our named executive officers, including the Contingent Options, may be characterized as “single trigger” because they are payable upon the closing of the Merger. Had the amounts payable with respect to the Contingent Options not been accelerated, such amounts should have been characterized as “dual trigger” to the extent payment would have been triggered by a termination without “Cause” or resignation for “Good Reason” following the closing of the Merger. For more information, see “Interests of our Directors and Executive Officers in the Merger—Treatment of Equity-Based Awards” beginning on page 40.
(d)

The dollar amounts in this column represent the estimated maximum cost to the Company of continuation of medical benefits to Mr. Campbell and Ms. Benson, assuming (i) each is terminated without “cause” (other than due to death or disability) immediately following consummation of the Merger, and (ii) such medical benefits are continued for six (6) or twelve (12) months for Ms. Benson and Mr. Campbell, respectively. These benefits are not required to be quantified in the table above by Item 402(t) of Regulation S-K because such payments are triggered solely by a termination of employment, regardless of the occurrence of a change in control, and therefore they are not based on and do not relate to the Merger. However, we have quantified such benefits in the above table for purposes of completeness. For more information, see “Interests of our Directors and Officers in the Merger—Severance” beginning on page 41.

Appraisal Rights

If the Merger is completed, holders of Common Stock, other than VSS-Cambium or any other holder of Common Stock who has waived appraisal rights, may elect to pursue their appraisal rights under the DGCL to receive, in lieu of the Merger Consideration, the “fair value” of their shares, as determined by the Court of Chancery of the State of Delaware, but only if such holders comply with the procedures set forth in Section 262 of the DGCL. The fair value of shares of Common Stock, as determined in accordance with Delaware law, may be more or less than, or the same as, the Merger Consideration to be paid to non-dissenting stockholders in the Merger. To exercise these rights, stockholders must make a written demand for appraisal on or prior to                , 2018, which is the date that is 20 days following the mailing of this information statement, and otherwise comply precisely with the procedures set forth in Section 262 of the DGCL. Failure to follow the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights. These procedures are described in this information statement, and a copy of Section 262 of the DGCL is reproduced in its entirety and included as Annex C to this information statement. See “Appraisal Rights” beginning on page 73.

Delisting and Deregistration of Common Stock

If the Merger is completed, our Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of the Common Stock.

Regulatory and Other Governmental Approvals

Under the HSR Act and related rules, certain acquisitions of voting securities or assets may not be consummated unless certain information has been furnished to the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”), and after furnishing such information, the applicable waiting period requirements have been satisfied. Completion of the Merger is subject to the expiration or termination of the applicable waiting period (and any extension thereof) under the HSR Act. On October 26, 2018, both the Company and Parent filed their respective HSR Notification and Report Forms with the Antitrust Division and the FTC. On November 2, 2018, the Company and Parent received early termination of the waiting period under the HSR Act in connection with the Merger.

In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the Merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. Although neither the Company nor Parent believes that the Merger will violate the antitrust laws, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

If necessary to obtain the requisite antitrust clearances, Parent has agreed to use its reasonable best efforts to (i) propose, negotiate, commit to, effect and agree to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, holding separate and other disposition of and restriction on the businesses, assets, properties, product lines, and equity interests of, or changes to the conduct of business of, the Company, Parent and their respective affiliates (including the surviving corporation), (ii) create, terminate, or divest relationships, ventures, contractual rights or obligations of the Company or Parent or their respective affiliates, and (iii) otherwise take or commit to take any action that would limit Parent’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of, Parent or the Company (including any of their respective affiliates).

Except as have been obtained, there are no other federal or state regulatory requirements or approvals that must be complied with or obtained that are conditions to the consummation of the Merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO

HOLDERS OF COMMON STOCK

The following discussion is a summary of material United States federal income tax consequences to beneficial owners of shares of Common Stock exchanged for cash pursuant to the Merger. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a stockholder in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or foreign jurisdiction and does not consider any aspects of U.S federal tax law other than income taxation. This summary deals only with shares of Common Stock held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address tax considerations applicable to any holder of shares of Common Stock that may be subject to special treatment under the U.S. federal income tax laws, including:

•	a bank or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	a partnership, an S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a real estate investment trust;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market method of tax accounting;

•	a stockholder subject to the alternative minimum tax provisions of the Code;

•	a stockholder that received shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is subject to Section 1061 of the Code;

•	a person that has a functional currency other than the U.S. dollar;

•	a person that holds the shares of Common Stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	certain former U.S. citizens or long-term residents;

•	any holder of shares of Common Stock that entered into a non-tender and support agreement as part of the transactions described in this information statement; or

•

any holder of shares of Common Stock that beneficially owns, actually or constructively, or at some time during the 5-year period ending on the date of the Merger has beneficially owned, actually or constructively, more than 5% of the total fair market value of the shares of Common Stock.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Common Stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the shares of Common Stock pursuant to the Merger.

This summary is based on the Code, the Treasury regulations promulgated under the Code, and rulings and judicial decisions, all as in effect as of the date of this information statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. This discussion does not address the U.S. federal income tax consequences to holders of shares of Common Stock who exercise appraisal rights under Delaware law.

THE DISCUSSION SET OUT HEREIN IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF SHARES OF COMMON STOCK. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING U.S. FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN TAX LAWS.

U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of Common Stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

Payments with Respect to Shares of Common Stock

The exchange of shares of Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. holder who receives cash for shares of Common Stock pursuant to the Merger generally will recognize gain or loss, if any, equal to the difference between the amount of cash received (determined before the deduction of any applicable withholding taxes, as described below under “—Backup Withholding Tax”) and the holder’s adjusted tax basis in the shares of Common Stock exchanged therefor. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss generally will be determined separately for each block of shares of Common Stock (i.e., shares of Common Stock acquired at the same cost in a single transaction) held by such U.S. holder. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if such U.S. holder’s holding period for the shares of Common Stock is more than one year at the time of the exchange. Long-term capital gain recognized by a non-corporate U.S. holder generally is eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses. In addition, a 3.8% tax is imposed on all or a portion of the “net investment income” (within the meaning of the Code) of certain individuals and on the undistributed net investment income of certain estates and trusts. The 3.8% tax generally is imposed on the lesser of (1) the U.S. holder’s net investment income for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year above a certain threshold. A U.S. holder’s “net investment income” generally will include any gain recognized on the receipt of cash for shares pursuant to the Merger. U.S. holders that are individuals, estates or trusts should consult their tax advisors regarding the applicability of the net investment income tax to their gain from the disposition of shares of Common Stock.

Backup Withholding Tax

Proceeds from the exchange of shares of Common Stock pursuant to the Merger generally will be subject to backup withholding tax at the applicable rate (currently, 24%) unless the applicable U.S. holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding tax. Any amounts withheld under the backup withholding tax rules from a payment to a U.S. holder will be allowed as a credit against that holder’s U.S. federal income tax liability and may entitle the holder to a refund from the IRS, provided that the required information is timely furnished to the IRS. Each U.S. holder should complete and sign the IRS Form W-9, which will be included with the letter of transmittal to be returned to the transfer agent, to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the transfer agent.

Non-U.S. Holders

The following is a summary of material U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of shares of Common Stock. The term “non-U.S. holder” means a beneficial owner of shares of Common Stock that is not a “U.S. holder” (as described above). Non-U.S. holders generally include nonresident alien individuals, foreign corporations and foreign estates and trusts. Special rules, not discussed herein, may apply to certain non-U.S. holders, such as:

•	certain former citizens or residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	investors in pass-through entities that are subject to special treatment under the Code; and

•	non-U.S. holders that are engaged in the conduct of a trade or business in the United States.

Payments with Respect to Shares of Common Stock

Payments made to a non-U.S. holder with respect to shares of Common Stock exchanged for cash pursuant to the Merger generally will be exempt from U.S. federal income tax unless:

•	the non-U.S. holder is an individual who was present in the United States for 183 days or more during the taxable year of the Merger and certain other conditions are satisfied;

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the holder in the United States; or

•

the Company is or has been a “United States real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes at any time during the shorter of the 5-year period ending on the date of exchange of the shares of Common Stock or the period that the non-U.S. holder held the shares of Common Stock, and the non-U.S. holder held (directly or indirectly), at any time within the five-year period preceding the Merger, more than 5% of the Common Stock.

Gain described in the first bullet point above generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of the shares of Common Stock, which may be offset by applicable U.S.-source losses from sales or exchanges of other capital assets recognized by the holder during the year, even though the individual is not considered a resident of the United States, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a resident of the United States. Non-U.S. holders that are foreign corporations also may be subject to a 30% (or applicable lower treaty rate) branch profits tax on effectively connected earnings and profits, as adjusted for certain items. Non-U.S. holders are urged to consult any applicable tax treaties that may provide for different rules.

With respect to the third bullet point above, the determination whether the Company is a USRPHC depends on the fair market value of its United States real property interests relative to the fair market value of its other trade or business assets and its foreign real property interests. If the exception described in the third bullet point above applies, a non-U.S. holder may be subject to regular U.S. federal income tax with respect to its gain in the same manner as U.S. holders, as described above under “U.S. Holders,” and payments to such stockholder pursuant to the Merger may be subject to withholding at a 15% rate. The Company does not believe that it is a USRPHC, but it may have been a USRPHC within the 5-year period ending on the date of the Merger. Even if the Company were to be treated as a USRPHC, because the Common Stock is regularly traded on an established securities market, a non-U.S. holder would not be subject to regular U.S. federal income tax with respect to its gain under the third bullet point above unless the non-U.S. holder actually or constructively owned more than 5% of the Common Stock at any time during the past five years.

Backup Withholding Tax

A non-U.S. holder may be subject to backup withholding tax with respect to the proceeds from the disposition of shares of Common Stock pursuant to the Merger, unless, generally, the non-U.S. holder certifies under penalties of perjury on an appropriate IRS Form W-8 that such non-U.S. holder is not a United States person, or the non-U.S. holder otherwise establishes an exemption in a manner satisfactory to the transfer agent. Non-U.S. holders should consult with their own tax advisors regarding the certification requirements for non-United States persons.

Any amounts withheld under the backup withholding tax rules generally will be allowed as a refund from the IRS or a credit against the non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON YOUR INDIVIDUAL FACTS AND CIRCUMSTANCES. YOU ARE STRONGLY URGED TO CONSULT YOUR TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER TO YOU.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. For additional information, please refer to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this information statement. The Company encourages you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about the Company. Such information can be found elsewhere in this information statement and in the public filings the Company makes with the SEC, as described in the section entitled, “Where You Can Find Additional Information” beginning on page 81.

Explanatory Note Regarding the Merger Agreement

The following summary of the Merger Agreement, and the copy of the Merger Agreement attached as Annex A to this information statement, are intended to provide information regarding the terms of the Merger Agreement and are not intended to provide any factual information about Company or modify or supplement any factual disclosures about Company in its public reports filed with the SEC. In particular, the Merger Agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company. The Merger Agreement contains representations and warranties by and covenants of the Company, Parent and Merger Sub which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The representations, warranties and covenants in the Merger Agreement and any descriptions thereof should be read in conjunction with the disclosures in the Company’s periodic and current reports, information statements and other documents filed with the SEC. See “Where You Can Find Additional Information” beginning on page 81. Moreover, the description of the Merger Agreement below does not purport to describe all of the terms of such agreement and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference.

Additional information about the Company may be found elsewhere in this information statement and the Company’s other public filings. See “Where You Can Find Additional Information” beginning on page 81.

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

At the Effective Time, Merger Sub will merge with and into the Company, and the separate corporate existence of Merger Sub will cease. The Company will be the surviving corporation in the Merger and will continue its corporate existence as a Delaware corporation and as a wholly-owned subsidiary of Parent.

The certificate of incorporation and bylaws of the Company shall be amended and restated in their entirety to read in the form attached to the Merger Agreement as Exhibits A and B, respectively. The individuals serving as directors of Merger Sub immediately prior to the Effective Time will become the initial directors of the surviving corporation, and the individuals holding positions as officers of the Company immediately prior to the Effective Time will become the initial officers of the surviving corporation.

When the Merger Becomes Effective

The closing of the Merger will take place at the offices of Lowenstein Sandler LLP, 1251 Avenue of the Americas, New York, New York 10020 at 10:00 a.m., local time, on (a) the second business day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions at the closing), provided that if the marketing period has not ended by that time, the closing shall occur instead, following the satisfaction or waiver of the conditions set forth in the Merger, on the earlier of (1) any business day during or before the expiration of the marketing period as Parent may specify in writing to the Company on not less than two (2) business days’ notice, subject to the satisfaction or waiver of the conditions to the completion of the Merger and (2) the second (2nd) business day after the expiration of the marketing period, or (b) at such other place (or by means of remote communication), date and time as the Company and Parent may agree in writing.

On the closing date, the Company and Merger Sub will file a certificate of merger with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the certificate of merger has been filed with the Secretary of State of the State of Delaware, or at such time as is agreed between the Company and Parent and specified in the certificate of merger.

As of the date of this information statement, we expect to complete the Merger in the fourth quarter of 2018 or the first quarter of 2019. However, completion of the Merger is subject to the satisfaction or waiver of the conditions to the completion of the Merger, which are described below, and it is possible that factors outside the control of the Company or Parent could delay the completion of the Merger, or prevent it from being completed at all. We expect to complete the Merger promptly following the receipt of all required approvals.

Effect of the Merger on Our Common Stock

At the Effective Time, each share of Common Stock issued and outstanding immediately before the Effective Time (other than Cancelled Shares (as defined below) and dissenting shares) will be automatically converted into the right to receive $14.50 in cash per share, without interest.

At the Effective Time, each share of Common Stock outstanding immediately before the Effective Time that is owned or held in treasury by the Company and each share of Common Stock owned or held by (A) any wholly-owned subsidiary of the Company or (B) Parent or any of its wholly-owned subsidiaries (including Merger Sub) (such shares, “Cancelled Shares”), will be cancelled, and no consideration will be delivered in exchange for such cancellation.

At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation, and such shares will constitute the only outstanding shares of capital stock of the surviving corporation.

Treatment of Company Options

At the Effective Time, each Company Option that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will be cancelled by virtue of the Merger and without any action on the part of the holder thereof, in consideration for the right to receive, as promptly as practicable (but no later than five (5) business days) following the Effective Time, a cash payment (without interest and less such amounts as are required to be withheld or deducted) with respect thereto equal to the product of (a) the number of shares of Common Stock subject to such Company Option immediately prior to the Effective Time and (b) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock subject to such Company Option as of the Effective Time; provided that the surviving corporation shall pay all charges and expenses in connection with such payment.

Payment for Common Stock in the Merger

Prior to, or as promptly as possible following, the Effective Time, Parent will deposit, or cause to be deposited, with a paying agent (reasonably acceptable to the Company), in trust for the benefit of the holders of Common Stock, cash sufficient to pay the aggregate Merger Consideration (but not any Merger Consideration of any dissenting shares) (such aggregate merger consideration, the “Payment Fund”). If for any reason (including if any dissenting shares cease to be dissenting shares) the Payment Fund is inadequate to pay the amounts to which holders of shares of Common Stock shall be entitled, Parent shall take all steps necessary to promptly deposit, or cause to be deposited, additional cash with the paying agent sufficient to make all payments required.

As promptly as practicable (and no later than the second (2nd) business day) after the Effective Time, Parent shall cause the paying agent to mail to each record holder of Common Stock whose Common Stock was converted into the right to receive the Merger Consideration a letter of transmittal, in the form agreed between Parent and the Company (the “Letter of Transmittal”) and instructions for use in effecting the surrender of certificates or book-entry shares in exchange for payment of the Merger Consideration.

Upon (i) surrender of certificates to the paying agent together with the Letter of Transmittal, duly completed and validly executed, or (ii) in respect of book-entry shares receipt of an “agent’s message” by the paying agent (provided that receipt of an “agent’s message” shall be deemed to be an express acknowledgement that the holder of such book-entry shares has received and agrees to be bound by the terms of the Letter of Transmittal (and shall be deemed to have delivered and executed a copy thereof)), in each case, together with such other documents as may reasonably be required by the paying agent, the holder of such certificates or book-entry shares will be entitled to receive the Merger Consideration.

Representations and Warranties

The Merger Agreement contains representations and warranties of the Company and its subsidiaries (not including VKidz, for the avoidance of doubt), subject to certain exceptions and qualifications in the Merger Agreement, in the disclosure schedules (the “Disclosure Schedules”) delivered in connection with the Merger Agreement and in the Company’s public filings, as to, among other things:

•	the Company’s and its subsidiaries’ organization, good standing and qualification to do business;

•	ownership of the Company’s subsidiaries;

•	authorization, issuance and ownership of capital stock;

•	corporate authority, consents and approvals relating to the execution, delivery and performance of the Merger Agreement;

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the execution and delivery of the Merger Agreement does not violate the Company’s organization documents or violate or conflict with any laws, and does not require any consents or approval or result in any detriment to any of the Company’s or its subsidiaries properties or assets;

•	the reports, forms, documents, certifications and financial statements of the Company required by the SEC;

•	no joint ventures or off-balance sheet partnerships, or similar agreements;

•	the establishment and maintenance of certain disclosure controls and procedures and internal control over financial reporting;

•	the absence of undisclosed liabilities;

•	compliance with applicable laws and permits;

•	the absence of liabilities pertaining to environmental laws and the Company’s compliance with such laws;

•	employee and employee benefit plan matters;

•	the absence of any changes, occurrences or developments that has had, or would reasonably be expected to have, a material adverse effect with respect to the Company;

•	absence of material litigation or orders;

•	the accuracy and completion of the information supplied for the purposes of this information statement;

•	certain details pertaining to the Company’s and its subsidiaries’ tax returns, filings and other tax matters;

•	certain details with respect to the Company’s and its subsidiaries’ employee relations, labor matters and compliance with workplace safety and workers’ compensation laws;

•	real property;

•	certain details pertaining to the Company’s and its subsidiaries’ intellectual property and protection thereof, data security and information technology;

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the receipt by the Board of the opinion from each of Macquarie as to the fairness, from a financial point of view, as of the date of each such opinion, of the consideration to be received by the holders of shares of Common Stock pursuant to the Merger;

•	material contracts;

•	regulatory matters;

•	broker’s and finder’s fees;

•	absence of state takeover statutes and anti-takeover contractual provisions;

•	full force and effect of insurance policies;

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affiliate transactions and majority stockholder agreements (between (a) the Company or any of its subsidiaries, on the one hand, and the Cambium Majority Stockholder or any of its affiliates (other than the Company and its subsidiaries), on the other hand, and (b) VKidz, on the one hand, and the VKidz Majority Stockholder or any of its affiliates (other than VKidz), on the other hand) (“Majority Stockholder Agreements”);

•	absence of disputes with, or threat of termination of relationship with, the Company’s top customers and suppliers; and

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the Company and the Board will comply with the Rights Agreement and have taken all actions necessary so that the execution of the Merger Agreement will not cause the grant of any new rights under thereunder and the exercise of any previously granted rights, including, an affirmative determination by the Board that each of Parent and Merger Sub is an “Exempt Person” thereunder.

The Merger Agreement also contains representations and warranties of Parent and Merger Sub, subject to certain exceptions and qualifications in the Merger Agreement, in the Disclosure Schedules delivered in connection with the Merger Agreement, as to, among other things:

•	organization, good standing and qualification to do business;

•	corporate authority, consents and approvals relating to the execution, delivery and performance of the Merger Agreement;

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the execution and delivery of the Merger Agreement does not violate the Parent’s or Merger Sub’s organization documents or violate or conflict with any laws, and does not require any consents or approval or result in any detriment to any of the Parent’s or Merger Sub’s properties or assets;

•	the absence of material litigation or orders;

•	the accuracy and completion of the information supplied for the purposes of this information statement;

•	brokers and finders;

•	the delivery to the Company by Parent of evidence of debt and equity commitments for the financing required to consummate the transaction and the effectiveness and enforceability of such commitments;

•	solvency;

•	the delivery and effectiveness of that certain guarantee entered into by the Equity Investor;

•	the ownership and operations of Merger Sub;

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the absence of agreements between Parent, Merger Sub, the Equity Investor and their affiliates on the one hand, and any beneficial owner of more than one percent (1%) of the Common Stock, or any member of the Board on the other hand;

•	no ownership of Common Stock;

•	independent investigation of the Company and its subsidiaries; and

•	non-reliance on Company representations.

Some of the representations and warranties in the Merger Agreement are qualified by materiality qualifications or a “material adverse effect” qualification with respect to the Company, Parent or Merger Sub, as discussed below.

For purposes of the Merger Agreement, a “material adverse effect” with respect to the Company means any change, effect, event, occurrence, development, circumstance, condition, or effect (each, an “Effect”) that, individually or in the aggregate, (x) has, or would reasonably be expected to prevent or materially impair or delay the ability of the Company to consummate the transaction contemplated by the Merger Agreement or (y) has had or would reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Company and its subsidiaries, taken as a whole. However, for the purposes of clause (y) above, a material adverse effect is not deemed to include the impact of:

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any changes or developments in domestic, foreign or global markets or domestic, foreign or global economic conditions generally, including (1) any changes or developments in or affecting the domestic or any foreign securities, equity, credit or financial markets or (2) any changes or developments in or affecting domestic or any foreign interest or exchange rates;

•	changes in GAAP or any official interpretation or enforcement thereof;

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changes in domestic, foreign or global political conditions (including the outbreak or escalation of war, military actions or acts of terrorism), including any material worsening of such conditions following October 12, 2018;

•	changes in applicable laws;

•	changes or developments in the business or regulatory conditions affecting the industries in which the Company or any of its subsidiaries operate;

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the announcement or the existence of, compliance with or performance under, the Merger Agreement or the transactions contemplated thereby, including the impact thereof on the relationship, contractual or otherwise of the Company or any of its subsidiaries with employees, labor unions, financing sources, customers, suppliers or partners;

•	other acts of God (including storms, earthquakes, tornadoes, floods or other natural disasters);

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a decline in the trading price or trading volume of Common Stock or any change in the ratings or ratings outlook for the Company or any of its subsidiaries (provided that the underlying causes thereof may be considered in determining whether a material adverse effect has occurred if not otherwise excluded for purposes of determining whether a material adverse effect has occurred);

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the failure to meet any projections, guidance, budgets, forecasts or estimates (provided that the underlying causes thereof may be considered in determining whether a material adverse effect has occurred if not otherwise excluded for purposes of determining whether a material adverse effect has occurred);

•	any action taken or omitted to be taken by the Company or any of its subsidiaries at the prior written request of Parent;

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any proceedings threatened, made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees arising out of the Merger Agreement, including the Merger; and

•	any changes in legislation or law that directly or indirectly affect the purchasing or selling of products or services sold or provided by the Company or its subsidiaries,

however, with respect to the matters described in the foregoing first through fourth, seventh and twelfth bullet points above, such impact will be taken into account to the extent that it is disproportionately adverse to the Company and its subsidiaries, taken as a whole, relative to others in the industry or industries in which the Company and its subsidiaries operate.

For the purpose of the Merger Agreement, a “material adverse effect” with respect to Parent or Merger Sub means any Effect that has had or would reasonably be expected to prevent or materially impair or delay Parent’s ability to consummate the transactions contemplated by the Merger Agreement (including the Merger and the financing) (a “Parent Material Adverse Effect”).

Conduct of Business Pending the Merger

The Merger Agreement provides that, during the period beginning October 12, 2018, until the earlier of the termination of the Merger Agreement in accordance with its terms and the Effective Time, except (1) as may be required by applicable law, (2) with Parent’s prior written consent (which will not be unreasonably withheld, conditioned or delayed), (3) as permitted, contemplated or required by the Merger Agreement or (4) as set forth in the Disclosure Schedules, the Company will, and will cause each of its subsidiaries (excluding, for the avoidance of doubt VKidz) to use commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business.

In addition, during the period from October 12, 2018, until the earlier of the termination of the Merger Agreement in accordance with its terms and the Effective Time, except (1) as may be required by applicable law, (2) with Parent’s prior written consent (which will not be unreasonably withheld, conditioned or delayed), (3) as permitted, contemplated or required by the Merger Agreement, (4) as required by the terms and conditions of the VKidz Purchase Agreement, including without limitation, with respect to consummation of the transactions contemplated thereby or (5) as set forth in the Disclosure Schedules, the Company will not, and will not permit any of its subsidiaries to take any of the following actions:

•	amend, supplement or otherwise modify any its organizational documents;

•	split, combine or reclassify any of its capital stock, voting securities or other equity interests;

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make, declare, set aside or pay any dividend, or make any other distribution on, redeem, purchase or otherwise acquire (or authorize any of the foregoing), any shares of its capital stock or other equity interests, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other equity interests, except for (1) any such transactions solely among the Company and its wholly-owned subsidiaries or among the Company’s wholly-owned subsidiaries, (2) the acceptance of shares of Common Stock as payment for the exercise price of Company Options outstanding as of the date hereof, (3) the acceptance of shares of Common Stock, or withholding of shares of Common Stock otherwise deliverable, to satisfy withholding taxes incurred in connection with the exercise, vesting and/or settlement of Company equity awards outstanding as of the date hereof or (4) purchases, redemptions or other acquisitions of any shares of its capital stock, other equity interests or any other securities required by the terms of any company benefit plan or any Company options;

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grant any Company Options or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock or other equity interests;

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issue, sell, transfer, pledge, authorize, encumber, dispose of or otherwise permit to become outstanding (or authorize any of the foregoing) any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of Company capital stock, except pursuant to the due exercise, vesting and/or settlement of Company Options outstanding as of the date hereof in accordance with their terms or in transactions solely among the Company and its subsidiaries or among the Company’s subsidiaries;

•	adopt a plan, contract or resolutions providing for complete or partial liquidation, dissolution, merger, consolidation or other reorganization, other than the Merger;

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incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness for borrowed money or issue or sell any debt securities or any rights to acquire any debt securities, except for (1) any indebtedness for borrowed money solely among the Company and its subsidiaries or solely among the subsidiaries, (2) guarantees by the Company of indebtedness for borrowed money of its wholly-owned subsidiaries or guarantees by the Company’s subsidiaries of indebtedness for borrowed money of the subsidiaries, in each case, outstanding on October 12, 2018, (3) indebtedness for commercial paper or indebtedness incurred pursuant to contracts set forth in the Disclosure Schedules to the Merger Agreement or (4) additional indebtedness for borrowed money incurred by the Company or any of its subsidiaries in the ordinary course of business that does not exceed $500,000 in aggregate principal amount outstanding;

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other than in accordance with contracts in effect as of October 12, 2018 or in the ordinary course of business, sell, transfer, mortgage, encumber, license, sublicense, lease, sublease, pledge, abandon, otherwise make subject to any lien (other than permitted liens) or otherwise dispose of any of its properties or assets having a value in excess of $300,000 individually or $500,000 in the aggregate to any person, whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise (other than to the Company or a wholly-owned subsidiary);

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other than in accordance with contracts in effect as of October 12, 2018 or in the ordinary course of business, acquire for cash consideration any asset or any other person or business of any other person (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) or make any investment in any person (in each case, other than a wholly-owned subsidiary of the Company or any assets thereof), in excess of $300,000 individually or $500,000 in the aggregate;

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(1) establish, adopt, materially amend or terminate any material Company plan or create or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a material Company plan if it were in existence as of October 12, 2018, except for adoptions, amendments or terminations in the ordinary course of business that do not materially increase costs, (2) accelerate any rights or benefits under any Company plan or (3) accelerate the time of vesting or payment of any award under any Company plan, in each case except as required by terms of the Merger Agreement or as required by applicable law or the terms of a Company plan or contract or agreement in effect as of October 12, 2018;

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except as required pursuant to the terms of any Company plan in effect as of October 12, 2018, or as otherwise required by law (1) increase in any manner the compensation or consulting fees, bonus, pension, or other material benefits of any current or former employee, officer, director or natural person, independent contractor or consultant of the Company, except (x) in connection with annual promotion-related or merit-related increases for employees that are not executive officers of the Company, in the ordinary course of business or (y) increases in compensation in the ordinary course of business; (2) become a party to, establish, adopt, amend, commence participation in or terminate any Company benefit plan; (3) take any action to accelerate rights under any Company benefit plan; or (4) enter into any contract (x) for employment (other than “at-will” employment) with the Company or any of its subsidiaries or (y) that provides for severance or termination benefits that are inconsistent with the Company’s standard policy related thereto, in each case, that provides compensation and/or benefits (including severance pay or benefits) in an amount, or having a value in excess of $200,000 per year with respect to any such contract;

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unless required by applicable law, (1) become a party to, establish, adopt, amend, extend, commence participation in or terminate any collective bargaining agreement or other agreement or arrangement with a labor union, labor organization or other employee-representative body or (2) recognize or certify any labor union, labor organization or other employee-representative body as the bargaining representative for any employees of the Company or any of its subsidiaries;

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(1) make, change or rescind any express or deemed election relating to taxes, or take any action to deny the availability of any election relating to taxes, except, in each case, in the ordinary course of business; (2) settle or compromise any material proceeding relating to taxes or surrender any right to obtain a material tax refund or credit, offset or other reduction in tax liability; (3) enter into any closing agreement with respect to any material taxes; (4) file any material amended tax return; (5) change any method of reporting income or deductions (including, without limitation, any method of accounting) for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ending December 31, 2017; except, in each case, as is required by applicable law or GAAP; (6) extend or waive the application of any statute of limitations relating to the collection or assessment or any tax (except with respect to routine extensions relating to the initial filing of a tax return); (7) apply for or pursue any tax ruling; or (8) execute any power of attorney in respect of any material tax matter; except, in each case, as is required by applicable law or GAAP;

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subject to further provisions of the Merger Agreement, waive, amend or otherwise modify any material terms or conditions with respect to consummation of the transactions contemplated by the VKidz Purchase Agreement;

•	change the Company’s present financial accounting methods, or principles in any material respect, except as required by GAAP or applicable law;

•	enter into any contract that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act;

•	make or enter into any commitment for capital expenditures in excess of $250,000 individually;

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make any loans, advances or capital contributions to, or material investments in, any other person, other than (1) any loans, advances or capital contributions in an amount less than $300,000 individually or $500,000 in the aggregate or (2) loans, advances or capital contributions to, or investments in, the subsidiaries of the Company;

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sell, assign, transfer or exclusively license any material intellectual property, or permit the lapse of any right, title or interest to any material intellectual property, including any material Company registered intellectual property, or terminate, cancel or amend any material Company intellectual property contract, in each case, other than in the ordinary course of business;

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settle, compromise or otherwise resolve any proceedings (excluding any audit, claim or other proceeding in respect of taxes) in a manner resulting in liability for, or restrictions on the conduct of business by, the Company or any of its subsidiaries, other than settlements of, compromises for or resolutions of any proceedings (1) funded solely, subject to payment of a deductible, by insurance coverage maintained by the Company or any of its subsidiaries or (2) for payment of less than $300,000 (after taking into account insurance coverage maintained by the Company or any of its subsidiaries) in the aggregate beyond the amounts reserved on the consolidated financial statements of the Company;

•	amend, modify, supplement or waive any provision under the Rights Agreement (other than as set forth in the Merger Agreement);

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other than in the ordinary course of business (1) amend, modify, terminate (partially or completely), grant a waiver under, cancel, or take (or fail to take) any action that would reasonably be expected to cause or result in a material breach of, or a material default under, any company material contract or (2) enter into or assume any contract that would have constituted a Company material contract had it been in effect as of October 12, 2018; or

•	agree or commit in writing to do any of the foregoing.

Access

Subject to certain exceptions and limitations, during the period from October 12, 2018, until the earlier of the termination of the Merger Agreement in accordance with its terms and the Effective Time, the Company shall afford Parent and its representatives, reasonable access during normal business hours to the Company’s and its subsidiaries’ personnel, properties, contracts, commitments, books and records and such other information concerning its business, properties and personnel (other than certain highly confidential information or information that would jeopardize the attorney-client privilege or conflict with any law or contract to which the Company or its subsidiaries are bound), provided that the Company shall not be obligated to provide or give access to any minutes of meetings or resolutions of the Board or any sub-committees or any other business records or reports of or communication with any of its advisors relating to the evaluation or negotiation of the Merger Agreement or any alternative thereto.

No Solicitation

Except as permitted by the Merger Agreement, the Company may not, and must cause its subsidiaries and representatives, not to:

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solicit, initiate, or knowingly encourage or knowingly facilitate (including by way of furnishing any non-public information) any proposal or offer or any inquiries regarding the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal (as defined below);

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engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish non-public information for the purpose of encouraging or facilitating, any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal (other than, in response to an unsolicited inquiry, proposal or offer, the Board may take such action to ascertain facts from the person making such inquiry, proposal or offer for the sole purpose of informing itself about such proposal);

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approve, endorse, recommend or enter into, or publically propose to approve, endorse, recommend or enter into, any commitment or agreement in principle with respect to any Company Takeover Proposal; and

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except with respect to Parent, Merger Sub, the Merger Agreement, the Merger, and in any case, in a manner reasonably satisfactory to Parent, unless the Merger Agreement has been validly terminated, the Company shall not (x) terminate (or permit the termination of), waive or amend any provision of the Rights Agreement (other than as set forth in the Merger Agreement), (y) redeem any rights under the Rights Agreement or (z) take any action with respect to, or make any determination under, the Rights Agreement that would interfere with the consummation of the Merger or otherwise to be adverse to Parent and Merger Sub.

Pursuant to the Merger Agreement, a “Company Takeover Proposal” means any bona fide proposal, offer or similar indication of interest made by any person or group of related persons (other than Parent and its subsidiaries and affiliates), and whether involving a transaction or series of related transactions, directly or indirectly, for (1) a merger, reorganization, share exchange, consolidation, business combination, dissolution, liquidation, joint venture, recapitalization or similar transaction involving the Company or any of its subsidiaries, (2) the acquisition (whether by purchase, lease, exchange, transfer or other disposition) by any person or group of related persons (other than Parent and its affiliates) of more than twenty-five percent (25%) of the assets (measured by the market value thereof), revenue or net income of the Company and its subsidiaries, on a consolidated basis (in each case, including securities of the subsidiaries of the Company) or (3) the direct or indirect acquisition by, or issuance to, any person or group of related persons (other than Parent and its affiliates) of more than twenty-five percent (25%) of any class of voting or equity interests of the of Company then issued and outstanding, following such acquisition or issuance, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person beneficially owning more than twenty-five percent (25%) of any class of outstanding voting or equity interests of the Company.

Existing Discussions or Negotiations

Under the terms of the Merger Agreement, the Company has agreed to immediately (1) cease and cause to be terminated any negotiations with any persons (other than Parent and Merger Sub and their representatives) that may be ongoing with respect to a Company Takeover Proposal and (2) cease providing any information to any such person or its representatives and terminate all access granted to any such person and its representatives to any physical or electronic data room, in each case with respect a Company Takeover Proposal.

Receipt of Company Takeover Proposals

Notwithstanding the provisions of the Merger Agreement described above, if, and only if, at any time after October 12, 2018 and prior to obtaining the Stockholder Written Consent (which was received on October 12, 2018), the Company had received a Company Takeover Proposal from a third party (that did not result from a willful breach of the non-solicitation provisions of the Merger Agreement), and if the Board had determined in good faith, after consultation with its independent financial advisors and outside legal counsel, (a) that such Company Takeover Proposal constituted or would reasonably be expected to have led to a Superior Proposal (as defined below) and (b) that the failure to have taken such action would have been inconsistent with the fiduciary duties of the members of the Board under applicable law then the Company and its representatives could have taken the following actions:

•	entered into and accepted an acceptable confidentiality agreement with the person that has made the Company Takeover Proposal;

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furnished, pursuant to an acceptable confidentiality agreement, information (including non-public information) with respect to the Company and its subsidiaries to such third party that made such Company Takeover Proposal and its representatives (and the Company must have substantially and concurrently provide to Parent any such non-public information concerning the Company or any of its subsidiaries, unless such non-public information has been previously provided to or made available Parent); and

•	engaged in or otherwise participated in discussions or negotiations with such person making the Company Takeover Proposal and its representatives regarding such Company Takeover Proposal.

The Company must have promptly (and in any event prior to, (x) if any such action is taken prior to the consent deadline (8:30 p.m. local time in New York, New York on October 13, 2018) (the “Consent Deadline”), the Consent Deadline, and (y) if any such action is taken subsequent to the Consent Deadline, twenty four (24) hours following the taking of any such action) notified Parent in writing if the Company had taken any of the above actions.

Pursuant to the Merger Agreement, a “Superior Proposal” means a written Company Takeover Proposal, i.e. any bona fide proposal, offer or similar indication of interest made by any person or group of related persons

(other than Parent and its subsidiaries), and whether involving a transaction or series of related transactions, directly or indirectly, for (1) a merger, reorganization, share exchange, consolidation, business combination, dissolution, liquidation, joint venture, recapitalization or similar transaction involving the Company or any of its subsidiaries, (2) the acquisition (whether by purchase, lease, exchange, transfer or other disposition) by any person or group of related persons (other than Parent and its affiliates) of more than fifty percent (50%) of the assets (measured by the market value thereof), revenue or net income of the Company and its subsidiaries, on a consolidated basis (in each case, including securities of the subsidiaries of the Company), or (3) the direct or indirect acquisition by, or issuance to, any person or group of related persons (other than Parent and its affiliates) of more than fifty percent (50%) of any class of voting or equity interests of the Company issued and outstanding following such acquisition or issuance, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person beneficially owning more than fifty percent (50%) of any class of outstanding voting or equity interest of the Company, that the Board determines in good faith, after consultation with the Company’s independent financial advisors and outside legal counsel, (a) to be reasonably likely to be consummated if accepted on the terms thereof and (b) taking into account the factors the Board considers to be relevant, if consummated, to be more favorable to the Company stockholders from a financial point of view than the transactions contemplated by the Merger Agreement.

The Company must have promptly (and in no event later than, (x) if such receipt is prior to the Consent Deadline, the Consent Deadline, and (y) if such receipt is subsequent to the Consent Deadline, 24 hours after such receipt) notified Parent in writing in the event that the Company or any of its representatives had received a Company Takeover Proposal or any offer, inquiry or request for information or discussions relating to the Company or its subsidiaries that, as determined by the Board in good faith, would have been reasonably likely to lead to a Company Takeover Proposal, including the identity of the person making the Company Takeover Proposal or offer, proposal, inquiry or request and the material terms and conditions thereof. The Company must have kept Parent reasonably informed, on a reasonably current basis (but in no event more often than once every 24 hours), as to the status of any material changes to, such Company Takeover Proposal, offer, inquiry or request.

The Company has agreed not to enter into any agreement with any person subsequent to October 12, 2018, that prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, these obligations.

Changes in Board Recommendation

The recommendation of the Board that stockholders adopt the Merger Agreement is referred to as the “Company Board Recommendation” in this information statement. The Merger Agreement permits the Board to change its recommendation only in certain limited circumstances, as described below.

Except as expressly permitted by the Merger Agreement, the Board or any committee thereof, may not:

•

change, qualify, withhold, withdraw or modify, or publicly propose or announce its intention to change, qualify, withhold, withdraw or modify, in each case, in any manner adverse to Parent, the Company Board Recommendation;

•

approve, adopt or recommend (publicly or otherwise) to the Company’s stockholders, or resolve to or publicly propose or announce its intention to approve or recommend to the Company’s stockholders, a Company Takeover Proposal;

•

authorize, cause or permit the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any Company Takeover Proposal, other than an acceptable confidentiality agreement entered into in accordance with provisions set forth in the section “No Solicitation — Receipt of Company Takeover Proposals”; or

•	publicly propose or agree to do any of the foregoing.

The actions described above are referred to in this information statement as a “Company Adverse Recommendation Change” and would constitute a change in the Company Board Recommendation.

At any time after October 12, 2018, and prior to obtaining the Stockholder Written Consent (which was received on October 12, 2018), if the Board had determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that a written Company Takeover Proposal made after October 12, 2018 but prior to obtain the Stockholder Written Consent (which was received on October 12, 2018) constituted a Superior Proposal, the Board was permitted to (1) change its recommendation and (2) cause the Company to terminate the Merger Agreement in order to enter into a definitive agreement relating to such Superior Proposal, subject to paying the $22 million termination fee due to Parent under the terms of the Merger Agreement. Prior to changing its recommendation and terminating the Merger Agreement the Board shall have complied in all material respects with the provisions of the Merger Agreement with respect to such Superior Proposal.

Further, at any time after October 12, 2018, and prior to obtaining the Stockholder Written Consent (which was received on October 12, 2018), the Board could have changed its recommendation (x) in response to a Superior Proposal actually received by the Company, or (y) in response to any effect (other than a Superior Proposal) occurring after the date hereof that affects the business, assets or operations of the Company that was neither known to nor reasonably foreseeable by the Board prior to the date hereof, in either case, if prior to taking such action, the Board had determined in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably have been expected to be inconsistent with the Board’s fiduciary duties under applicable law. Prior to changing its recommendation, (1) the Company must have given Parent at least three (3) business days’ prior written notice of its intention to take such action, and specifying, in reasonable detail, the reasons therefor, including, if applicable, the information specified above with respect to any applicable Superior Proposal (provided that, if applicable, following any subsequent revisions to the terms of such Superior Proposal, the Company shall be required to give Parent at least two (2) business days’ prior written new notice pursuant to this clause (1) and, thereafter, comply with the further requirements to this sentence with respect to such new written notice), (2) during such notice period, the Company shall have negotiated with, and shall have caused its representatives to be reasonably available to negotiate with and to negotiate with, Parent and its representatives in good faith (to the extent Parent desires to negotiate to) to make adjustments to the terms and conditions of the Merger Agreement, and (3) at the end of such notice period, the Board must have considered in good faith any revisions to the terms of the Merger Agreement proposed in writing by Parent, and must have determined, after consultation with independent financial advisors and outside legal counsel, that the failure to change its recommendation would continue to be inconsistent with its fiduciary duties under applicable law.

The non-solicitation provisions of the Merger Agreement do not prohibit the Company or the Board from (1) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (it being understood that such action (other than “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act) may constitute a Company Adverse Recommendation Change) (if it otherwise satisfies the definition thereof) or (2) from making any “stop, look and listen” communication to the stockholders of Company pursuant to Rule 14d-9(f) under the Exchange Act.

As a result of the execution and delivery of the Stockholder Written Consent on October 12, 2018, the requisite stockholder approval has been obtained. Therefore, the Board has no ability to change its recommendation and the Company is prohibited from responding to unsolicited proposals and terminating the Merger Agreement to accept a Superior Proposal.

Written Consent

Immediately (but in no event more than 24 hours after the execution and delivery of the Merger Agreement) following the execution and delivery of the Merger Agreement, the Company was obligated to use its commercially reasonable efforts to obtain the written consent from the Cambium Majority Stockholder and deliver the same to Parent, in compliance with applicable law and the Company’s organizational documents. As noted above, the written consent was obtained and delivered on October 12, 2018.

Financing and Financing Cooperation

Parent has delivered to the Company a true, complete and correct copy of the fully executed amended and restated Debt Commitment Letter, together with any related amended and restated fee letter (in the case of the fee letter, redacted only for confidential provisions related to fees, flex terms and other economic terms, none of which adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing contemplated thereby in any respect). Additionally, Parent has delivered to the Company a true, complete and correct copy of the fully executed Equity Commitment Letter pursuant to which, upon the terms and subject to the conditions set forth therein, the Equity Investor has agreed to invest in Parent the amount set forth therein. We refer to these financing sources as the “Financing” in this information statement.

Parent and Merger Sub have agreed to use their respective best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, advisable or proper to obtain the Financing contemplated by the Equity Commitment Letter and Debt Commitment Letter to fund the Merger Consideration and related amounts on or prior to the closing date on the terms and subject to the conditions described in the Equity Commitment Letter and Debt Commitment Letter including (i) maintaining in effect and enforcing the Equity Commitment Letter and Debt Commitment Letter and the Definitive Financing Agreements (as defined below) and complying with its obligations thereunder that are a condition to the availability of the Financing; (ii) using best efforts to satisfy on a timely basis (or obtain a waiver of) all conditions to the funding of the Financing set forth in the Equity Commitment Letter and Debt Commitment Letter and the Definitive Financing Agreements; and (iii) using best efforts to negotiate and enter into definitive debt financing agreements and definitive equity financing agreements (together, the “Definitive Financing Agreements”). Parent shall keep the Company informed on a regular basis and in reasonable detail of the status of its efforts to arrange this Financing contemplated by the Equity Commitment Letter and Debt Commitment Letter and any other financing and shall give the Company prompt notice of any fact, change, event or circumstance that is reasonably likely to have, individual or in the aggregate, a material adverse impact on the Financing contemplated by the Equity Commitment Letter and Debt Commitment Letter.

In the event any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter or definitive debt financing agreements, Parent shall use its reasonable efforts to obtain as promptly as practicable from the same and/or alternative financing sources, alternative financing in an amount sufficient, when added to the portion of the financing that is available, to consummate the transactions contemplated by the Merger Agreement.

The Company shall, and shall cause its subsidiaries and their respective representatives to, provide such cooperation as is reasonably requested by Parent or the debt financing sources in connection with the debt financing, including, but not limited to, providing cooperation with Parent and its affiliates as is reasonably necessary and customary in connection with the arrangement of the debt financing.

Employee Matters

Effective as of the Effective Time and during the one-year period immediately following the Effective Time, Parent shall provide, or shall cause the surviving corporation to provide, to each employee of the Company or its subsidiaries who continues to be employed by Parent or the surviving corporation or any of their respective subsidiaries following the Effective Time, such employees the “Company Employees”, (i) base compensation and other incentive compensation opportunities that, in each case, are no less favorable than were provided to the Company Employees immediately before the Effective Time and (ii) employee benefits that in the aggregate are no less favorable than the employee benefits (excluding any equity-based compensation, defined benefit pension benefits and retiree medical benefits) provided to the Company Employees immediately before the Effective Time. The term “Company Employees” shall not include any employees of VKidz.

Following the closing date, Parent shall, or shall cause the surviving corporation to, cause any employee benefit or compensation plans sponsored or maintained by Parent, the Company or their subsidiaries in which Company Employees are eligible to participate following the closing date to recognize the period of service of each Company Employee with the Company and its subsidiaries (and any predecessor thereto) prior to the closing date to the same extent as such Company Employee was entitled, before the closing date, to credit for such service under any similar company benefit plan replaced by a post-closing plan, except where such credit would result in a duplication of benefits, subject to certain exceptions. In addition, with respect to any such employee benefit plan that provides medical, dental or vision insurance benefits, for the plan year in which the Company Employee is first eligible to participate, Parent will (i) cause any preexisting condition limitations or eligibility waiting periods under such plan to be waived with respect to such Company Employee to the extent such limitation would have been waived or satisfied under the corresponding Company benefit plan in which the Company Employee participated immediately prior to the Effective Time and (ii) credit each Company Employee for any co-payments or deductibles incurred by the Company Employee in such plan year for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such post-closing plan.

Under the Merger Agreement, Parent has acknowledged that a “change in control” of the Company or other event with similar import, within the meaning of the Company benefit plans that contain such terms, will occur upon the Effective Time.

Regulatory Approvals; Efforts

The Company and Parent have agreed that prior to the closing of the Merger, Parent, Merger Sub and the Company will, and will cause their respective affiliates to, use their respective reasonable best efforts to complete the Merger as promptly as practicable, including (1) preparing and filing all forms, registrations and notifications with any governmental entities or third parties required to consummate the Merger, (2) using reasonable best efforts to satisfy the conditions to consummating the Merger, (3) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, order or approval of, waiver or any exemption by, any governmental entity required to be obtained or made by Parent, Merger Sub, the Company or any of their respective affiliates in connection with the Merger, (4) subject to the notice requirements set forth in the Merger Agreement, defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Merger, and (5) using reasonable best efforts with respect to the execution and delivery of all such instruments necessary to consummate the Merger and to fully carry out the purposes or intent of the Merger Agreement.

The Company and Parent will each keep the other apprised of the status of matters relating to the completion of the Merger and work cooperatively in connection with obtaining all required consents, authorizations, orders or approvals of, or any exemptions by, any governmental entity that are required under the Merger Agreement. The parties to the Merger have each agreed that, prior to the closing, each will promptly consult with the other parties to the Merger Agreement with respect to and provide any necessary information and assistance as the other parties may reasonably request with respect to all notices, submissions or filings made by such party with any governmental entity in connection with the Merger Agreement and the Merger. Each party to the Merger Agreement has agreed to promptly inform the other parties to the Merger Agreement, and if in writing, furnish the other parties with copies of any material communication from or to any governmental entity regarding the Merger, and permit the other parties to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any such proposed communication or submission.

The Company and Parent have also agreed that they will make or file, or cause to be made or filed, as promptly as practicable, with the appropriate governmental entity all filings, forms, registrations and notifications required to be filed by such party to consummate the Merger under any applicable antitrust law, and respond to any inquiries from or provide any supplemental information that may be requested by governmental entities in connection with such filings. As agreed, the Company and Parent filed their Notification and Report Forms under the HSR Act on October 26, 2018, and requested early termination of the waiting period under the

HSR Act in connection therewith. On November 2, 2018, the Company and Parent received early termination of the waiting period under the HSR Act in connection with the Merger.

If any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by the Merger Agreement as violative of any antitrust law, each of the Company and Parent shall use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger.

If necessary to obtain the requisite antitrust clearances, Parent has agreed to use reasonable best efforts to, (i) propose, negotiate, commit to, effect and agree to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, holding separate, and other disposition of and restriction on the businesses, assets, properties, product lines, and equity interests of, or changes to the conduct of business of, the Company, Parent and their respective affiliates (including the surviving corporation), (ii) create, terminate, or divest relationships, ventures, contractual rights or obligations of the Company or Parent or their respective affiliates, and (iii) otherwise take or commit to take any action that would limit Parent’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of, Parent or the Company (including any of their respective affiliates).

Takeover Statutes

If any anti-takeover statute may become, or may purport to be, applicable to the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement, each of the Company, the Board, Parent and its board of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated thereby may be consummated as promptly as practicable on the terms contemplated thereby and otherwise act to eliminate, or otherwise minimize, the effects of such anti-takeover statute on the transactions contemplated hereby.

Rights Agreement Amendment

The Merger Agreement requires the Company and the Board, as the case may be, to amend the Rights Agreement to (i) render the Rights Agreement inapplicable to the Merger Agreement and the Merger and (ii) provide that it shall have terminated immediately prior to the Effective Time.

Indemnification and Insurance

From and after the Effective Time, the surviving corporation and Parent shall indemnify and hold harmless all past and present directors, officers and employees of the Company or any of its subsidiaries (which we refer to as “Covered Persons”) against any costs and expenses (including advancing reasonable out-of-pocket attorneys’ fees and expenses in advance of the final disposition of any actual or threatened proceeding or investigation to each covered person to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of acts or omissions occurring at or prior to the Effective Time in connection with such persons serving as an officer, director or other fiduciary in any entity at the request or for the benefit of the Company, in each case, as set forth in, and in no event on terms less favorable than, those contained in the organizational documents of the Company or its applicable subsidiary (as applicable) in effect as of October 12, 2018, (which we refer to as the “Indemnification Arrangements”), subject to applicable law. Without limiting the foregoing, from and after the Effective Time, Parent and the surviving corporation shall indemnify and hold harmless and advance expenses to the Covered Persons for acts or omissions occurring in connection with the process resulting in and the adoption and approval of the Merger, in each case, as set forth in, and in no event on terms less favorable than, those contained in the Indemnification

Arrangements, subject to applicable law. From and after the Effective Time, subject to any requirements and conditions of applicable law and the Indemnification Arrangements, Parent, the Company and the surviving corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any actual or threatened proceeding or investigation with respect to the matters subject to indemnification pursuant to this section.

For a period of not less than six years after the Effective Time, the certificate of incorporation and bylaws of the surviving corporation shall contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Effective Time than are currently set forth in the Company’s organizational documents. Following the Effective Time, the indemnification agreements, if any, in existence on the date hereof with any of the directors, officers or employees of the Company or any of its subsidiaries shall be assumed by the surviving corporation, without any further action, and shall continue in full force and effect in accordance with the terms of such agreements.

In addition, Parent will obtain, or cause the surviving corporation to obtain, for a period of not less than six years after the Effective Time, for the benefit of the past and present directors and officers of the Company and its subsidiaries, as of the October 12, 2018 and the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policies, with certain qualifications. The Company may also purchase a “tail” directors’ and officers’ insurance and indemnification policy, with certain qualifications. If such prepaid policies have been obtained prior to the Effective Time, the surviving corporation shall, and Parent shall cause the surviving corporation to, maintain such policies in full force and effect.

Transaction Litigation

Each party shall promptly (and in any event, within two (2) business days) notify the other parties to the Merger Agreement in writing of any stockholder litigation or other litigation or proceedings brought or threatened in writing against it or its directors or executive officers or other representatives relating to the Merger Agreement, the Merger and/or the other transactions contemplated thereby, and shall keep the other parties hereto informed on a reasonably current basis with respect to the status thereof (including by promptly furnishing to the other parties hereto and their representatives such information relating to such litigation or proceedings as may be reasonably requested).

In the event of any stockholder litigation or proceedings brought or threatened against the Company, the Company will, subject to the preservation of attorney-client and similar privileges and confidential information, give Parent the opportunity to participate in (but not control) the defense or settlement of such stockholder litigation or proceedings and will give due consideration to Parent’s advice with respect to such litigation or proceeding, provided that Company will settle or offer to settle any such stockholder litigation or proceeding without Parent’s prior written consent, such consent not to unreasonably withheld, conditioned or delayed.

Other Covenants and Agreements

The Merger Agreement also contains additional covenants, including, among others, covenants relating to the filing of this information statement, covenants relating to regulatory filings and approvals (which are described under the section entitled “The Merger Agreement — Regulatory Approvals; Efforts”), public announcements with respect to the transactions contemplated by the Merger Agreement, Parents control over the Merger Sub and surviving corporations obligations to perform, delisting and deregistration of Common Stock, reporting requirements under Section 16 of the Exchange Act, the consummation of the VKidz Acquisition, the termination of agreements with the Majority Stockholder Agreements, resignations of all directors of the Company and its subsidiaries designated by Parent not less than three (3) business days prior to the closing, notification of certain events and confidentiality requirements.

Conditions to Completion of the Merger

Each party’s obligation to complete the Merger is subject to the satisfaction or waiver of the following conditions:

•	receipt of the Stockholder Written Consent (which was received on October 12, 2018);

•

this information statement shall have been cleared by the SEC and shall have been sent to holders of shares of Common Stock at least twenty (20) calendar days prior to the closing date in accordance with Regulation 14C of the Exchange Act;

•

no order of law shall have been entered, adopted, enacted, issued, promulgated or enforced, in each case, that prevents, enjoins, prohibits, restrains or makes illegal the consummation of the Merger; and

•	all waiting periods applicable to the Merger under the HSR Act will have expired or been terminated (which applicable waiting period was terminated on November 2, 2018).

The respective obligations of Parent and Merger Sub to complete the Merger are subject to the satisfaction or waiver (in writing) of the following additional conditions:

•

the accuracy of the representations and warranties of the Company as of the closing date of the Merger as though made at and as of the closing date, subject in most cases to a “material adverse effect” standard as provided in the Merger Agreement;

•

the Company having performed and complied with, in each case, in all material respects, all covenants required by the Merger Agreement to be performed or complied with by it prior to the Effective Time;

•

the Company having delivered to Parent a certificate, dated as of the closing date and signed by a duly authorized executive officer in their capacity as such (and not individually), certifying to the effect that the conditions described in the two preceding bullet points have been satisfied;

•

Parent shall have received from the Company a certification dated as of the closing sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445(b)(3) of the Code, stating that the Company is not and has not been a “United States real property holding corporation” during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; provided, however, that provision of such certification shall not be a condition to closing and that the sole remedy for failure to provide such certification shall be that Parent shall be entitle to withhold any amount required to be withheld pursuant to applicable law;

•

the Majority Stockholder Agreements shall have been terminated in their entirety as of the Effective Time, in each case, with no further force or effect, and no further obligations, monetary or otherwise, or liability shall remain or otherwise continue in connection with such agreements as of and after the Effective Time;

•

the Company shall have consummated or shall consummate substantially with the Effective Time the transactions contemplated by the VKidz Purchase Agreement in accordance with the terms and conditions thereof, without the amendment, modification or waiver in any material respect of any material term or condition thereof (which condition the parties have confirmed will be satisfied upon the occurrence of certain events prior to the Effective Time related to the consummation of the VKidz Acquisition immediately after the Effective Time); and

•	since October 12, 2018, there shall not have occurred a material adverse effect, as such term applies to the Company.

The obligation of the Company to complete the Merger is subject to the satisfaction or waiver (in writing) of the following additional conditions:

•

the representations and warranties of Parent and Merger Sub that are qualified by a “Parent Material Adverse Effect” qualification shall be true and correct in all respects as so qualified and as of the closing date as though made at and as of the closing date;

•

the representations and warranties of Parent and Merger Sub that are not qualified by a “Parent Material Adverse Effect” qualification shall be true and correct at and as of the closing date as though made at and as of the closing date, except for such failures to be true and correct that have not had, individually or in the aggregate, a Parent Material Adverse Effect;

•

each of Parent and Merger Sub having performed and complied with, in each case, in all material respects, all covenants required by the Merger Agreement to be performed or complied with by them prior to the Effective Time; and

•

each of Parent and Merger Sub having delivered to the Company a certificate, dated the closing date and signed by a duly authorized executive officer in their capacity as such (and not individually) of each of Parent and Merger Sub, certifying to the effect that the conditions for each of Parent and Merger Sub, respectively, described in the three preceding bullet points have been satisfied.

Termination

The Merger Agreement may be terminated and the Merger Agreement and the Merger may be abandoned at any time prior to the Effective Time in the following circumstances:

•	by the mutual written consent of the Company and Parent;

•	by either the Company or Parent, if:

•

the Merger has not been consummated on or prior to 5:00 p.m., local time, on the date that is ninety (90) days after October 12, 2018 (such 90th day or, if applicable, the 120th day, the “End Date”), provided that if all of the conditions to closing, other than those relating solely to an order or injunction arising under antitrust laws or waiting periods applicable to the Merger under the HSR Act, have been satisfied or waived, the End Date may be extended on one occasion by either Parent or Company for a period of thirty (30) days by written notice to the other party, and such date, as so extended, shall be the End Date, provided that a party may not terminate the Merger Agreement pursuant to this provision if the failure of the Merger to be consummated by such date shall be proximately caused by the material breach or inaccuracy of, or failure to comply with, any representation, warranty, covenant or other agreement set forth in the Merger Agreement by such party;

•

an order has been issued restraining, enjoining or otherwise prohibiting the consummation of the Merger, and such order has become final and non-appealable, except that a party will not have the right to terminate if such order was proximately caused by the material breach or inaccuracy of, or failure to comply with, any representation, warranty, covenant or other agreement of such party set forth in the Merger Agreement by such party; or

•	by the Company, if:

•

Parent or Merger Sub has breached or there is any inaccuracy in any of its representations or warranties, or shall have breached or failed to perform any of its covenants or other agreements contained in the Merger Agreement, which (1) would result in a failure of a condition to the obligations of the Company to effect the Merger and (2) is either not curable or is not cured by the earlier of the End Date and the date that is thirty (30) days following delivery of written notice from the Company to Parent describing such breach inaccuracy or failure;

•

(i) if all of the conditions to obligation of Parent and Merger Sub (including the conditions applicable to the obligations of all parties to the Merger Agreement) to effect the Merger are satisfied (other than those conditions that by their nature are to be satisfied at the closing; provided that such conditions would have been satisfied or waived assuming the closing were to occur), (ii) the Company has irrevocably confirmed in writing to Parent that (A) all of the conditions to obligation of the Company (including the conditions applicable to the obligations of all parties to the Merger Agreement) to effect the Merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing; provided that such conditions would have been satisfied or waived assuming the closing were to occur) and (B) it is ready, willing and able to take the actions within its control to cause the closing to occur, and (iii) Parent fails to consummate the transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth in the Merger Agreement, within three (3) business days following delivery of the confirmation by the Company required by clause (ii) above;

•

at any time prior to obtaining the Stockholder Written Consent in connection with a Superior Proposal (the Stockholder Written Consent was executed and delivered on October 12, 2018; accordingly, the Company cannot terminate the Merger Agreement on these grounds); or

•	by Parent, if:

•

the Company has breached or there is any inaccuracy in any of its representations or warranties, or shall have breached or failed to perform any of its covenants or other agreements contained in the Merger Agreement, which (1) would result in a failure of a condition to the obligations of Parent and Merger Sub to effect the Merger and (2) is either not curable or is not cured by the earlier of the End Date and the date that is thirty (30) days following delivery of written notice from the Company to Parent describing such breach inaccuracy or failure;

•

at any time prior to obtaining the Stockholder Written Consent, in the event (i) of a Company Adverse Recommendation Change or (ii) the Company fails to obtain the Stockholder Written Consent and deliver the same to Parent prior to the Consent Deadline (the Stockholder Written Consent was executed and delivered on October 12, 2018; accordingly, Parent cannot terminate the Merger Agreement on these grounds).

Termination Fee

Company will pay Parent a termination fee in an amount equal to $22 million (the “Company Termination Fee”) if the Merger Agreement is terminated in the following circumstances:

•

if the Merger Agreement is terminated by the Company at any time prior to obtaining the Stockholder Written Consent (however, the Stockholder Written Consent was obtained on October 12, 2018) in connection with a Superior Proposal;

•

if (i) the Merger Agreement is terminated (A) by Parent or the Company if the Merger has not been consummated by the End Date, provided that a party may not terminate the Merger Agreement pursuant to this provision if the failure of the Merger to be consummated by such date shall be proximately caused by the material breach or inaccuracy of, or failure to comply with, any representation, warranty, covenant or other agreement set forth in the Merger Agreement by such party or (B) by Parent if the Company has breached or there is any inaccuracy in any of its representations or warranties, or shall have breached or failed to perform any of its covenants or other agreements contained in the Merger Agreement, which (1) would result in a failure of a condition to the obligations of the Company to effect the Merger and (2) is either not curable or is not cured by the earlier of the End Date and the date that is thirty (30) days following delivery of written notice from the Company to Parent describing such breach inaccuracy or failure, (ii) after October 12, 2018, a Qualifying Transaction (as defined below) has been publicly made to the Board or the Cambium Majority Stockholder, and (iii) at any time on or before the twelve (12) month anniversary of such termination, the Company or any of its subsidiaries completes or enters into a definitive agreement with respect to and thereafter consummates such Qualifying Transaction; or

•

if the Merger Agreement is terminated by Parent at any time prior to obtaining the Stockholder Written Consent, in the event of the a Company Adverse Recommendation Change (however, the Stockholder Written Consent was executed and delivered on October 12, 2018), but not in the event the Company fails to obtain the Stockholder Written Consent and deliver the same to Parent prior to the Consent Deadline.

Pursuant to the Merger Agreement, a “Qualifying Transaction” means any bona fide proposal, offer or similar indication of interest made by any person or group of related persons (other than Parent and its subsidiaries and affiliates), and whether involving a transaction or series of related transactions, directly or indirectly, for (1) a merger, reorganization, share exchange, consolidation, business combination, dissolution, liquidation, joint venture, recapitalization or similar transaction involving the Company or any of its subsidiaries, (2) the acquisition (whether by purchase, lease, exchange, transfer or other disposition) by any person or group of related persons (other than Parent and its affiliates) of more than fifty percent (50%) of the assets (measured by the market value thereof), revenue or net income of the Company and its subsidiaries, on a consolidated basis (in each case, including securities of the subsidiaries of the Company), or (3) the direct or indirect acquisition by, or issuance to, any person or group of related persons (other than Parent and its affiliates) of more than fifty percent (50%) of any class of voting or equity interests of the of Company then issued and outstanding, following such acquisition or issuance, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person beneficially owning more than fifty percent (50%) of any class of outstanding voting or equity interests of the Company.

Parent will pay the Company a termination fee in an amount equal to $57 million (the “Parent Termination Fee”) if the Merger Agreement is terminated in the following circumstances:

•

if the Merger Agreement is terminated by the Company, if Parent or Merger Sub has breached or there is any inaccuracy in any of its representations or warranties, or shall have breached or failed to perform any of its covenants or other agreements contained in the Merger Agreement, which (1) would result in a failure of a condition to the obligations of the Company to effect the Merger and (2) is either not curable or is not cured by the earlier of the End Date and the date that is thirty (30) days following delivery of written notice from the Company to Parent describing such breach inaccuracy or failure; or

•

if the Merger Agreement is terminated by the Company, if (i) all of the conditions to obligation of Parent and Merger Sub (including the conditions applicable to the obligations of all parties to the Merger Agreement) to effect the Merger are satisfied (other than those conditions that by their nature are to be satisfied at the closing; provided that such conditions would have been satisfied or waived assuming the closing were to occur), (ii) the Company has irrevocably confirmed in writing to Parent that (A) all of the conditions to obligation of the Company (including the conditions applicable to the obligations of all parties to the Merger Agreement) to effect the Merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing; provided that such conditions would have been satisfied or waived assuming the closing were to occur) and (B) it is ready, willing and able to take the actions within its control to cause the closing to occur, and (iii) Parent fails to consummate the transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth in the Merger Agreement, within three (3) business days following delivery of the confirmation by the Company required by clause (ii) above.

Expense Reimbursement

If the Company fails to pay in a timely manner the Company Termination Fee, and in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the fee or any portion of such amount, then the Company shall pay to Parent and/or Merger Sub their reasonable costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee from and including the date payment of such amount was due to but excluding the date of actual payment.

In the event of a wilful breach by the Company, any of its subsidiaries, or any of its or their respective representatives of any of the applicable provisions set forth in the Merger Agreement occurring prior to the termination hereof, within three (3) business days following the Company’s receipt of a final, non-appealable order from a court of competent jurisdiction in respect of such wilful breach, the Company shall pay, or cause to be paid, to Parent its and Merger Sub’s reasonable costs and expenses (including attorneys’ fees) incurred in connection with the transactions contemplated hereby (including the merger and the financing) and in connection with obtaining such order; however, that, notwithstanding the foregoing, in no event shall the Company’s payment obligation under this section exceed $4,000,000 in the aggregate.

If Parent fails to pay in a timely manner the Parent Termination Fee, and in order to obtain such payment, the Company commences a suit that results in a judgment against Parent or Merger Sub for the fee or any portion of such amount, then Parent shall pay to the Company its reasonable costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee from and including the date payment of such amount was due to but excluding the date of actual payment.

Limitation on Remedies

In the event of the termination of the Merger Agreement pursuant to the provisions described in the section entitled “The Merger Agreement — Termination,” the Merger Agreement will be terminated, the applicable termination fee will be the sole and exclusive remedy of a party against the other party, and there will be no further liability on the part of the Company, Parent or Merger Sub, except the confidentiality agreement between the Company and Veritas, certain indemnification and reimbursement provisions of the Merger Agreement relating to the financing of the Merger, the sections of the Merger Agreement relating to termination and certain provisions of Article VIII of the Merger Agreement will survive termination.

If the termination fee is due and payable, from and after the termination of the Merger Agreement and payment of the termination fee in full pursuant to the Merger Agreement, the paying party will have no further liability of any kind for any reason in connection with the Merger Agreement or its termination (except with respect to any expense reimbursement, to the extent payable). In no event will either party be entitled to payment of the termination fee on more than one occasion.

Expenses; Transfer Taxes

Except as otherwise provided in the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated in the Merger Agreement will be paid by the party incurring or required to incur such expenses. However, Parent must pay all filing fees required under the HSR Act.

Except as otherwise provided in the Merger Agreement, all transfer, documentary, sales, use, stamp, registration and other such taxes imposed on Company or its subsidiaries with respect to the transfer of Common Stock pursuant to the Merger will be borne by Parent or Merger Sub and expressly are not a liability of holders of Common Stock.

Amendment and Modification

At any time prior to the Effective Time, and subject to the applicable law or in accordance with the rules and regulations of Nasdaq, the Merger Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, except that certain provisions in the Merger Agreement relating to the debt financing may not be amended, supplemented, waived or otherwise modified in a manner adverse to the rights of the debt financing sources without the debt financing sources’ prior written consent.

Governing Law; Jurisdiction

The Merger Agreement is governed by Delaware law; provided that any debt financing related party provisions shall be governed by New York law. The parties have agreed irrevocably that any proceeding with respect to the Merger Agreement and the rights and obligations arising thereunder, or for recognition and enforcement of any judgment in respect of the Merger Agreement and the rights and obligations arising thereunder brought by the other party, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction over such matter, any state or federal court located in the State of Delaware, which we refer to as the “Chosen Courts”). Each party thereto acknowledges and irrevocably agrees that any proceeding involving any debt financing related party arising out of or in any way relating to the Merger Agreement or the transactions contemplated hereby shall be brought exclusively in the Supreme Court of the State of New York, County of New York (unless the Supreme Court of the State of New York, County of New York declines to accept jurisdiction over a particular matter, in which case, in the United States District Court for the Southern District of New York) (which we refer to as the “New York Courts”), and each of the parties hereby submits to the exclusive jurisdiction of the New York Courts for the purpose of any such proceeding.

Remedies

The parties have agreed that if any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur no adequate remedy at law would exist and damages would be difficult to determine, and accordingly, each of the parties hereto shall be entitled to and may seek in the alternative, such remedies as are available at law and in equity, and (i) the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement exclusively in the Chosen Courts, (ii) the parties hereto waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief, and (iii) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law. In circumstances where Parent and Merger Sub are obligated to consummate the Merger and the Merger has not been consummated (in each case, on the terms and subject to the conditions set forth herein), Parent and Merger Sub expressly acknowledge and agree that the Company and its stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate the Company and its stockholders, and that the Company on behalf of itself and its stockholders shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to enforce specifically Parent’s and Merger Sub’s obligations to consummate the Merger, subject to the limitations set forth in the Merger Agreement. The Company’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which the Company may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the Company and its stockholders. In no event shall the parties hereto be entitled to receive both a grant of specific performance of the consummation of the Merger pursuant to the Merger Agreement and monetary damages to which it is entitled to pursuant to the Merger Agreement. In an action for damages, the Company may plead in the alternative for the payment of the termination fee and specific performance.

MARKET PRICE OF OUR COMMON STOCK AND

DIVIDEND INFORMATION

The Common Stock is quoted on Nasdaq under the symbol “ABCD.” As of                 , 2018, there were                shares of Common Stock outstanding, held by approximately                stockholders of record. The following table sets forth, for the indicated fiscal periods, the reported intraday high and low sales prices per share of Common Stock, as reported on Nasdaq.

Market Information

	High		Low
Fiscal Year Ending December 31, 2016
1st Quarter		$5.06		$3.43
2nd Quarter		$4.83		$3.96
3rd Quarter		$5.86		$4.43
4th Quarter		$5.55		$4.25

Fiscal Year Ending December 31, 2017
1st Quarter		$5.45		$4.55
2nd Quarter		$5.40		$4.67
3rd Quarter		$6.87		$4.73
4th Quarter		$7.30		$5.19

Fiscal Year Ending December 31, 2018
1st Quarter		$11.35		$5.57
2nd Quarter		$13.77		$9.04
3rd Quarter		$13.98		$11.11
4th Quarter (through , 2018)	$		$

The closing sale price of the Common Stock on October 12, 2018 which was the last trading day before the announcement of the execution of the Merger Agreement, was $12.07 per share. On                 , 2018, the most recent practicable date prior to the date that this information statement was mailed to our stockholders, the closing sale price of the Common Stock on Nasdaq was $         per share.

Dividends

We have not declared or paid any cash dividends to our stockholders, nor do we expect to pay dividends in the foreseeable future. In addition, our ability to pay cash dividends is limited by covenants contained in our Senior Secured Credit Agreement, dated as of December 10, 2015, with Webster Bank, N.A. as Administrative Agent, L/C Issuer and a Lender, and the Other Lenders Party Thereto. The terms of the Merger Agreement do not allow us to declare or pay any dividend or other distribution, between the date of the Merger Agreement and the earlier of the consummation of the Merger or the termination of the Merger Agreement. Following the consummation of the Merger, there will be no further market for the Common Stock.

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to Section 262 of the DGCL which is attached to this information statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C in its entirety. Failure to follow precisely any of the statutory procedures set forth in Section 262 of the DGCL will result in a termination or waiver of these rights.

If you comply with the applicable statutory procedures of Section 262 of the DGCL, you may be entitled to appraisal rights under Section 262 of the DGCL. To exercise and perfect appraisal rights, a record holder of shares of Common Stock must follow precisely the statutory procedures pursuant to Section 262 of the DGCL required to be followed by a stockholder to perfect appraisal rights.

Section 262 of the DGCL is reprinted in its entirety as Annex C to this information statement. Set forth below is a summary description of Section 262 of the DGCL. The following is intended as a brief summary of the material provisions of statutory procedures pursuant to Section 262 of the DGCL required to be followed by a stockholder to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, which appears in Annex C to this information statement. All references in Section 262 and this summary to “stockholder” are to the record holder of the shares of Common Stock immediately prior to the Effective Time as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Under the DGCL, holders of shares of Common Stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Court of Chancery of the State of Delaware (“Delaware Court of Chancery”), and to receive payment in cash of the “fair value” of those shares, together with interest, if any, but exclusive of any element of value arising from the accomplishment or expectation of the Merger. In determining such fair value, the Delaware Court of Chancery shall take into account all relevant factors. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from Effective Time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment.

Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is adopted by stockholders acting by written consent in lieu of a meeting of the stockholders, either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, must notify each of its stockholders who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available, and must include in each such notice a copy of Section 262 of the DGCL. This information statement constitutes such notice to the holders of shares of Common Stock and Section 262 of the DGCL is attached to this information statement as Annex C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

Holders of shares of Common Stock who desire to exercise their appraisal rights must submit to the Company a written demand for appraisal of their shares of Common Stock no later than twenty (20) days after the date of mailing of the information statement (which includes the notice of written consent and appraisal rights), or                 , 2018. A demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of Common Stock. If you wish to exercise your appraisal rights you must be the record holder of such shares of Common Stock on the date the written demand for appraisal is made and you must continue to hold such shares of Common Stock through the Effective Time. Accordingly, a stockholder who is the record holder of shares of Common Stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the Effective Time, will lose any right to appraisal in respect of such shares.

All written demands for appraisal of shares of Common Stock must be mailed or delivered to: Cambium Learning Group, Inc., 17855 Dallas Parkway, Suite 400, Dallas, Texas, Attn: Scott McWhorter, General Counsel. Only a holder of record of shares of Common Stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a stockholder of shares of Common Stock (a) must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears in the transfer agent’s records, (b) should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name, and (c) must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the Merger. The demand cannot be made by the beneficial owner if he or she is not the record holder of the shares of Common Stock. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm, trust or other nominee, submit the required demand in respect of those shares of Common Stock. If you hold your shares of Common Stock through a bank, brokerage firm, trust or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm, trust or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. A person having a beneficial interest in shares held of record in the name of another person, such as a broker, bank, trust or other nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps necessary to demand appraisal of shares of Common Stock in accordance with Section 262 of the DGCL.

If shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by the fiduciary in that capacity. If the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm, trust or other nominee, who holds shares of Common Stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Common Stock as to which appraisal is sought. If you hold shares of Common Stock through a broker who in turn holds the shares through a central securities depository nominee, such as Cede & Co., a demand for appraisal of such shares of Common Stock must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. Where no number of shares of Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Company Stock held in the name of the record owner.

Within ten (10) days after the Effective Time, the surviving corporation in the Merger must notify each holder of Common Stock who has complied with Section 262 and has not voted in favor of or consented to the Merger that the Merger has become effective; provided, however, that if such notice is sent more than twenty (20) days following the sending of this information statement, such notice need only be sent to each holder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with Section 262 of the DGCL. At any time within sixty (60) days after the Effective Time, any stockholder who has demanded an appraisal, but has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the consideration specified by the Merger Agreement for that stockholder’s shares of Common Stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty (60) days after the Effective Time will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within sixty (60) days after the Effective Time, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the fair value of such stockholder’s shares as determined in any such appraisal proceeding, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value, which value could be less than, equal to or more than the consideration offered pursuant to the Merger Agreement.

Within 120 days after the Effective Time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Common Stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, has no present intention to file a petition and holders of shares of Common Stock should not assume that the surviving corporation will file a petition.

Accordingly, it is the obligation of the holders of shares of Common Stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Common Stock within the time prescribed in Section 262 and the failure of a stockholder to file such a petition within the period specified in Section 262 could result in a loss of such stockholder’s appraisal rights. In addition, within 120 days after the Effective Time, any stockholder who has properly complied with the requirements of Section 262 of the DGCL will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of Common Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten (10) days after such written request has been received by the surviving corporation or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement. If a petition for appraisal is not timely filed, then the right to appraisal will cease.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within twenty (20) days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of Common Stock and with whom agreements as to the value of their shares of Common Stock have not been reached by the surviving corporation. After notice to stockholders who have demanded appraisal as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require the holders of shares of Common Stock who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder. If immediately before the Merger the Common Stock is listed on a national securities exchange, the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Common Stock or (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million. Upon application by the surviving corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. After determination of the stockholders entitled to appraisal of their shares of Common Stock, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Delaware Court of Chancery will determine the fair value of the shares of Common Stock, as of the Effective Time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court and (2) interest theretofore accrued, unless paid at that time. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of Common Stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the Merger, is not an opinion as to fair value under Section 262. Although we believe that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, we do not anticipate offering more than the Merger Consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Common Stock is less than the Merger Consideration. In determining “fair value,” the Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the parties participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Common Stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the Effective Time, be entitled to vote shares of Common Stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Common Stock, other than with respect to payment as of a record date prior to the Effective Time. If no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder’s shares of Common Stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration, without interest and less any required withholding taxes. A stockholder will fail to perfect, or effectively lose, the right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 at any time within sixty (60) days after the Effective Time (or thereafter with the written approval of the Company) and accept the Merger Consideration, without interest and less any required withholding taxes, offered pursuant to the Merger Agreement. Once a petition for appraisal has been filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder of the Company without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, that such restriction shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined the appraisal proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Merger Consideration, without interest and less any required withholding taxes, within sixty (60) days after the Effective Time. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.

In view of the complexity of Section 262 of the DGCL, the Company stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table provides information relating to the beneficial ownership of our Common Stock as of November 1, 2018, by:

•	each stockholder known by us to own beneficially more than five percent (5%) of our outstanding Common Stock;

•	each of our named executive officers (as determined in accordance with SEC rules);

•	each of our directors; and

•	all of our directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officers is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has the sole or shared voting power or investment power and any shares that the individual has the right to acquire within sixty (60) days of November 1, 2018 through the exercise of stock options, warrants or other convertible securities or any other right. Shares of our Common Stock that a person has the right to acquire within sixty (60) days of November 1, 2018 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person or group (except with respect to the percentage ownership of all directors and executive officers as a group).

The number and percentage of shares beneficially owned is computed on the basis of shares of our Common Stock outstanding as of November 1, 2018. The information in the following table regarding the beneficial owners of more than five percent (5%) of our Common Stock is based upon information supplied by our principal stockholders or set forth in Schedules 13D and 13G filed with the SEC. The determination that there were no other persons, entities or groups known to the Company to beneficially own more than five percent (5%) of the Company’s outstanding Common Stock was based on a review of all statements and reports filed with the SEC with respect to the Company pursuant to Section 13(d) or 13(g) of the Exchange Act since the beginning of the prior fiscal year.

To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person or entity named in the table has sole voting and disposition power with respect to the shares set forth opposite such person’s or entity’s name. The address for those persons for which an address is not otherwise provided is c/o Cambium Learning Group, Inc., 17855 Dallas Parkway, Suite 400, Dallas, Texas 75287.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percentage of Shares of Common Stock Outstanding (1)
5% Stockholders
VSS-Cambium Holdings III, LLC	32,334,595		68.4%
c/o Veronis Suhler Stevenson 390 Park Avenue, 13th Floor New York, NY 10022
Directors and Executive Officers
David F. Bainbridge	32,334,595	(2)	68.4%
c/o Veronis Suhler Stevenson 390 Park Avenue, 13th Floor New York, NY 10022
Barbara Benson	109,400	(3)	*
Walter G. Bumphus	29,358		*
John Campbell	512,704	(4)	1.2%
Clifford K. Chiu	53,000		*
Paul Fonte	108,400	(5)	*
Carolyn Getridge	101,439	(6)	*
Thomas Kalinske	64,030		*
Scott McWhorter	62,783	(7)	*
Jeffrey T. Stevenson	32,334,595	(2)	68.4%
c/o Veronis Suhler Stevenson 390 Park Avenue, 13th Floor New York, NY 10022
Joe Walsh	—		*
All directors and officers as a group (11 individuals)	33,375,709	(8)	70.6%

*	Represents less than 1% of the outstanding shares of our common stock.
(1)	Ownership percentages are based on 47,300,262 shares of common stock of the Company outstanding as of November 1, 2018.
(2)

By virtue of their positions within VSS and by virtue of VSS’ equity interest in VSS-Cambium Holdings III, LLC, Messrs. Stevenson and Bainbridge each may be deemed to share investment and voting control with respect to the 32,334,595 shares of common stock owned by VSS-Cambium Holdings III, LLC.

(3)	This number includes options to purchase 83,991 shares of our common stock which are currently exercisable or which will become exercisable within 60 days of November 1, 2018.
(4)	This number includes options to purchase 386,250 shares of our common stock which are currently exercisable or which will become exercisable within 60 days of November 1, 2018.
(5)	This number includes options to purchase 83,741 shares of our common stock which are currently exercisable or which will become exercisable within 60 days of November 1, 2018.
(6)	This number includes options to purchase 100,000 shares of our common stock which are currently exercisable or which will become exercisable within 60 days of November 1, 2018.
(7)	This number includes options to purchase 37,374 shares of our common stock which are currently exercisable or which will become exercisable within 60 days of November 1, 2018.

(8)

This number includes (i) options to purchase an aggregate of 691,356 shares of our common stock which are currently exercisable or which will become exercisable within 60 days of November 1, 2018; and (ii) an aggregate of 32,334,595 shares of common stock that may be deemed to be beneficially owned by each of Messrs. Stevenson and Bainbridge.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports and other documents with the SEC. These reports and other information contain additional information about the Company. Stockholders may read and copy any reports, statements or other information filed by the Company at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The Company’s SEC filings made electronically are available to the public at the SEC’s website at www.sec.gov.

The SEC allows the Company to “incorporate by reference” information that it files with the SEC in other documents into this information statement. This means that the Company may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this information statement. This information statement and the information that the Company files later with the SEC may update and supersede the information incorporated by reference. Such updated and superseded information will not, except as so modified or superseded, constitute part of this information statement.

The Company incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this information statement and before the effective date of the Merger. The Company also incorporates by reference the following documents:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 7, 2018;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, filed with the SEC on May 14, 2018, August 13, 2018 and November 1, 2018;

•	our Proxy Statement on Schedule 14A filed with the SEC on April 16, 2018;

•	our Current Reports on Form 8-K filed with the SEC on January 30, 2018, May 17, 2018, May 25, 2018, August 2, 2018, October 15, 2018 and November 8, 2018; and

•

the description of our Common Stock contained in our registration statement on Form 8-A filed with the SEC on December 8, 2009, including any amendments thereto or reports filed for the purposes of updating this description.

The Company undertakes to provide without charge to each person to whom a copy of this information statement has been delivered, upon written or oral request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this information statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this information statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

Cambium Learning Group, Inc.

17855 Dallas Parkway, Suite 400

Dallas, Texas

Telephone Number: (888) 399-1995

Parent and Merger Sub have supplied, and the Company has not independently verified, the information in this information statement relating to Parent and Merger Sub.

Stockholders should not rely on information other than that contained in or incorporated by reference in this information statement. The Company has not authorized anyone to provide information that is different from that contained in this information statement. This information statement is dated                , 2018. No assumption should be made that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, the Company will, where relevant and if required by applicable law, update such information through a supplement to this information statement.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

CAMBIUM LEARNING GROUP, INC.,

CAMPUS HOLDING CORP.

and

CAMPUS MERGER SUB INC.

Dated as of October 12, 2018

EXHIBITS:

Exhibit A	-	Form of Certificate of Incorporation
Exhibit B	-	Form of Bylaws

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 12, 2018, is by and among Cambium Learning Group, Inc., a Delaware corporation (the “Company”), Campus Holding Corp., a Delaware corporation (“Parent”), and Campus Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Capitalized terms used in this Agreement and not otherwise defined above or in the text below have the meanings given to them in Section 8.17.

WITNESSETH:

WHEREAS, Parent desires to acquire the Company, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition of the Company by Parent, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned Subsidiary of Parent, and each Company Common Share (other than Cancelled Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and the holders of Company Common Shares, (ii) approved and declared advisable this Agreement and the Merger, (iii) resolved to recommend to the holders of Company Common Shares that such holders adopt this Agreement (such recommendation by the Company Board, the “Company Board Recommendation”), and (iv) directed that this Agreement be submitted to the holders of Company Common Shares for their adoption;

WHEREAS, the board of directors of Parent and the board of directors of Merger Sub have approved the Merger and this Agreement and deem it advisable and in the best interests of their respective stockholders to consummate the Merger and the other transactions contemplated hereby, in each case, on the terms and conditions set forth herein;

WHEREAS, Parent, as the sole stockholder of Merger Sub, has acted by written consent, which consent by its terms shall be effective immediately following the execution of this Agreement by the parties hereto, to adopt this Agreement in accordance with the DGCL and the certificate of incorporation and bylaws of Merger Sub, in each case as in effect as of the date hereof (the “Parent Consent”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Equity Investor has duly executed and delivered to the Company a limited guarantee, dated as of the date hereof, in favor of the Company (the “Guarantee”);

WHEREAS, it is expected that promptly following, and in any event no later than 8:30 p.m. local time in New York, New York on the date immediately following the date of execution and delivery of this Agreement (such time, the “Consent Deadline”), the Majority Stockholder will execute and deliver, or cause to be executed and delivered, to the Company and Parent, a true, correct and complete copy of the irrevocable written consent providing for the adoption of this Agreement by the Majority Stockholder, in a form agreed to by Parent (the “Written Consent”);

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, the Company has delivered to Parent the VKidz Agreement Amendment (as defined below), duly executed by the parties thereto; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I.

THE MERGER

Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. local time at the offices of Lowenstein Sandler LLP, 1251 Avenue of the Americas, New York, New York 10020 on the second Business Day following the day on which the last of the conditions set forth in ARTICLE VI to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, or at such other place, date and time as the Company and Parent may agree in writing; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), then the Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earliest to occur of (a) any Business Day during or before the expiration of the Marketing Period as may be specified by Parent on no fewer than two Business Days’ prior written notice to the Company and (b) the second Business Day following the expiration of the Marketing Period. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3 Effective Time. On the Closing Date, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL in order to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such time as may be agreed between the parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such time is hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL.

Section 1.5 Organizational Documents of the Surviving Corporation.

(a) At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety to read in the form attached hereto as Exhibit A and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended, subject to the provisions set forth in Section 5.9, in accordance with the provisions thereof and applicable Law.

(b) At the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to read in the form attached hereto as Exhibit B and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter amended, subject to the provisions set forth in Section 5.9, in accordance with the provisions thereof and applicable Law.

Section 1.6 Directors. Except as otherwise directed in writing by Parent, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation or as otherwise provided by Law.

Section 1.7 Officers. Except as otherwise directed in writing by Parent, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal, in accordance with the certificate of incorporation and by-laws of the Surviving Corporation or as otherwise provided by Law.

Section 1.8 Closing Deliverables.

(a) Company Closing Deliverables. At or prior to the Closing, the Company shall deliver to Parent the following:

(i) the certificates contemplated by Sections 6.3(c) and 6.3(d);

(ii) the Payoff Letter; and

(iii) to the extent requested by Parent, in accordance with and subject to the provision of Section 5.17, the resignations by the Company of the applicable directors of the Company and its Subsidiaries.

(b) Parent and Merger Sub Closing Deliverables. At or prior to the Closing, Parent and Merger Sub, as applicable, shall deliver, or cause to be delivered, to the Company or the applicable Person the following:

(i) the certificate contemplated by Section 6.2(c); and

(ii) payment of the Payoff Amount, on the terms and subject to the conditions set forth in the Payoff Letter.

ARTICLE II.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub, any holder of Company Common Shares or shares of common stock of Merger Sub or any other Person (other than the Secretary of State of the State of Delaware):

(i) Conversion of Common Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. From and after the Effective Time, all certificates representing the shares of common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(ii) Cancellation of Certain Company Common Shares. Each Company Common Share issued immediately prior to the Effective Time that is owned or held in treasury or otherwise by the Company and each Company Common Share issued and outstanding immediately prior to the Effective Time that is owned or held by (A) any wholly-owned Subsidiary of the Company or (B) Parent or any of its wholly owned Subsidiaries (including Merger Sub), shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (the “Cancelled Shares”), and no Merger Consideration or other consideration shall be delivered in exchange therefor.

(iii) Conversion of Company Common Shares. (A) Each Company Common Share issued and outstanding immediately prior to the Effective Time (other than (x) the Cancelled Shares, (y) the Dissenting Shares, and (z) the Company Common Shares beneficially owned, as of immediately prior to the Effective Time, by the Specified Stockholders) shall be automatically converted into the right to receive $14.50 in cash, without interest (the “A Merger Consideration”), and (B) each Company Common Share issued and outstanding immediately prior to the Effective Time beneficially owned, as of immediately prior to the Effective Time, by any Specified Stockholder shall be automatically converted into the right to receive $11.50 in cash, without interest (the “B Merger Consideration”, and together with the A Merger Consideration, as applicable, the “Merger Consideration”).

All of the Company Common Shares converted into the right to receive the Merger Consideration pursuant to this ARTICLE II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and uncertificated Company Common Shares represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such Company Common Shares (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration into which the Company Common Shares represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 2.1.

(b) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary (but subject to this Section 2.1(b)), Company Common Shares issued and outstanding immediately prior to the Effective Time held by a holder who has not voted to adopt this Agreement or consented thereto in writing and is entitled to demand, and has properly demanded, appraisal for such Company Common Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Company Common Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as described in Section 2.1(a)(iii), but at the Effective Time shall be converted into the right to receive such consideration as may be determined to be due to such holder pursuant to the procedures set forth in Section 262 of the DGCL, subject to the further provisions of this Section 2.1(b). All Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and any Book-Entry Shares or Certificates representing Dissenting Shares shall thereafter represent only the rights of the holder thereof under Section 262 of the DGCL, subject to the further provisions of this Section 2.1(b). If any holder of Dissenting Shares timely withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal pursuant to the DGCL, then the right of such holder to be paid the fair value of such Dissenting Shares under the DGCL shall cease, and such Dissenting Shares shall instead be deemed to have been converted, as of the Effective Time, into the right to receive the Merger Consideration only, without interest, pursuant to Section 2.1(a)(iii), subject to the provisions set forth in Section 2.2. Except with the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed, the Company shall not make any payment with respect to, or offer to setter or settle, any demands with respect to Dissenting Shares or in relation to Section 262 of the DGCL, or agree to do any of the foregoing.

(c) Certain Adjustments. If between the date hereof and the Effective Time, the outstanding Company Common Shares shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided that nothing in this Section 2.1(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the express terms of this Agreement.

Section 2.2 Exchange of Certificates.

(a) Appointment of Paying Agent. Prior to the Closing, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration and shall enter into a paying agent agreement reasonably acceptable to the Company relating to the Paying Agent’s responsibilities under this Agreement.

(b) Deposit of Merger Consideration. Prior to or as promptly as possible following the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, in trust for the benefit of the holders of Company Common Shares, cash sufficient to pay the aggregate Merger Consideration (but not any Merger Consideration in respect of any Dissenting Shares as of the Effective Time) (such aggregate Merger Consideration, the “Payment Fund”). If for any reason (including if any Dissenting Shares cease to be Dissenting shares as set forth in Section 2.1(b)) the Payment Fund is inadequate to pay the amounts to which holders of Company Common Shares shall be entitled under Section 2.1(a)(iii), Parent shall take all steps necessary to promptly deposit, or cause to be deposited, additional cash with the Paying Agent sufficient to make all payments required under this Agreement.

(c) Exchange Procedures. As promptly as practicable (and no later than the second Business Day) after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Company Common Shares whose Company Common Shares were converted pursuant to Section 2.1(a)(iii) into the right to receive the Merger Consideration (i) a letter of transmittal, in the form reasonably agreed between Parent and the Company (the “Letter of Transmittal”), and (ii) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration.

(d) Surrender of Certificates or Book-Entry Shares. Upon (i) surrender of Certificates to the Paying Agent, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, or (ii) in respect of Book-Entry Shares, receipt of an “agent’s message” by the Paying Agent (provided that receipt of an “agent’s message” shall be deemed to be an express acknowledgement that the holder of such Book-Entry Shares has received and agrees to be bound by the terms of the Letter of Transmittal (and shall be deemed to have delivered and executed a copy thereof)), in each case, together with such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares, as applicable, shall be entitled to receive in exchange therefor the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement. In the event of a transfer of ownership of Company Common Shares that is not registered in the transfer or stock records of the Company, any cash to be paid upon due surrender of the Certificate or Book-Entry Share formerly representing such Company Common Shares may be paid to any such transferee if such Certificate or Book-Entry Share is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable, in each case, reasonably acceptable to the Paying Agent. No interest shall be paid or shall accrue on the Merger Consideration payable upon surrender of any Certificate or Book-Entry Share.

(e) No Further Ownership Rights in Company Common Shares. From and after the Effective Time, subject to applicable Law in the case of Dissenting Shares, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2(d), without interest, or, in the case of Dissenting Shares, the rights to which a holder of Dissenting Shares may be entitled under Section 262 of the DGCL, subject to the provisions thereof and of Section 2.2(b), and (ii) the stock transfer books of the Company shall be closed with respect to all Company Common Shares outstanding immediately prior to the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares

formerly representing Company Common Shares are presented to the Surviving Corporation, Parent or the Paying Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this ARTICLE II, subject to applicable Law in the case of Dissenting Shares.

(f) Investment of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent; provided that any such investments shall be in obligations of, or guaranteed by, the United States government; provided, further, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this ARTICLE II, and following any losses from any such investment, Parent shall promptly provide, or cause to be provided, additional funds to the Paying Agent for the benefit of the holders of Company Common Shares at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Payment Fund.

(g) Termination of Payment Fund. Any portion of the Payment Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares on the first anniversary of the Effective Time shall be delivered to Parent, upon demand, and any holder of Certificates or Book-Entry Shares that has not theretofore complied with this ARTICLE II shall thereafter look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration that such holder has the right to receive pursuant to this ARTICLE II, without any interest thereon.

(h) No Liability. Subject to applicable Law, none of Parent, the Company, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Subject to applicable Law, notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the cash to be paid in accordance with this ARTICLE II that remains undistributed to the holders of Certificates and Book-Entry Shares, as of immediately prior to the date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity, shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto and shall not render the Merger or other transactions contemplated by this Agreement ineffective.

(i) Withholding Rights. Each of the Company, the Surviving Corporation, Parent, Merger Sub and the Paying Agent (without duplication) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement or any transaction contemplated by this Agreement , any amounts required to be deducted or withheld with respect to the making of such payment under applicable Tax Law. To the extent that any amounts are so deducted or withheld and timely remitted to the appropriate Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Prior to the Closing, the applicable withholding agent shall (except for any employment tax withholding with respect to amounts treated as compensation paid to employees or any withholding as a result of the failure to deliver the certificate required by Section 6.3(d) of this Agreement) use commercially reasonable efforts to (i) notify the Company of any anticipated withholding, (ii) consult with the Company in good faith to determine whether such deduction and withholding is required under applicable Tax law, and (iii) cooperate with the Company in good faith to minimize the amount of any applicable withholding.

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, reasonably acceptable to the Paying Agent, and, if required by the Surviving Corporation or the Paying Agent, the posting by such Person of a bond in such amount as the Surviving Corporation or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 2.2(g), Parent or the Surviving Corporation) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration in accordance with the terms of this Agreement.

Section 2.3 Treatment of Company Options. At the Effective Time, each compensatory option to purchase Company Common Shares (a “Company Option”) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be cancelled by virtue of the Merger and without any action on the part of the holder thereof, in consideration for the right to receive, as promptly as practicable (but no later than five (5) Business Days) following the Effective Time, a cash payment (without interest and less such amounts as are required to be withheld or deducted under applicable Tax Law with respect to the making of such payment) with respect thereto equal to the product of (i) the number of Company Common Shares subject to such Company Option as of immediately prior to the Effective Time and (ii) the excess, if any, of the A Merger Consideration over the exercise price per Company Common Share subject to such Company Option as of the Effective Time; provided that the Surviving Corporation shall pay all charges and expenses in connection with such payment.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in any form, document or report publicly filed with or publicly furnished to the SEC by the Company or any of its Subsidiaries prior to the date hereof (excluding (i) for the avoidance of doubt, VKidz and (ii) any disclosures set forth in any “risk factors,” “forward-looking statements” or “market risk” sections to the extent they are cautionary, predictive or forward-looking in nature) (collectively, the “Company SEC Disclosures”), provided that nothing disclosed in the Company SEC Disclosures will be deemed to modify or qualify the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.19 and 3.20 or (b) as disclosed in the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”) (it being understood that the Company Disclosure Schedule shall be deemed disclosure with respect to, and shall be deemed to qualify, the specific section or subsection of this Agreement against which it is expressly disclosed and such other sections or subsections of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection without independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other numbered and lettered sections of this ARTICLE III, and other than the representations and warranties in Section 3.2), the Company represents and warrants to Parent as follows:

Section 3.1 Organization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and (where such concept is recognized) in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Section 3.1(b) of the Company Disclosure Schedule sets forth a list, true and complete in all respects, of all Subsidiaries of the Company, including, with respect to each Subsidiary of the Company, (i) its name, (ii) its jurisdiction of organization, (iii) its form of organization, (iv) its authorized Equity Interests, (v) its issued and outstanding Equity Interests, including the number thereof, and (vi) the holder(s) of such issued and outstanding Equity Interests.

Section 3.2 Capital Stock and Indebtedness.

(a) The authorized capital stock of the Company consists of 150,000,000 shares of common stock, $0.001 par value per share (the “Company Common Shares”), and 15,000,000 preferred shares, $0.001 par value per share. As of October 11, 2018 (the “Specified Date”), (i) 47,300,262 Company Common Shares were issued and outstanding (not including shares held in treasury), (ii) 6,532,189 Company Common Shares were held in treasury, (iii) 2,084,621 Company Common Shares were issuable upon the exercise of outstanding Company Options, which had a weighted average exercise price of $3.93, and (iv) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding Company Common Shares are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, were issued in accordance with applicable Law and were not issued in violation of any preemptive or other similar rights.

(b) Section 3.2(b) of the Company Disclosure Schedule completely and accurately sets forth the Company Option Information.

(c) Except for this Agreement, the Rights Agreement, the certificate of incorporation of the Company as in effect as of the date hereof and the Company Options, as of the date hereof, there are no outstanding subscriptions, options, warrants, rights of first refusal, rights of first offer, voting agreements, calls, puts, convertible securities, exchangeable securities, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, equity-based compensation or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (A) obligating the Company or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale any shares of capital stock or other Equity Interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or Equity Interests, (2) grant, extend or enter into any such subscription, option, warrant, right of first refusal, right of first offer, voting agreement, call, put, convertible securities, exchangeable securities, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, equity-based compensation or other similar right, agreement or commitment relating to the capital stock or other Equity Interest of the Company or any Subsidiary of the Company or (3) redeem or otherwise acquire any such shares of capital stock or other Equity Interests, or (B) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries. As of the date hereof, neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. As of the date hereof there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other Equity Interest of the Company or any of its Subsidiaries, and to the knowledge of the Company, no voting trusts or other agreements or understandings with respect to the voting or registration of the capital stock or other Equity Interest of the Company or any of its Subsidiaries is in effect. Since the Specified Date through the date hereof, the Company has not authorized, issued or repurchased any shares of its capital stock (other than in connection with the exercise, settlement or vesting of Company Options in accordance with their respective terms) or granted any Company Options.

(d) Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each Subsidiary of the Company, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights in favor of any Person other than the Company or a Subsidiary of the Company, were issued in accordance with applicable Law and were not issued in violation of any preemptive or other similar rights. Except for the Equity Interests in the Company’s Subsidiaries set forth in Section 3.1(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any Equity Interest in any Person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any Equity Interest in any Person).

Section 3.3 Corporate Authority Relative to this Agreement; Consents and Approvals; No Violation.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, and, subject to the Company Stockholder Approval having occurred, to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly, validly and unanimously authorized by the Company Board and, except for the Company Stockholder Approval having occurred and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action or proceedings on the part of the Company or vote of the Company’s stockholders are necessary to authorize the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, this Agreement constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or other similar Laws affecting creditor’s rights generally and the availability of equitable relief and any implied covenant of good faith and fair dealing (the “Enforceability Exceptions”).

(b) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the requirements of the applicable U.S. federal securities Laws, including the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) thereunder (collectively, the “Securities Laws”), including, assuming the occurrence of the Company Stockholder Approval as contemplated herein, the filing and delivery with the SEC and mailing to the holders of Company Common Shares of an information statement on Schedule 14C (the “Information Statement”) prepared pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the Merger and the other transactions contemplated hereby (which shall also satisfy applicable requirements of the DGCL), (iii) the rules and regulations of The Nasdaq Capital Market, (iv) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (v) requirements under applicable state securities Laws or “blue sky” Laws and the securities Laws of any foreign country and (vi) the approvals set forth in Section 3.3(b) of the Company Disclosure Schedule (covering the applicable Laws or other legal restraints of foreign countries designed to govern competition or trade regulation or to prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”)) (clauses (i) through (vi), collectively, the “Transaction Approvals”), and subject to the accuracy of Parent’s and Merger Sub’s representations and warranties set forth in Section 4.2(b), no material authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained under applicable Law for the consummation by the Company of the transactions contemplated by this Agreement.

(c) The execution and delivery by the Company of this Agreement does not, and (assuming the Transaction Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of the Company or any of its Subsidiaries, in each case, with or without notice or the passage of time or both, pursuant to, any Contract to which the Company or any of its Subsidiaries is a party or by which it or any of its respective properties or assets is bound, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the Company’s Organizational Documents or (iii) conflict with or violate any applicable Laws except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.4 Reports and Financial Statements.

(a) The Company has timely filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC since January 1, 2016 (all such forms, documents and reports filed or furnished by the Company since such date, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the applicable requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Act of 2010, as amended (the “Dodd-Frank Act”) and other applicable Law, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents. To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. None of the Company’s Subsidiaries is required to file any forms, reports, registrations, statements or other documents with the SEC.

(b) Each of the consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents (i) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or nature and to any other adjustments described therein, including the notes thereto), (ii) were prepared in all material respects in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply as to form, in all material respects, with the applicable accounting requirements under the Securities Act, the Exchange Act and the applicable rules and regulations of the SEC.

(c) Neither the Company nor any of its Subsidiaries is, or has any commitment to become, a party to any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents (including any audited financial statements and unaudited interim financial statements of the Company included therein).

Section 3.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the

Sarbanes-Oxley Act for the fiscal year ended December 31, 2017, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect, in any material respect, the Company’s ability to report financial information and (ii) any fraud or allegations of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof. Each of the Company and its Subsidiaries has substantially addressed any such deficiency, material weakness or fraud.

Section 3.6 No Undisclosed Liabilities. There are no Liabilities of the Company or any of its Subsidiaries of any nature whatsoever (whether, accrued, absolute, determined, contingent or otherwise and whether due or to become due) that would be required by GAAP to be reflected on a consolidated balance sheet (or the footnotes thereto) of the Company and its Subsidiaries, except for (i) Liabilities that are reflected or reserved against on the consolidated balance sheet of the Company and its Subsidiaries included in its Annual Report on Form 10-K for the annual period ended December 31, 2017 (including any notes thereto), (ii) Liabilities arising in connection with this Agreement or the transactions contemplated hereby, (iii) Liabilities incurred in the ordinary course of business that are not, individually or in the aggregate, material in amount or nature, and (iv) Liabilities that have been discharged or paid in full in the ordinary course of business, and (v) Liabilities that do not or would not be reasonably expected to exceed, individually or in the aggregate, $1,000,000.

Section 3.7 Compliance with Law; Permits.

(a) Except where the failure to comply, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries are, and since January 1, 2016 have been, in compliance with all applicable federal, state, local and foreign laws, codes, statutes, ordinances, rules, regulations, judgments, Orders, injunctions, decrees, stipulations, writs, awards or agency requirements of any Governmental Entity (collectively, “Laws” and each, a “Law”), and (ii) since January 1, 2016, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s knowledge, other communication from any Governmental Entity regarding any actual or alleged failure to comply with any Law in a material respect.

(b) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries hold all Permits necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets, and to carry on and operate their businesses as currently conducted.

(c) None of the Company, its Subsidiaries, any director, officer, employee or, to the Company’s knowledge, any agent of the Company or any of its Subsidiaries, in each case, acting on behalf of the Company or any of its Subsidiaries, has in the past three (3) years, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries; or (iii) otherwise violated or is in violation of applicable Bribery Legislation.

(d) During the last three (3) years, neither the Company nor any of its Subsidiaries has, in connection with or relating to the business of the Company or any of its Subsidiaries, received notice from or made a voluntary disclosure to any Governmental Entity regarding any actual or potential violation of Bribery Legislation; or has been under administrative, civil, or criminal investigation, indictment, or audit (other than a routine contract audit) concerning any actual or potential violation of Bribery Legislation.

Section 3.8 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and each of its Subsidiaries are in compliance with applicable Environmental Laws, and each has obtained, maintained, and complied with all Environmental Permits necessary for the conduct and operation of their respective businesses as presently conducted, (ii) since January 1, 2016, none of the Company or any of its Subsidiaries has received any written notice, demand, letter or claim alleging that the Company or such Subsidiary is in violation of, or liable under, any Environmental Law or Environmental Permit, (iii) none of the Company or any of its Subsidiaries is subject to any judgment, decree or judicial Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials, and (iv) neither the Company nor any its Subsidiaries has assumed, undertaken, or otherwise become subject to any Liability of another Person relating to Environmental Laws other than any indemnities in Material Contracts which have been made available to Parent.

(b) The Company has made available to Parent all material assessments, reviews, reports, audits, inspections relating to Environmental Laws, Environmental Permits, or Hazardous Materials involving the Company or any of its Subsidiaries or any material real property subject to any Company Lease and all material correspondence relating to unresolved material non-compliance or material liability under Environmental Laws or Environmental Permits involving the Company or any of its Subsidiaries that are in their possession or reasonable control.

Section 3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of each material Company Benefit Plan and each Material Employment Agreement. With respect to each material Company Benefit Plan, to the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) the most recent plan document (or, if not written, a summary of its material terms); (ii) the most recent related trust documents or other funding arrangement; (iii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”); (iv) the most recent determination, opinion or advisory letter from the IRS for any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code; and (v) the most recent summary plan description. The Company has delivered or made available to Parent a true, correct and complete copy of each Material Employment Agreement. Except as specifically provided in the foregoing documents delivered or made available to Parent by the Company, there are no amendments to any Company Benefit Plan or any Material Employment Agreement that have been adopted or approved nor has the Company or any of its Subsidiaries agreed to make any such amendments or to adopt or approve any new Company Benefit Plan or Material Employment Agreement that would result in a material Liability of the Company following the Closing.

(b) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has received a currently effective favorable determination, opinion or notification letter from the IRS as to its qualification, and, to the Company’s Knowledge, nothing has occurred since the date of such letter that would reasonably be expected to cause the revocation of such letter or the loss of such qualification.

(c) All contributions required to be made to any Company Benefit Plan by applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period in the past year have been timely made or paid in full.

(d) Each Company Benefit Plan has been established, maintained, funded, operated and administered in compliance in all material respects with its terms and with ERISA, the Code and all other applicable Law. There are no pending or, to the Company’s knowledge, threatened in writing material claims (other than routine claims for benefits) or Proceedings against any Company Benefit Plan and, to the Company’s knowledge, there are no facts or events that would reasonably be expected to give rise to any such Proceedings that could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan, any Company Benefit Plan, any participant in a Company Benefit Plan, or any other party. No non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred within the past six years with respect to any Company Benefit Plan. Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance, if any, has been, since January 1, 2005, in operational compliance, and, since January 1, 2009, in documentary compliance, with Section 409A of the Code.

(e) Except as set forth on Section 3.9(e) of the Company Disclosure Schedule, none of the Company, its Subsidiaries nor any of their respective ERISA Affiliates has during the past six (6) years sponsored, maintained, or contributed to, any employee benefit plan or program that is (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiple employer plan” within the meaning of Sections 4063 or 4064 of ERISA, or (iii) a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA (a “Multiemployer Plan”). Except as set forth on Section 3.9(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for (i) health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA or similar Law and at the sole cost to the participant (or his or her beneficiaries), (ii) death benefits attributable to deaths that occur at or prior to termination of service, (iii) retirement benefits under any Company Benefit Plan that is intended to be qualified pursuant to Section 401(a) of the Code, (iv) benefits through the end of the month of termination of employment, or (v) post-termination benefits during any period to convert a group Company Benefit Plan to an individual plan.

(f) Except as set forth on Section 3.9(f) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby could, either alone or in conjunction with any other event, (i) result in any payment (including severance, deferred compensation, Tax gross-up, retention, bonus or other payment) becoming due under any Company Benefit Plan or Employment Agreement, (ii) increase any benefits (including severance, deferred compensation, or equity compensation) otherwise payable or provided under any Company Benefit Plan or Employment Agreement, or (iii) result in the acceleration of the time of payment, funding or vesting of any payments or benefits under any Company Benefit Plan or Employment Agreement. No amount, economic benefit or other entitlement that would be received (including in cash or property or vesting of property) as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with any other event, including any termination of employment on or following the date hereof) by any Person who could reasonably be expected to be a “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to the Company could reasonably be expected to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

Section 3.10 Absence of Certain Changes or Events. Since January 1, 2018 through the date hereof, (a) the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business, (b) there has not been any fact, change, circumstance, event, occurrence, condition or development that has had, individually or in the aggregate, a Material Adverse Effect, and (c) there has not been any action taken by the Company or any of its Subsidiaries that, if taken by the Company or any of its Subsidiaries during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a violation of, or would require the consent of Parent under, subclauses (A) through (I), (M) through (O), and (R) through (Y) (solely to the extent it applies to the foregoing clauses) of Section 5.1(b).

Section 3.11 Litigation; Orders. As of the date hereof, (a) there is no Proceeding pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, or any of their respective directors, officers or employees in their capacities as such that that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) neither the Company nor any of its

Subsidiaries is subject to, or in default under, any outstanding Order pursuant to which the Company or its Subsidiaries have ongoing obligations that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.12 Company Information. Neither the Information Statement nor any other filings required under the Securities Laws relating to the Merger will, at the time such documents are filed with the SEC, at any time such documents are amended or supplemented or at the time such documents are first published, sent or given to the holders of Company Common Shares, contains any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement and any other filings required under the Securities Laws relating to the Merger, as the case may be, will comply as to form in all material respects with the Securities Laws. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 3.13 Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) (i) The Company and each of its Subsidiaries have timely filed (taking into account any applicable extension of time within which to file) all Tax Returns required to be filed by or with respect to it in accordance with all applicable laws, and all such filed Tax Returns are true, complete and correct; (ii) the Company and each of its Subsidiaries has paid in full all Taxes due and payable (whether or not shown on such Tax Returns), or, where payment is not yet due, the Company has made adequate provision for all Taxes in its financial statements in accordance with GAAP, except with respect to Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; and (iii) as of the date hereof, no deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by, or Tax Returns filed or required to be filed by or with respect to, the Company or any of its Subsidiaries, in each case, other than in respect of matters for which adequate reserves have been established, in accordance with GAAP.

(b) As of the date hereof, there is no claim, audit, action, suit, proceeding or investigation, to the knowledge of the Company, currently pending, proposed or threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax asset other than in respect of matters for which adequate reserves have been established, in accordance with GAAP.

(c) There are no Liens for Taxes on any property of the Company or any of its Subsidiaries other than Permitted Liens.

(d) No written claim has been made by any Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns or pay Taxes that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction during the three-year period ending on the date hereof.

(e) Neither the Company nor any of its Subsidiaries (i) has ever been a member of an affiliated, combined, consolidated, unitary or similar Tax group (other than a group the common parent of which is the Company or a Subsidiary of the Company), or (ii) has any liability for Taxes of any person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(f) The Company will not be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (i) a change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iii) a prepaid amount received, or paid, on or prior to the Closing Date or (iv) a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) executed on or prior to the Closing Date.

(g) Neither of the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in any distribution that was purported or intended to be governed by Section 355 of the Code occurring during the two-year period ending on the date hereof.

(h) Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension or waiver of the statute of limitations period, or of the time for assessment or collection, applicable to any Tax or Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.

(i) Neither the Company nor any of its Subsidiaries has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or foreign Tax Law).

(j) As of December 31, 2017, the Company, in its capacity as the common parent of a consolidated group for U.S. federal income tax purposes, had, in the aggregate, the amount of net operating losses (as determined for U.S. federal tax purposes) as was reported on the Company’s 2017 federal income Tax Return.

(k) Since January 1, 2016, the Company and each of its Subsidiaries has collected all material sales and use, value added, goods and services and other similar Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entity, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

(l) Notwithstanding anything herein to the contrary, the representations and warranties contained in this Section 3.13 and, to the extent expressly referring to Code sections, Section 3.9, are the sole and exclusive representations of the Company with respect to Taxes and Tax matters.

Section 3.14 Employment and Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement (each, a “Collective Bargaining Agreement”). No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or to the knowledge of the Company threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof (i) there are no organizing activities, strikes, lockouts, slowdowns, work stoppages, material arbitrations or material grievances, or other material labor disputes against the Company or any of its Subsidiaries pending or, to the Company’s knowledge, threatened in writing; (ii) there is no pending charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity; and (iii) the Company and its Subsidiaries have complied in all material respects with all Laws regarding employment and employment practices (including anti-discrimination), terms and conditions of employment and wages and hours (including classification of employees and equitable pay practices) and other Laws in respect of any reduction in force (including notice, information and consultation requirements), and no claims relating to non-compliance with the foregoing are pending or, to the Company’s knowledge, threatened. Except as could not reasonably be expected to have a Material Adverse Effect, each individual who renders services to the Company or any of its Subsidiaries who is classified by the Company or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status is properly so characterized.

Section 3.15 Real Property. Neither the Company nor any Subsidiary owns any real property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company or a Subsidiary of the Company has a good and valid leasehold interest in each material Company Lease, free and clear of all Liens (other than Permitted Liens) and all such Company Leases are in full force and effect and are enforceable in accordance with their respective terms and (b) none of the Company or any of its Subsidiaries has received written notice of any material default under any agreement evidencing any Lien or other agreement affecting any Company Lease, which default continues on the date hereof.

Section 3.16 Intellectual Property; Data Security; Information Technology.

(a) The Patents, pending Patent applications, registered Marks, pending applications for registration of Marks and registered Copyrights owned by the Company or any of its Subsidiaries are referred to collectively as the “Company Registered Intellectual Property.”

(b) Set forth in Section 3.16(b) of the Company Disclosure Schedule is a complete and accurate list of each item of Company Registered Intellectual Property, including, with respect to each item, the application serial number or registration number, as appropriate, and the record and, if different, beneficial owner thereof. Each item of Company Registered Intellectual Property is subsisting and, to the Company’s knowledge, is valid and enforceable. The Company and its Subsidiaries own all right, title, and interest, free and clear of all Liens (except for Permitted Liens) to all Company Registered Intellectual Property, except as set forth in Section 3.16(b) of the Company Disclosure Schedule. To the Company’s knowledge, each of the Company and each of its Subsidiaries owns or has the right to use all Intellectual Property necessary to conduct its business as currently conducted and as currently proposed to be conducted.

(c) (i) To the Company’s knowledge, neither the conduct of the business of the Company and its Subsidiaries nor any of the Company Products infringes, violates or constitutes misappropriation of any Intellectual Property of any Person; (ii) to the Company’s knowledge, no Person is infringing, violating, or misappropriating any Intellectual Property owned by the Company or its Subsidiaries; and (iii) there is no pending claim asserted in writing against the Company or any of its Subsidiaries (including any “cease and desist” letters and invitations to license) asserting that the Company or any Subsidiary has infringed, violated or misappropriated, or is infringing, violating or misappropriating any Intellectual Property rights of any Person.

(d) The Company and its Subsidiaries have implemented commercially reasonable measures to protect the confidentiality, integrity and security of the Company’s and its Subsidiaries’ material Trade Secrets, and to the Company’s knowledge, there is no material unauthorized use, disclosure or misappropriation by any Person of any such Trade Secrets. In connection with the Company’s and its Subsidiaries’ license grants to third parties of any licenses to use any Source Code to any material Software for any Company Product which the Company and its Subsidiaries have determined to maintain as a Trade Secret, such arrangements contain customary contractual protections designed to appropriately limit the rights of such third-party licensees and preserve the Company’s rights to the Trade Secrets embodied by such Source Code.

(e) No Software owned by the Company or any of its Subsidiaries that is material to the conduct of the business of the Company or any of its Subsidiaries or to any Company Product has been or is being distributed, in whole or in part, or was used, or is being used, in each case by the Company or one of its Subsidiaries, in conjunction with any Public Software in a manner which would require that, pursuant to the terms of the corresponding Public Software License, such software owned by the Company or one of its Subsidiaries (excluding the original Public Software) or modification thereto be disclosed or distributed in Source Code form, made available at no charge or otherwise licensed to third parties.

(f) Except as set forth in Section 3.16(f) of the Company Disclosure Schedule, (i) the Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the material Trade Secrets of the Company and its Subsidiaries and third party confidential information provided to the Company or any Subsidiary that the Company or such Subsidiary is obligated to maintain in confidence; (ii) the Company and its Subsidiaries comply in all material respects with their internal policies and procedures, contractual obligations, applicable law and any other legal requirements, to the extent applicable, relating to privacy, data protection, and the collection, retention, protection and use of personal information collected, used, or held for use by (or on behalf of) the Company and its Subsidiaries; (iii) to the Company’s knowledge, none of the Company or any of its Subsidiaries has experienced a material data breach involving a third party obtaining unauthorized access to any personally indentifiable information or confidential customer data from the Company or any of its Subsidiaries or their IT Systems; and (iv) there are no claims pending or, to the knowledge of the Company, threatened in writing against the Company or its Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights.

(g) Each employee and independent contractor of the Company and each of its Subsidiaries who is involved in the development of material Intellectual Property of the Company or any of its Subsidiaries did so (i) within the scope of his or her employment or engagement such that, subject to and in accordance with applicable Law, all Intellectual Property rights arising therefrom became the property of the Company or such Subsidiary or (ii) pursuant to one or more written agreements with provisions relating to the protection of the Company’s or any of its Subsidiaries’ confidential information and assigning ownership to the Company or one of its Subsidiaries, as applicable, of all Intellectual Property rights developed for the Company or any of its Subsidiaries within the scope of the individual’s employment or independent contractor relationship with the Company or one of its Subsidiaries, as applicable, except in each case where the failure to do so would not be material to the Company and its Subsidiaries (taken as a whole). No such employee or independent contractor has, to the Company’s knowledge, asserted or threatened in writing a claim against the Company or any of its Subsidiaries with respect to the ownership or assignment of any such Intellectual Property rights, and, to the Company’s knowledge, no such employee or independent contractor has a valid claim against the Company or any of its Subsidiaries with respect to the ownership or assignment of any such Intellectual Property rights. Except as set forth in Section 3.16(g) of the Company Disclosure, neither the Company nor any of its Subsidiaries has granted to any Person a joint ownership interest of, or has granted or permitted any Person to retain, any exclusive rights that remain in effect in, any Intellectual Property that is material to the conduct of the businesses of the Company or any of its Subsidiaries.

(h) The IT Systems of the Company and its Subsidiaries are adequate, in all material respects, for the operation of the business of the Company and its Subsidiaries as currently conducted, and are in good working order (normal wear and tear excepted), and, to the Company’s knowledge, are free of all viruses, worms, Trojan horses, bugs, errors, problems or other known contaminants, in each case, of a nature that would materially disrupt their operation or have a material adverse impact on the operation of such IT Systems. There has not been any material malfunction with respect to any such IT Systems in the past three years that has not been remedied or replaced in all material respects. The Company and its Subsidiaries have taken adequate steps, in all material respects, to provide for the back-up and recovery of material data and have adequate disaster recovery plans and procedures.

Section 3.17 Opinion of Financial Advisor. The Company Board has received the opinion of Macquarie Capital (USA) Inc., dated the date the Company Board approved this Agreement, to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration to be received by the holders of the Company Common Shares in the Merger, pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 3.18 Material Contracts.

(a) Except as set forth in Section 3.18 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) (other than any Company Benefit Plan);

(ii) any Contract that expressly imposes any restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other Person or in any line of business or geographic area, or to solicit any client or customer;

(iii) any Contract that (A) expressly obligates the Company or its Subsidiaries (or following the Closing, Parent or its Subsidiaries) to conduct business with any third party on a preferential or exclusive basis, or (B) contains (1) “most favored nation”, “most favored customer”, “most favored supplier” or similar covenants, (2) take or pay provisions (committing a Person to buy a minimum quality of goods or services provided by another Person) or (3) requirements provisions (committing a Person to provide the quantity of goods or services require by another Person);

(iv) any Contract (A) relating to Indebtedness (other than intercompany Indebtedness owed by the Company or any wholly owned Subsidiary to any other wholly owned Subsidiary, or by any wholly owned Subsidiary to the Company) of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $500,000, or (B) with respect to, or that otherwise contemplates, any letters of credit, bankers’ acceptances, performance bonds, surety bonds, guarantees or similar obligations;

(v) any Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries;

(vi) any Contract entered into on or after January 1, 2016 that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of inventory in the ordinary course of business), business (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other Equity Interests of any Person, and with any outstanding obligations as of the date hereof, in each case with a value in excess of $500,000;

(vii) any material joint venture, partnership, limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(viii) any Contract with an Affiliate or other Person that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act;

(ix) any Contract pursuant to which the Company or any of its Subsidiaries obtains or grants (other than in the ordinary course of business) any licenses or other rights with respect to material Intellectual Property owned by the Company or its Subsidiaries or with respect to material Intellectual Property rights used in the conduct of the business of the Company or any of its Subsidiaries (other than licenses for commercially available Software with an annual license fee of less than $250,000) (each such Contract a “Material Company Intellectual Property Contract”);

(x) any Contract pursuant to which the Company or any of its Subsidiaries, as applicable, has agreed to provide any third party with access to Source Code for any Software owned or licensed by the Company or any of its Subsidiaries, or to provide for such Source Code to be put in escrow or a similar arrangement, or otherwise grants a license to such Source Code, for the benefit of a third party (including upon the occurrence of specified events);

(xi) any Contract relating to any resolution or settlement of any Proceeding, whether actual or, to the Company’s knowledge, threatened in writing, involving the Company or any of its Subsidiaries that (A) imposes continuing material obligations upon the operation of the Company and its Subsidiaries or (B) that has had or would reasonably be expected to result in payments by the Company and its Subsidiaries after January 1, 2018 in excess of $300,000 individually or, to the extent that multiple resolutions or settlements relate to the same Proceeding, in the aggregate with respect to all such resolutions or settlements;

(xii) any Contract granting any Lien (other than a Permitted Lien) on any of material assets or properties of the Company or any of its Subsidiaries;

(xiii) any Collective Bargaining Agreement;

(xiv) any Contract with any Material Customer;

(xv) any Contract with any Material Vendor;

(xvi) except for Contracts described in Section 3.18(a)(xiv) or 3.18(a)(xv), any Contract (A)(1) providing for aggregate payments to or by the Company and/or its Subsidiaries of $1,000,000 or more per year or in the next twelve (12) months, or (2) providing for aggregate payments to or by the Company and/or its Subsidiaries of $1,000,000 or more and require completion of performance by any party thereto more than one year from the date hereof, and (B) that cannot be terminated by the Company and/or its Subsidiaries without any penalty or liability and without more than 90 days’ notice;

(xvii) any material Company Lease; or

(xviii) any Contract that constitutes a material agreement of guarantee, credit support, indemnification or assumption or any similar commitment with respect to the obligations or liabilities (whether accrued, absolute, contingent or otherwise) of any other Person.

All contracts of the types referred to in clauses (i) through (xviii) above, collectively with the Majority Stockholder Agreements to which the Company or its Subsidiaries are a party, are referred to herein as “Company Material Contracts.”

(b) Neither the Company nor any Subsidiary of the Company is in material breach of or default in any respect under the terms of any Company Material Contract and, to the knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in material breach of or default in any respect under the terms of any Company Material Contract, and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Company’s knowledge, prior to the date hereof through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a material breach of or default or result in the termination of or a right of termination or cancelation thereunder, accelerate the performance or obligations required thereby, or result in the loss of any benefit under the terms of any Company Material Contract, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, each Company Material Contract (i) is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto, and (ii) is in full force and effect, subject to the Enforceability Exceptions, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no material Proceedings pending or, to the Company’s knowledge, threatened with respect to any Company Material Contract, and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to a Company Material Contract to terminate for default, convenience or otherwise any Company Material Contract, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.19 Finders or Brokers. Other than Macquarie Capital (USA) Inc., no broker, finder or investment banker is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or the Company Board.

Section 3.20 State Takeover Statutes. Assuming the accuracy of the Parent’s representations and warranties set forth in Section 4.10, no state “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other anti-takeover or similar Laws (each, a “Takeover Statute”) is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement. The Company Board has taken all actions necessary to render all potentially applicable Takeover Statutes inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement. Other than the Rights Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which the Company is subject, party or otherwise bound.

Section 3.21 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all insurance policies and surety or fidelity bonds currently maintained by or for the benefit of the Company or any of its Subsidiaries (collectively, the “Insurance Policies”) are in full force and effect and all premiums due with respect to all Insurance Policies have been paid as of the date of this Agreement, and, to the extent applicable, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that, with notice or lapse of time or both, would constitute a material breach or event of default, or permit a termination of any of the Insurance Policies.

Section 3.22 Affiliate Transactions. Section 3.22 of the Company Disclosure Schedule sets forth a complete an accurate list of all Majority Stockholder Agreements as in effect on the date hereof. Since January 1, 2018, there have been no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, in each case, between the Company or its Subsidiaries, on the one hand, and any director, officer or other Affiliate of the Company or any of its Subsidiaries, or any entity in which any such Person has a direct or indirect material interest, on the other hand, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated under the Securities Act (except for amounts due as normal salaries and bonuses and in reimbursement of expenses in the ordinary course of business) and have not been disclosed in the Company SEC Documents.

Section 3.23 Top Customers; Top Vendors.

(a) Section 3.23(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of the ten (10) largest customers (each, a “Material Customer”) of the Company and its Subsidiaries, taken as a whole, based on bookings generated by such customers during the last twelve months ended September 30, 2018 showing the aggregate bookings to each such Material Customer during each such period. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries (taken as a whole), during the past twelve months prior to the date hereof, neither the Company nor any of its Subsidiaries has been, or is currently, engaged in any material dispute with any Material Customer. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries (taken as a whole), neither the Company nor any of its Subsidiaries has received any written notice from any Material Customer expressly stating any intention or threat to terminate or materially reduce purchases from the Company or any of its Subsidiaries.

(b) Section 3.23(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the ten (10) largest vendors (each, a “Material Vendor”) of the Company and its Subsidiaries, taken as a whole, based on expenditures incurred by the Company and its Subsidiaries during the last twelve months ended September 30, 2018 showing aggregate amount invoiced by each such Material Vendor during each such period. Except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries (taken as a whole), during the past twelve months prior to the date hereof, neither the Company nor any of its Subsidiaries has been, or is currently, engaged in any material dispute with any Material Vendor. Except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries (taken as a whole), neither the Company nor any of its Subsidiaries has received any written notice from any Material Vendor expressly stating any intention or threat to terminate or materially reduce its provision of goods or services to the Company and its Subsidiaries.

Section 3.24 Rights Agreement. The Company and the Company Board have taken all actions necessary so that the execution and delivery of this Agreement will not cause (a) the grant of any new rights under the Rights Agreement or (b) any rights previously granted under the Rights Agreement to become exercisable, including, for the avoidance of doubt, an affirmative determination by the Company Board that each of Parent and Merger Sub is an “Exempt Person” (as defined in the Rights Agreement). Prior to the execution of this Agreement, the Company has provided Parent with a copy of the Company Board’s resolutions effecting the foregoing.

Section 3.25 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this ARTICLE III (as qualified by the Company Disclosure Schedule and the Company

SEC Disclosures), none of the Company, any of its Affiliates or any other Person on behalf of the Company or its Affiliates makes any express or implied representation or warranty (and there is and has been no reliance by Parent, Merger Sub or any of their respective Representatives) with respect to the Company, its Subsidiaries or its and their respective businesses or with respect to any other information provided, or made available, to Parent, Merger Sub or their respective Affiliates or Representatives in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in this ARTICLE III (as qualified by the Company Disclosure Schedule and the Company SEC Disclosures), neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Affiliates or Representatives or any other Person resulting from Parent’s, Merger Sub’s or their Affiliates’ or Representatives’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Affiliates or Representatives, including any information made available in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, including this Section 3.25, nothing shall limit any claim by Parent or Merger Sub for fraud.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate or company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority has not been, and would not reasonably be expected to be, material to Parent and Merger Sub, taken as a whole. Each of Parent and Merger Sub is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing has not been and is not reasonably expected to be material to the operations of Parent and Merger Sub, taken as a whole.

Section 4.2 Corporate Authority Relative to this Agreement; Consents and Approvals; No Violation.

(a) Each of Parent and Merger Sub has the requisite corporate or company, as applicable, power and authority to execute and deliver this Agreement, the other Contracts contemplated hereby and, subject to the effectiveness of the Parent Consent, to consummate the transactions contemplated hereby, including the Merger and the Financing, and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the other Contracts contemplated hereby and the consummation by each of them of the transactions contemplated hereby, including the Merger and the Financing, and thereby have been duly and validly authorized by the board of directors of Parent and the board of directors of Merger Sub and, except for the Parent Consent becoming effective in accordance with its terms and the DGCL and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate or company action or proceedings on the part of either Parent or Merger Sub, or other vote of Parent’s equityholders or Merger Sub’s stockholders, are necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, the other Contracts contemplated hereby and the consummation of the transactions contemplated hereby, including the Merger and the Financing, and thereby. The board of directors of Parent has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and the board of directors of Merger Sub has (i) determined that the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the sole stockholder of Merger Sub adopt this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.

(b) Other than in connection with or in compliance with the Transaction Approvals, no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained, under applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, including the Financing, except for such authorizations, consents, orders, licenses, permits, approvals, registrations, declarations, notices and filings that are not required to be made or obtained prior to the consummation of such transactions or that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby, including the Financing, and compliance with the provisions hereof will not, (i) conflict with or result in any violation of any provision of the Organizational Documents of Parent or Merger Sub, or (ii) assuming the Transaction Approvals are obtained, (A) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of Parent, Merger Sub or any of their Subsidiaries, in each case, with or without notice or the passage of time or both, pursuant to, any Contract to which Parent, Merger Sub or any of their Subsidiaries is a party or by which they or any of their respective properties or assets is bound, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, or (B) conflict with or violate any applicable Laws, except solely as it relates to this clause (ii), as has not had or as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3 Litigation. As of the date hereof, there is no Proceeding to which Parent or any of its Subsidiaries is a party pending or, to the knowledge of Parent, threatened that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, neither Parent nor Merger Sub is subject to any outstanding Order that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Parent and Merger Sub Information. None of the information supplied or to be supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Information Statement or any other filings required under the Securities Laws relating to the Merger will, at the time such documents are filed with the SEC, at any time such documents are amended or supplemented or at the time such documents are first published, sent or given to the holders of Company Common Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company expressly for inclusion or incorporation by reference therein.

Section 4.5 Finders or Brokers. Neither Parent nor any of Parent’s Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.6 Financing; Solvency.

(a) Parent has delivered to the Company a true, complete and correct copy of the fully executed debt commitment letter, together with any related fee letters (in the case of the fee letters, redacted only for confidential provisions related to fees, flex terms and other economic terms, none of which adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing contemplated thereby in any respect), dated as of the date hereof, by and among Royal Bank of Canada, Deutsche Bank AG New York Branch, Deutsche Bank Securities, Inc., Chain Bridge Opportunistic Funding, LLC and Parent providing for debt financing as described therein (together, including all exhibits, schedules and annexes, the “Debt Commitment Letter”), pursuant to which, upon the terms and subject only to the conditions set forth therein, the Debt Financing Sources party thereto have agreed to lend the amounts set forth therein (the “Debt Financing”).

(b) Parent has delivered to the Company a true, complete and correct copy of the fully executed equity commitment letters, dated as of the date hereof, by and among The Veritas Capital Fund VI, L.P. (the “Equity Investor”) and Parent (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”) pursuant to which, upon the terms and subject to the conditions set forth therein, the Equity Investor has agreed to invest in Parent the amount set forth therein (the “Equity Financing”, and together with the Debt Financing, the “Financing”). The Equity Commitment Letter provides that the Company is an express, intended third-party beneficiary of, and is entitled to enforce, the Equity Commitment Letter.

(c) As of the date hereof, the Commitment Letters are in full force and effect and constitute the valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, enforceable against Parent and the other parties thereto in accordance with their terms (subject to the Enforceability Exceptions). As of the date hereof, there are no conditions precedent or subsequent related to the funding of the full amount of the Financing contemplated by the Commitment Letters, other than the conditions precedent set forth in the Commitment Letters (such conditions precedent, the “Financing Conditions”).

(d) As of the date hereof, the Commitment Letters have not been amended, waived, supplemented or modified in any manner, and the respective commitments contained therein have not been terminated, reduced, withdrawn or rescinded in any respect by Parent or, to the knowledge of Parent, any other party thereto, and no such termination, reduction, withdrawal or rescission is contemplated by Parent or, to the knowledge of Parent, any other party thereto.

(e) As of the date hereof, Parent has no reason to believe that, assuming that each of the conditions set forth in Sections 6.1 and 6.3 is satisfied at Closing, (i) any of the Financing Conditions will not be satisfied on or prior to the Closing Date or (ii) the Financing contemplated by the Commitment Letters will not be available to Parent on the Closing Date.

(f) Parent is not in default or breach under the terms and conditions of either of the Commitment Letters and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the Commitment Letters by Parent or, to the knowledge of Parent, any other party thereto.

(g) There are no side letters, understandings or other agreements or arrangements relating to the Financing to which Parent or any of its Affiliates is a party, in addition to the Commitment Letters, that could adversely affect the Financing contemplated by the Commitment Letters in any respect, other than those set forth in the Commitment Letters.

(h) Parent or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees and amounts required by the Commitment Letters to be paid on or prior to the date hereof.

(i) Assuming the Financing is funded in accordance with the conditions set forth in the Financing Commitment Letters and assuming that each of the conditions set forth in Sections 6.1 and 6.3 is satisfied at Closing, as of the date hereof, Parent will have at and as of the Closing sufficient available funds to consummate the Merger and to make all payments required to be made by Parent, Merger Sub or their respective Affiliates in connection therewith, including payment of the aggregate Merger Consideration, any payments made in respect of equity compensation obligations to be paid in connection with the transactions contemplated hereby, the payment of any debt required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger (including all Indebtedness of the Company and its Subsidiaries required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger and the other transactions contemplated hereby) and all premiums and fees required to be paid in connection therewith and all other amounts to be paid pursuant to this Agreement and associated costs and expenses of the Merger (such amounts, collectively, the “Merger Amounts”). As of the date hereof, Parent has no reason to believe that the representations contained in the immediately preceding sentence will not be true at and as of the Closing Date. Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing (including the Financing contemplated by the Commitment Letters) by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

(j) Immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated by this Agreement), assuming the representations and warranties in ARTICLE III (as qualified by the Company Disclosure Schedule and the Company SEC Disclosures) are true and correct in all material respects and Parent and its Subsidiaries, taken as a whole, will be Solvent.

Section 4.7 Guarantee. The Equity Investor has delivered to the Company a true, complete and correct copy of the executed Guarantee. The Guarantee is in full force and effect and constitutes the valid, binding and enforceable obligation of Parent in favor of the Company, enforceable by the Company in accordance with its terms (subject to the Enforceability Exceptions). The Equity Investor is not in default or breach under the terms and conditions of the Guarantee. No event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the Guarantee.

Section 4.8 Merger Sub. Merger Sub is a wholly owned Subsidiary of Parent. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 100 are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. There is no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity securities of Merger Sub. Since its date of incorporation, Merger Sub has not, and prior to the Effective Time will not have, carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.9 Certain Arrangements. Other than this Agreement and the Majority Stockholder Side Letter, as of the date hereof, there are no Contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, between Parent, Merger Sub, the Equity Investor or any of their Affiliates, on the one hand, and any beneficial owner (or Affiliate of a beneficial owner) of more than one percent of the outstanding Company Common Shares or any member of the Company’s management or the

Company Board, on the other hand, relating in any way to the operations or management of the Company (including with respect to the voting, acquisition or disposition of the capital stock or other equity interests of the Company or the management or control of the Company), the transactions contemplated by this Agreement or to the operations of the Surviving Corporation after the Effective Time.

Section 4.10 Ownership of Company Common Shares. Other than as a result of this Agreement, neither Parent nor any of its Affiliates or Subsidiaries “owns” (as defined in Section 203(c)(9) of the DGCL), or has owned at any time during the period commencing three years prior to the date hereof, any Company Common Shares.

Section 4.11 Investigation; No Other Representations. Each of Parent, Merger Sub and their respective Affiliates has conducted its own independent review and analysis of the business, operations, assets, Contracts, Intellectual Property, real estate, technology, liabilities (contingent, present and otherwise), results of operations, financial condition and prospects of the Company and its Subsidiaries, and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company and its Subsidiaries that it and its Representatives have requested to review and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries. Each of Parent and Merger Sub, on behalf of itself and on behalf of its respective Affiliates and Representatives, acknowledges that neither the Company nor any Person on behalf of the Company makes, and neither Parent, Merger Sub nor any of their respective Affiliates or Representatives has relied upon, any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to or made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement including the accuracy, completeness or currency thereof other than the representations and warranties contained in ARTICLE III (as qualified by the Company Disclosure Schedule and the Company SEC Disclosures). Without limiting the foregoing, each of Parent and Merger Sub acknowledges and agrees that, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in ARTICLE III (as qualified by the Company Disclosure Schedule and the Company SEC Disclosures) neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by or on behalf of the Company or its Representatives for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement. In connection with the due diligence investigation of the Company and its Subsidiaries by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company or its Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and/or any of its Subsidiaries and their business and operations. Parent and Merger Sub hereby acknowledge, on behalf of itself and its respective Affiliates and Representatives, that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent, Merger Sub and their respective Affiliates and Representatives are not relying on, and taking full responsibility for making their own evaluation of the adequacy and accuracy of, all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans). For purposes of this Section 4.11 only, references to the Company and its Subsidiaries shall include VKidz and its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, including this Section 4.11, nothing shall limit any claim by the Company for fraud.

Section 4.12 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this ARTICLE IV, none of Parent, Merger Sub, any of their respective Affiliates or any other Person on behalf of Parent, Merger Sub, or any of their respective Affiliates makes any express or implied representation or warranty (and there is and has been no reliance by the Company or any of its Representatives) with respect to Parent, Merger Sub and their respective businesses or with respect to any other information provided, or made available, to the Company or its Representatives in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in this ARTICLE IV, none of Parent, Merger Sub or any other Person will have or be subject to any liability or other obligation to the Company, any of its Representatives or any other Person resulting from the Company’s or any of its Representatives’ use of any information, documents, projections, forecasts or other material made available to the Company or its Representatives. Notwithstanding anything to the contrary in this Agreement, including this Section 4.12, nothing shall limit any claim by the Company for fraud.

ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business.

(a) During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as permitted, contemplated or required by this Agreement or (iv) as set forth in Section 5.1(a) of the Company Disclosure Schedule, the Company shall and shall cause each of its Subsidiaries (excluding, for the avoidance of doubt VKidz) to use commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business.

(b) In addition to and without limiting the generality of Section 5.1(a), during the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as permitted, contemplated or required by this Agreement, (iv) subject to Section 5.15, as required by the terms and conditions of the VKidz Agreement, including without limitation, with respect to consummation of the transactions contemplated thereby, or (v) as set forth in Section 5.1(b) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries, to:

(A) amend, supplement or otherwise modify any of its Organizational Documents;

(B) split, combine or reclassify any of its capital stock, voting securities or other Equity Interests;

(C) make, declare, set aside or pay any dividend, or make any other distribution on, redeem, purchase or otherwise acquire (or authorize any of the foregoing), any shares of its capital stock or other Equity Interests, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other Equity Interests, except for (1) any such transactions solely among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, (2) the acceptance of Company Common Shares as payment for the exercise price of Company Options outstanding as of the date hereof, (3) the acceptance of Company Common Shares, or withholding of Company Common Shares otherwise deliverable, to satisfy withholding Taxes incurred in connection with the exercise, vesting and/or settlement of Company Options outstanding as of the date hereof or (4) purchases, redemptions, or other acquisitions of any shares of its capital stock, other Equity Interests or any other securities required by the terms of any Company Benefit Plan or any Company Options;

(D) grant any Company Options or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock or other Equity Interests;

(E) issue, sell, transfer, pledge, authorize, encumber, dispose of or otherwise permit to become outstanding (or authorized any of the foregoing) any additional shares of its capital stock, other Equity Interests or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except pursuant to the due exercise, vesting and/or settlement of Company Options outstanding as of the date hereof in accordance with their terms, or in transactions solely among the Company and its Subsidiaries or among the Company’s Subsidiaries;

(F) adopt a plan, Contract or resolutions providing for complete or partial liquidation, dissolution, merger, consolidation or other reorganization, other than the Merger;

(G) incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any Indebtedness or issue or sell any debt securities or any rights to acquire any debt securities, except for (1) any Indebtedness for borrowed money solely among the Company and its Subsidiaries or solely among Subsidiaries of the Company, (2) guarantees by the Company of Indebtedness for borrowed money of Subsidiaries of the Company or guarantees by Subsidiaries of the Company of Indebtedness for borrowed money of the Company or any of its Subsidiaries, in each case, outstanding on the date hereof, (3) Indebtedness for commercial paper or Indebtedness incurred pursuant to Contracts set forth on Section 5.1(b)(G) of the Company Disclosure Schedule, or (4) additional Indebtedness for borrowed money incurred by the Company or any of its Subsidiaries in the ordinary course of business not to exceed $500,000 in aggregate principal amount outstanding;

(H) other than in accordance with Contracts in effect on the date hereof or in the ordinary course of business, sell, transfer, mortgage, encumber, license, sublicense, lease, sublease, pledge, abandon, otherwise make subject to any Lien (other than a Permitted Lien) or otherwise dispose of any of its properties or assets having a value in excess of $300,000 individually or $500,000 in the aggregate to any Person, whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise (other than to the Company or a wholly owned Subsidiary of the Company);

(I) other than in accordance with Contracts in effect on the date hereof or in the ordinary course of business, acquire for cash consideration any assets or any other Person or business of any other Person (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) or make any investment in any Person (in each case other than a wholly-owned Subsidiary of the Company or any assets thereof) in excess of $300,000 individually or $500,000 in the aggregate;

(J) (1) establish, adopt, materially amend or terminate any material Company Benefit Plan or create or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a material Company Benefit Plan if it were in existence as of the date hereof, except for adoptions, amendments or terminations in the ordinary course of business that do not materially increase costs, (2) accelerate any rights or benefits under any Company Benefit Plan, or (3) accelerate the time of vesting or payment of any award under any Company Benefit Plan, in each case except as required by terms of this Agreement or as required by applicable Law or the terms of a Company Benefit Plan or contract or agreement in effect on the date hereof;

(K) except as required pursuant to the terms of any Company Benefit Plan in effect as of the date of this Agreement or as otherwise required by any applicable Law: (1) increase in any manner the compensation or consulting fees, bonus, pension, or other material benefits of any current or former employee, officer, director or natural person independent contractor or consultant of the Company, except (x) in connection with annual promotion-related or merit-based increases for employees that are not executive officers of the Company in the ordinary course of business or (y) increases in compensation in the ordinary course of business; (2) become a party to, establish, adopt, amend, commence participation in or terminate any Company Benefit Plan or any arrangement that would have been a Company Benefit Plan had it been entered into prior to this Agreement; (3) take any action to accelerate rights under any Company Benefit Plan; or (4) enter into any Contract (x) for employment (other than “at-will” employment) with the Company or any of its Subsidiaries or (y) that provides for severance or termination benefits that are inconsistent with the Company’s standard policy related thereto, in each case, that provides compensation and/or benefits (including severance pay or benefits) in an amount, or having a value in excess, of $200,000 per year with respect to any such Contract;

(L) unless required by applicable Law, (1) become a party to, establish, adopt, amend, extend, commence participation in or terminate any Collective Bargaining Agreement or other agreement or arrangement with a labor union, labor organization or other employee-representative body or (2) recognize or certify any labor union, labor organization or other employee-representative body as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(M) (1) make, change or rescind any express or deemed election relating to Taxes, or take any action to deny the availability of any election relating to Taxes, except, in each case, in the ordinary course of business; (2) settle or compromise any material Proceeding relating to Taxes or surrender any right to obtain a material Tax refund or credit, offset or other reduction in Tax liability; (3) enter into any closing agreement with respect to any material Taxes; (4) file any material amended Tax Return; (5) change any method of reporting income or deductions (including, without limitation, any method of accounting) for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ending December 31, 2017; except, in each case, as is required by applicable Law or GAAP; (6) extend or waive the application of any statute of limitations relating to the collection or assessment or any Tax (except with respect to routine extensions relating to the initial filing of a Tax Return); (7) apply for or pursue any Tax ruling or (8) execute any power of attorney in respect of any material Tax matter; except, in each case, as is required by applicable Law or GAAP;

(N) subject to Section 5.15, waive, amend or otherwise modify any material terms or conditions with respect to consummation of the transactions contemplated by the VKidz Agreement.

(O) change its present accounting methods or principles in any material respect, except as required by GAAP or applicable Law;

(P) enter into any Contract that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act;

(Q) make or enter into any commitment for capital expenditures in excess of $250,000 individually;

(R) make any loans, advances or capital contributions to, or material investments in, any other Person, other than (1) any loans, advances or capital contributions in an amount less than $300,000 individually or $500,000 in the aggregate or (2) loans, advances or capital contributions to, or investments in, the Subsidiaries of the Company;

(S) sell, assign, transfer or exclusively license any material Intellectual Property, or permit the lapse of any right, title or interest to any material Intellectual Property, including any material Company Registered Intellectual Property, or terminate, cancel or amend any Material Company Intellectual Property Contract, in each case, other than in the ordinary course of business; or

(T) settle, compromise or otherwise resolve any Proceedings (excluding any audit, claim or other proceeding in respect of Taxes) in a manner resulting in liability for, or restrictions on the conduct of business by, the Company or any of its Subsidiaries, other than settlements of, compromises for or resolutions of any Proceedings (1) funded solely, subject to payment of a deductible, by insurance coverage maintained by the Company or any of its Subsidiaries or (2) for payment of less than $300,000 (after taking into account insurance coverage maintained by the Company or any of its Subsidiaries) in the aggregate beyond the amounts reserved on the consolidated financial statements of the Company;

(U) amend, modify, supplement or waive any provision under the Rights Agreement (other than as set forth in Section 5.7);

(V) other than in the ordinary course of business, (1) amend, modify, terminate (partially or completely), grant a waiver under, cancel, or take (or fail to take) any action that would reasonably be expected to cause or result in a material breach of, or a material default under, any Company Material Contract, or (2) enter into or assume any Contract that would have constituted a Company Material Contract had it been in effect as of the date hereof; or

(W) agree or commit in writing to do any of the foregoing.

Section 5.2 Access.

(a) For purposes of furthering the transactions contemplated hereby, the Company shall afford Parent and its Representatives reasonable access during normal business hours upon reasonable advance notice to the Company, throughout the period from the date hereof until the earlier of the termination of this Agreement and the Effective Time, to its and its Subsidiaries’ personnel, properties, Contracts, commitments, books and records and such other information concerning its business, properties and personnel as Parent may reasonably request; provided that the Company shall not be obligated to provide or give access to any minutes of meetings or resolutions of the Company Board (or any sub-committees thereof) or any other business records or reports of or communication with any of its advisors relating to the evaluation or negotiation of this Agreement or the transactions contemplated hereby or any alternatives thereto. Notwithstanding anything to the contrary contained in this Section 5.2(a), any document, correspondence or information or other access provided pursuant to this Section 5.2(a) may be redacted or otherwise limited, solely to the extent necessary, as reasonably determined by the Company, to prevent disclosure of information concerning the valuation of the Company and the Merger or other similarly confidential information. All access pursuant to this Section 5.2(a) shall be (i) conducted in such a manner as not to interfere unreasonably with the normal operations of the Company or any of its Subsidiaries and (ii) coordinated exclusively through the designated Representatives of the Company set forth on Section 5.2(a) of the Company Disclosure Schedule or as otherwise designated by the Company.

(b) Notwithstanding anything to the contrary contained in this Section 5.2, neither the Company nor any of its Subsidiaries shall be required to provide any access, or make available any document, correspondence or information, if doing so would, in the reasonable judgment of the Company’s legal counsel, (i) jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or (ii) conflict with any (A) Law applicable to the Company or any of its Subsidiaries or the assets, or operation of the business, of the Company or any of its Subsidiaries or (B) Contract to which the Company or any of its Subsidiaries is a party or by which any of their assets or properties are bound; provided that in such instances the Company shall inform Parent of the general nature of the information being withheld and, upon Parent’s request, use commercially reasonable efforts to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (i) and (ii).

(c) The parties hereto hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the Confidentiality Agreement, dated as of June 14, 2018, between the Company and Veritas Capital Fund Management, L.L.C. (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.

(d) Subject to Section 5.15, the Company shall exercise its access rights under Section 6.1 of the VKidz Agreement for the benefit and at the written direction of Parent.

Section 5.3 No Solicitation.

(a) Except as permitted by this Section 5.3, the Company shall not, and shall cause each of its Subsidiaries and Representatives not to, (A) solicit, initiate, or knowingly encourage or knowingly facilitate (including by way of furnishing any non-public information) any proposal or offer or any inquiries regarding the making of any proposal or offer, including any proposal or offer to its stockholders, that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information for the purpose of encouraging or facilitating, any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal (other than, in response to an unsolicited inquiry, proposal or offer, to ascertain facts from the Person making such inquiry, proposal or offer for the sole purpose of the Company Board informing itself about such inquiry, proposal or offer and the Person that made it and to refer such Person to this Section 5.3 and to limit its conversation or other communication exclusively to such referral and such ascertaining of facts), or (C) approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into, any Company Acquisition Agreement. Except with respect to Parent, Merger Sub, this Agreement and the Merger, and in any case, in a manner reasonably satisfactory to Parent, unless this Agreement has been validly terminated pursuant to Section 7.1, the Company shall not (x) terminate (or permit the termination of), waive or amend any provision of the Rights Agreement (other than as set forth in Section 5.7), (y) redeem any rights under the Rights Agreement or (z) take any action with respect to, or make any determination under, the Rights Agreement that would interfere with the consummation of the Merger or otherwise to be adverse to Parent and Merger Sub.

(b) The Company shall immediately (i) cease and cause to be terminated any negotiations with any Persons (other than Parent and Merger Sub and their Representatives) that may be ongoing with respect to a Company Takeover Proposal, and (ii) cease providing any information to any such Person or its Representatives and terminate all access granted to any such Person and its Representatives to any physical or electronic dataroom, in each case with respect to a Company Takeover Proposal.

(c) Notwithstanding anything to the contrary contained in this Agreement, if and only if, at any time after the date hereof and prior to obtaining the Company Stockholder Approval, the Company receives a Company Takeover Proposal from any Person that did not result from a material breach of this Section 5.3, and, in the case of any action described in clauses (i) through (iii) of this Section 5.3(c), prior to the taking of any such action, if the Company Board determines in good faith, after consultation with its independent financial advisors and outside legal counsel, (A) that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal, and (B) that the failure to take such action would be inconsistent with the fiduciary duties of the members of the Company Board under applicable Law, then the Company and its Representatives may (i) enter into and accept an Acceptable Confidentiality Agreement with the Person that has made the Company Takeover Proposal, (ii) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person that has made such Company Takeover Proposal and its Representatives (provided that the Company shall, substantially concurrently with the delivery to such Person, provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such Person or its Representatives unless such non-public information has been previously provided or made available to Parent) and (iii) engage in or otherwise participate in discussions or negotiations with the Person making such Company Takeover Proposal and its Representatives regarding such Company Takeover Proposal. The Company shall promptly (and in any event, prior to (x) if any such action is taken prior to the Consent Deadline, the Consent Deadline, and (y) if any such action is taken subsequent to the Consent Deadline, 24 hours following the taking of any such action) notify Parent in writing if the Company takes any of the actions in clauses (i) through (iii) above.

(d) The Company shall promptly (and in no event later than (x) if such receipt is prior to the Consent Deadline, the Consent Deadline, and (y) if such receipt is subsequent to the Consent Deadline, 24 hours after such receipt) notify Parent in writing in the event that the Company or any of its Representatives receives a Company Takeover Proposal or any offer, proposal, inquiry or request for information or discussions relating to the Company or its Subsidiaries that, as determined by the Company Board in good faith, would be reasonably likely to lead to a Company Takeover Proposal, including the identity of the Person making the Company Takeover Proposal or offer, proposal, inquiry or request and the material terms and conditions thereof. The Company shall keep Parent reasonably informed, on a reasonably current basis (but in no event more often than once every 24 hours), as to the status of any material changes to, such Company Takeover Proposal, offer, proposal, inquiry or request.

(e) Except as expressly permitted by this Section 5.3, neither the Company Board nor any committee thereof shall (i)(A) change, qualify, withhold, withdraw or modify, or publicly propose or announce its intention to change, qualify, withhold, withdraw or modify, in each case, in any manner adverse to Parent, the Company Board Recommendation or (B) approve, adopt or recommend (publicly or otherwise) to the stockholders of the Company, or resolve to or publicly propose or announce its intention to approve or recommend to the stockholders of the Company, a Company Takeover Proposal, or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.3(c)) (a “Company Acquisition Agreement”) or agree or publicly propose to do any of the foregoing (any action described in clause (i) or (ii) of this Section 5.3(e) being referred to as a “Company Adverse Recommendation Change”). Notwithstanding anything to the contrary set forth in this Agreement, at any time after the date hereof and prior to obtaining the Company Stockholder Approval, the Company Board may make a Company Adverse Recommendation Change (x) in response to a Company Superior Proposal actually received by the Company, or (y) in response to any Effect (other than a Company Superior Proposal) occurring after the date hereof that affects the business, assets or operations of the Company that was neither known to nor reasonably foreseeable by the Company Board prior to the date hereof, in either case, if, prior to taking such action, the Company Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided that, prior to making such Company Adverse Recommendation Change, (1) the Company has given Parent at least three Business Days’ prior written notice of its intention to take such action specifying, in reasonable detail, the reasons therefor, including, if applicable, the information specified in Section 5.3(d) with respect to any applicable Company Superior Proposal (provided that, if applicable, following any subsequent revisions to the terms of the such applicable Company Superior Proposal, the Company shall be required to give Parent at least two Business Days’ prior written new notice pursuant to this clause (1) and, thereafter, comply with the further requirements of this sentence with respect to such new written notice), (2) during such notice period, the Company shall have negotiated with, and shall have caused its Representatives to be reasonably available to negotiate with and to negotiate with, Parent and its Representatives in good faith (to the extent Parents desire to negotiate to) to make any adjustments to the terms and conditions of this Agreement, and (3) upon the end of such notice period, the Company Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with independent financial advisors and outside legal counsel, that the failure to make a Company Adverse Recommendation Change would be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(f) Notwithstanding the foregoing, at any time after the date hereof and prior to obtaining the Company Stockholder Approval, if the Company Board has determined in good faith, after consultation with independent financial advisors and outside legal counsel, that a written Company Takeover Proposal made after the date hereof constitutes a Company Superior Proposal, the Company Board may, subject to compliance with this Section 5.3(f), (A) make a Company Adverse Recommendation Change and (B) cause the Company to terminate this Agreement in accordance with Section 7.1(g) in order to enter into a definitive agreement relating to such

Company Superior Proposal subject to paying the Company Termination Fee in accordance with Section 7.3; provided that prior to so making a Company Adverse Recommendation Change or terminating this Agreement the Company Board shall have complied in all material respects with the provisions of the second sentence set forth in Section 5.3(e) with respect to such Company Superior Proposal.

(g) Nothing contained in this Section 5.3 shall prohibit the Company or the Company Board from (i) taking and disclosing to the holders of the Company Common Shares a position contemplated by Rule 14e-2(a) or Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (it being understood that such action (other than “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act) may constitute a Company Adverse Recommendation Change for purposes of Section 7.1(f)) (if it otherwise satisfies the definition thereof) or (ii) from making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act.

(h) The Company agrees that any breach of this Section 5.3 by any of its Subsidiaries or its and their respective Representatives shall be deemed to be a breach of this Section 5.3 by the Company.

Section 5.4 Written Consent; Information Statement.

(a) Immediately (but in no event more than 24 hours after the execution and delivery of this Agreement) following the execution and delivery of this Agreement, the Company shall use its commercially reasonable efforts to obtain the Written Consent from the Majority Stockholder and deliver the same to Parent. The Company shall comply with applicable Law and the Company’s Organizational Documents in connection with the Written Consent, including giving notice of the availability of dissenters’ rights in accordance with Section 262 of the DGCL to the holders of Company Common Shares not executing the Written Consent, together with any additional information required by the DGCL. The parties agree and acknowledge that the Written Consent shall be void and of no further effect if this Agreement is terminated in accordance with the terms and conditions hereof.

(b) As promptly as reasonably practicable after delivery to the Company and Parent of the Written Consent (but in any event, no more than 30 Business Days following the date hereof), the Company, with the assistance of Parent and the Majority Stockholder, shall prepare, and the Company shall file with the SEC, the preliminary Information Statement in form and substance reasonably satisfactory to each of the Company and the Majority Stockholder relating to the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub shall reasonably cooperate with the Company in the preparation of the preliminary Information Statement, the definitive Information Statement and any amendments or supplements thereto and shall promptly (and in any event within five days of the Company’s request therefor) furnish to the Company the information relating to Parent and Merger Sub required by the Exchange Act for inclusion therein. Prior to filing with the SEC, the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on the Information Statement and shall reasonably consider in good faith for inclusion in the Information Statement any comments made by Parent, Merger Sub or their counsel that are provided in a timely manner. The Company shall use reasonable best efforts, after consultation with the Majority Stockholder and Parent, to respond as promptly as practicable to any comments of the SEC with respect to the Information Statement and to cause the Information Statement in definitive form to be mailed to the holders of Company Common Shares as promptly as reasonably practicable. The Company shall notify the Majority Stockholder and Parent promptly (and in any event no more than one (1) Business Day after) of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for any amendments or supplements to the preliminary Information Statement or the definitive Information Statement, and the Company, Parent and the Majority Stockholder shall cooperate in filing with the SEC or its staff, and if required, the Company shall mail to the holders of Company Common Shares, as promptly as reasonably practicable, such amendment or supplement. Prior to filing with the SEC, the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on any such amendments or supplements to the Information Statement and shall reasonably consider in good faith for inclusion in any amendments or supplements any comments made by Parent, Merger Sub or their counsel that are provided in a timely manner. If at any time prior to the Closing any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment or supplement to the Information Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Company shall prepare and file with the SEC such amendment or supplement, in consultation with and subject to review by the Majority Stockholder and Parent as promptly as practicable and, to the extent required by Law, cause such amendment or supplement to be disseminated to the holders of the Company Common Shares; provided that the Company shall incorporate any and all comments received by it from the Majority Stockholder, unless prohibited by Law, and shall reasonably consider in good faith all comments received from Parent, Merger Sub or their counsel. The Company shall provide the Majority Stockholder, Parent and their respective counsel the opportunity to participate in all discussions or meetings (whether in-person, telephonic or otherwise) with the SEC, unless prohibited by Law. Notwithstanding the foregoing, in the event that this Agreement is terminated in accordance with the terms and conditions hereof, the parties shall not be required, after the date of termination, to prepare, file and mail the Information Statement pursuant to this Section 5.4(b).

Section 5.5 Employee Matters.

(a) Effective as of the Effective Time and during the one-year period immediately following the Effective Time, Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company or its Subsidiaries who continues to be employed by Parent or the Surviving Corporation or any of their respective Subsidiaries following the Effective Time (collectively, the “Company Employees”), (i) base compensation and cash and other incentive compensation opportunities that, in each case, are no less favorable than were provided to the Company Employee immediately before the Effective Time, and (ii) employee benefits that in the aggregate are no less favorable than the employee benefits (excluding any equity-based compensation, defined benefit pension benefits and retiree medical benefits) were provided to the Company Employee immediately before the Effective Time. Notwithstanding anything to the contrary contained in this Agreement, the term “Company Employees” used herein shall not include any employees of VKidz defined as “Continuing Employees” under the VKidz Agreement whose employee matters shall be governed by Section 4.5 thereof.

(b) Following the Closing Date, Parent shall, or shall cause the Surviving Corporation to, cause any employee benefit or compensation plans sponsored or maintained by Parent or the Surviving Corporation or their Subsidiaries in which the Company Employees are eligible to participate following the Closing Date (collectively, the “Post-Closing Plans”) to recognize the period of service of each Company Employee with the Company and its Subsidiaries (and any predecessor thereto) prior to the Closing Date to the same extent as such Company Employee was entitled, before the Closing Date, to credit for such service under any similar Company Benefit Plan replaced by a Post-Closing Plan, except where such credit would result in a duplication of benefits, provided that such recognition of service shall not apply for purposes of benefit accrual under any Post-Closing Plan that is a defined benefit retirement plan. With respect to any Post-Closing Plan that provides medical, dental or vision insurance benefits, for the plan year in which such Company Employee is first eligible to participate, Parent shall (i) cause any preexisting condition limitations or eligibility waiting periods under such plan to be waived with respect to such Company Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time and (ii) credit each Company Employee for any co-payments or deductibles incurred by such Company Employee in such plan year for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Post-Closing Plan.

(c) Parent hereby acknowledges that a “change in control” of the Company or other event with similar import, within the meaning of the Company Benefit Plans that contain such terms, will occur upon the Effective Time.

(d) Nothing in this Agreement shall confer upon any Company Employee or other service provider any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Surviving Corporation, the Company or any of their Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) or Affiliates, or (ii) alter or limit the ability of Parent, the Surviving Corporation or any of their Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) or Affiliates to amend, modify or terminate any Company Benefit Plan or any other compensation or benefit or employment plan, program, agreement or arrangement after the Closing Date. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5.5 shall create any third-party beneficiary rights in any Company Employee or current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

Section 5.6 Regulatory Approvals; Efforts.

(a) Prior to the Closing, Parent, Merger Sub and the Company shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable by such party under any applicable Laws to consummate and make effective the Merger as promptly as practicable, including (i) preparing and filing all forms, registrations and notifications with any Governmental Entities or third parties required to be filed to consummate the Merger, (ii) using reasonable best efforts to satisfy the conditions to consummating the Merger, (iii) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, Order or approval of, waiver or any exemption by, any Governmental Entity (including furnishing all information and documentary material required under the HSR Act) required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement, (iv) subject to the provisions of Section 5.11, defending any lawsuits or other legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, and (v) using reasonable best efforts with respect to the execution and delivery of all such instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to fully carry out the purposes or intent of this Agreement.

(b) Parent and the Company shall each keep the other apprised of the status of matters relating to the completion of the Merger and work cooperatively in connection with obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 5.6. In that regard, prior to the Closing, each party hereto shall promptly consult with the other parties hereto to this Agreement with respect to and provide any necessary information and assistance as the other parties may reasonably request with respect to (and, in the case of correspondence, provide the other parties hereto (or their counsel and, if reasonably determined necessary, advisable or convenient to protect attorney-client privilege or competitively sensitive information, outside counsel only basis) with copies of) all notices, submissions or filings made by or on behalf of such party or any of its Affiliates with any Governmental Entity or any other information supplied by or on behalf of such party or any of its Affiliates to, or correspondence with, a Governmental Entity in connection with this Agreement and the Merger. Each party to this Agreement shall promptly inform the other parties to this Agreement, and if in writing, furnish the other parties hereto with copies of (or, in the case of oral communications, advise the other parties orally of) any material communication from or to any Governmental Entity regarding the Merger, and permit the other parties hereto to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed communication or submission with any such Governmental Entity. No party or any of its Affiliates shall participate in any meeting or teleconference with any Governmental Entity in connection with this Agreement and the Merger unless it consults with the other parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat. Notwithstanding the foregoing, Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.6(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. Notwithstanding anything to the contrary contained in this Section 5.6, materials provided pursuant to this Section 5.6 may be redacted (i) to remove references concerning the valuation of the Company and the Merger, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege or confidentiality concerns.

(c) The Company and Parent shall make or file, or cause to be made or filed, as promptly as practicable, with the appropriate Governmental Entity all filings, forms, registrations and notifications required to be filed by such party to consummate the Merger under any applicable Antitrust Law, and subsequent to such filings, the Company and Parent shall, and shall cause their respective Affiliates to, as promptly as practicable, respond to inquiries from Governmental Entities, or provide any supplemental information that may be requested by Governmental Entities, in connection with filings made with such Governmental Entities. The Company and Parent shall file their notification and report forms under the HSR Act no later than ten (10) Business Days after the date hereof. In the event that the parties receive a request for information or documentary material pursuant to the HSR Act (a “Second Request”), the parties will use their respective reasonable best efforts to submit an appropriate response to, and to certify compliance with, such Second Request as promptly as practicable, and counsel for both parties will closely cooperate during the entirety of any such Second Request review process.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or Proceeding, including any Proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any Antitrust Law, each of the Company and Parent shall use reasonable best efforts to contest and resist any such action or Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger.

(e) Except as specifically required by this Agreement, Parent shall not, and shall not permit any of its Affiliates to, knowingly take any action, or knowingly refrain from taking any action, the effect of which would be to delay or impede the ability of the parties hereto to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Parent shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation could reasonably be expected to (i) impose any material delay in the obtaining of, or increase the risk of not obtaining, any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the transactions contemplated hereby or (iii) materially delay the consummation of the transactions contemplated hereby.

(f) Notwithstanding anything to the contrary set forth in this Agreement, Parent shall use its reasonable best efforts, in order to permit the satisfaction of Section 6.1(b) and Section 6.1(d) so as to permit the Closing to occur as promptly as practicable and in any event before the End Date, including to (i) propose, negotiate, commit to, effect and agree to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, holding separate, and other disposition of and restriction on the businesses, assets, properties, product lines, and equity interests of, or changes to the conduct of business of, the Company, Parent and their respective Affiliates (including the Surviving Corporation), (ii) create, terminate, or divest relationships, ventures, contractual rights or obligations of the Company or Parent or their respective Affiliates, and (iii) otherwise take or commit to take any action that would limit Parent’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of Parent or the Company (including any of their respective Affiliates). If requested by Parent, the Company will agree to any action contemplated by this Section 5.6; provided that any such agreement or action is conditioned on the consummation of the Merger. Without limiting the foregoing, in no event will the Company (and the Company will not permit any of its Affiliates to) propose, negotiate, effect or agree to any such actions without the prior written consent of Parent.

Section 5.7 Takeover Statutes; Rights Agreement Amendment.

(a) If any Takeover Statute may become, or may purport to be, applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement, each of the Company, the Company Board, Parent and its board of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate, or otherwise minimize, the effects of such Takeover Statute on the transactions contemplated hereby. Nothing in this Section 5.7(a) shall be construed to permit Parent or Merger Sub to do any act that would constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement.

(b) The Company and the Company Board, as the case may be, will amend the Rights Agreement (such amendment, the “Rights Agreement Amendment”), in form and substance reasonably satisfactory to Parent, to (i) render it inapplicable to this Agreement and the Merger and (ii) provide that it shall have terminated immediately prior to the Effective Time.

Section 5.8 Public Announcements. The Company and Parent agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in a form agreed to by the parties hereto and that the parties hereto shall consult with each other before issuing any press release or making any public announcement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior consent of the other party (which shall not be unreasonably withheld, delayed or conditioned); provided that a party may, without the prior consent of the other party issue such press release or make such public statement (a) so long as such statements are not inconsistent with previous statements made jointly by the Company and Parent or (b) (after prior consultation, to the extent practicable in the circumstances) to the extent required by applicable Law, the fiduciary duties of the Company Board or the applicable rules of any stock exchange; provided, further that, subject to provisions of Section 5.3, the Company shall be permitted to issue press releases or make public announcements with respect to any Company Takeover Proposal or from and after a Company Adverse Recommendation Change without being required to consult with, or obtain the prior consent of, Parent. Notwithstanding the forgoing, nothing in this Section 5.8 shall prevent any Affiliate of Parent that is a private equity or similar investment fund, or any manager or general partner of any such fund, from reporting or disclosing with respect to fundraising, marketing, informational or reporting activities, on a confidential basis, to its partners, investors, potential investors or similar parties, general information regarding this Agreement and the transactions contemplated hereby, in each case subject to customary obligations of confidentiality with respect to non-public information such as transaction value or other specific economic terms; provided, that Parent shall be liable for any disclosures made by the recipients pursuant to this sentence.

Section 5.9 Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Corporation and Parent shall indemnify and hold harmless all past and present directors, officers and employees of the Company or any of its Subsidiaries (collectively, together with such Persons’ heirs, executors and administrators, the “Covered Persons”) against any costs and expenses (including advancing reasonable out-of-pocket attorneys’ fees and expenses in advance of the final disposition of any actual or threatened Proceeding or investigation to each Covered Person to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of acts or omissions occurring at or prior to the Effective Time in connection with such Persons serving as an officer, director or other fiduciary in any entity at the request or for the benefit of the Company, in each case, as set forth in, and in no event on terms less favorable than, those contained in the Organizational Document of the Company or its applicable Subsidiary (as applicable) in effect as of the date of this Agreement (the “Indemnification Arrangements”), subject to applicable Law. Without limiting the foregoing, from and after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless and advance expenses to the Covered Persons for acts or omissions occurring in connection with the process resulting in and the adoption and approval of this Agreement and the consummation of the transactions contemplated hereby, in each case, as set forth in, and in no event on terms less favorable than, those contained in the Indemnification Arrangements, subject to applicable Law. From and after the Effective Time, subject to any requirements and conditions of applicable Law and the Indemnification Arrangements, Parent, the Company and the Surviving Corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any actual or threatened Proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 5.9(a).

(b) For a period of six (6) years from and after the Effective Time, except as required by applicable Law, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Effective Time than are currently set forth in the Company’s Organizational Documents; provided that the Company, Parent and Merger Sub hereby agree that the provisions of the certificate of incorporation and bylaws of the Surviving Corporation as set forth in Exhibits A and B, respectively, satisfy the requirements of this sentence. Notwithstanding anything herein to the contrary, except as required by applicable Law, if any Proceeding or investigation (whether arising before, at or after the Effective Time) is made or threatened against such persons with respect to matters subject to indemnification hereunder on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 5.9(b) shall continue in effect until the final disposition of such Proceeding or investigation. Following the Effective Time, the indemnification agreements, if any, in existence on the date hereof with any of the directors, officers or employees of the Company or any of its Subsidiaries shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms.

(c) For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain for the benefit of the past and present directors and officers of the Company and its Subsidiaries, as of the date hereof and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of the Company and its Subsidiaries or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as is available for such amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” directors’ and officers’ liability insurance policies have been obtained prior to the Effective Time (which the Company shall be permitted to purchase prior to the Effective Time), which policies provide coverage to each Person currently covered by the Company’s and the Company’s Subsidiaries’ directors’ and officers’ liability insurance coverage in effect on the date hereof on terms that are no less favorable than those of the Company’s and the Company’s Subsidiaries’ directors’ and officers’ insurance coverage in effect on the date hereof for an aggregate period of at least six (6) years from and after the Effective Time with respect to claims arising from actions and omissions that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) In the event that Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.9.

(e) The obligations under this Section 5.9 shall not be terminated or modified in any manner that is adverse to the Covered Persons (and their respective successors and assigns) without the prior written consent of any such Covered Person, it being expressly agreed that the Covered Persons (including their respective successors and assigns) shall be third party beneficiaries of this Section 5.9. In the event of any breach by the Surviving Corporation or Parent of this Section 5.9, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay all reasonable expenses, including attorneys’ fees, that may be incurred by Covered Persons in enforcing the indemnity and other obligations provided in this Section 5.9 as such fees are incurred, upon the written request of such Covered Person.

Section 5.10 Financing and Financing Cooperation.

(a) Parent and Merger Sub shall use their respective best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, advisable or proper to obtain the Financing contemplated by the Commitment Letters on or prior to the Closing Date on the terms and subject to the conditions described in the Commitment Letters (including, in the case of the Debt Financing, the flex provisions of any applicable fee letters), including: (i) maintaining in effect and enforcing the Commitment Letters and any Definitive Financing Agreements and complying with its obligations thereunder that are a condition to the availability of the Financing; (ii) using best efforts to satisfy on a timely basis (or obtain a waiver of ) all conditions to the funding of the Financing set forth in the Commitment Letters and the Definitive Financing Agreements; and (iii) using best efforts to negotiate and enter into definitive debt financing agreements on the terms and subject to the conditions contemplated by the Debt Commitment Letter (including, in the case of the Debt Financing, any “flex” provisions in the applicable fee letters) (the “Definitive Debt Financing Agreements”) and definitive equity financing agreements on the terms and conditions contemplated by the Equity Commitment Letter (the “Definitive Equity Financing Agreements” and together with the Definitive Debt Financing Agreements, the “Definitive Financing Agreements”). Parent shall keep the Company informed on a regular basis and in reasonable detail of the status of its efforts to arrange the Financing contemplated by the Commitment Letters and any other financing and shall give the Company prompt notice of any fact, change, event or circumstance that is reasonably likely to have, individually or in the aggregate, a material adverse impact on the Financing contemplated by the Commitment Letters.

(b) Except as otherwise expressly provided in this Section 5.10, prior to the Closing, Parent and Merger Sub shall not, and Parent shall not permit Merger Sub to, agree to or permit any termination, amendment, replacement, supplement or other modification of, or waive any of its material rights under, the Commitment Letters or Definitive Financing Agreements without the Company’s prior written consent; provided that Parent and Merger Sub may, without the Company’s prior written consent, (i) enter into any amendment, replacement, supplement or other modification to or waiver of any provision of the Debt Commitment Letter or Definitive Debt Financing Agreements that would not, and would not reasonably be expected to, reduce the amount of the Debt Financing contemplated by the Debt Commitment Letter, unless there is a corresponding increase in the amount of the Equity Financing pursuant to the Equity Commitment Letter, or prevent or materially delay the consummation of the Merger or the Debt Financing contemplated by the Debt Commitment Letter; or (ii) amend, replace, supplement or otherwise modify the Debt Commitment Letter to add lenders, lead arrangers, book runners, agents or similar entities that had not executed the Debt Commitment Letter as of the date hereof so long as any such addition would not reasonably be expected to prevent, delay or impede the consummation of the Merger or the Debt Financing contemplated by the Debt Commitment Letter, but only, with respect to clauses (i) and (ii), to the extent doing so would not impose new or additional conditions or expand any existing condition to the receipt and availability of the Debt Financing. Upon any such amendment, replacement, supplement or modification, the terms “Debt Commitment Letter”, and “Definitive Debt Financing Agreement”, shall mean the Debt Commitment Letter, Definitive Debt Financing Agreement, as applicable, as so amended, replaced, supplemented or modified. Parent shall promptly deliver to the Company copies of any such amendment, replacement, supplement or other modification of the Debt Commitment Letter.

(c) If all or any portion of the Debt Financing becomes unavailable, or any of the Debt Commitment Letter or Definitive Debt Financing Agreements shall be withdrawn, repudiated, terminated or rescinded for any reason, then Parent shall use its best efforts to obtain, as promptly as practicable, from the same and/or alternative financing sources, alternative financing in an amount sufficient to consummate the transactions contemplated by this Agreement and pay the Merger Consideration and the other Merger Amounts. In the event any alternative financing is obtained in accordance with this Section 5.10(c) (“Alternative Financing”), references in this Agreement to the Financing shall also be deemed to refer to such Alternative Financing, and if one or more commitment letters or definitive financing agreements are entered into or proposed to be entered into in connection with such Alternative Financing, references in this Agreement to the Debt Commitment Letters and the Definitive Debt Financing Agreements shall also be deemed to refer to such commitment letters and definitive financing agreements relating to such Alternative Financing, and all obligations of Parent pursuant to this Section 5.10 shall be applicable thereto to the same extent as Parent’s obligations with respect to the Financing. Notwithstanding anything in this Agreement to the contrary, each of the Parties, on behalf of itself and each of its Affiliates, hereby agrees that nothing in this Agreement requires Parent, Merger Sub or any of their respective Affiliates, officers, directors, or employees to initiate a Proceeding to seek specific performance or any other relief against any of the Debt Financing Sources under the Debt Commitment Letter to cause the Debt Financing to become available.

(d) The Company shall, and shall cause its Subsidiaries and their respective Representatives to, provide such cooperation as is reasonably requested by Parent or the Debt Financing Sources in connection with the Debt Financing, including, but not limited to, using commercially reasonable efforts to (i) furnish Parent and Merger Sub and its Debt Financing Sources with (A) the Required Information and (B) such other financial and pertinent information regarding the Company and its Subsidiaries as may be reasonably requested in writing by Parent at least ten (10) Business Days prior to the Closing Date, including information that is required in connection with the Debt Financing as required by Governmental Entities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. PATRIOT Act of 2001 and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), as set forth in the Debt Commitment Letter, as in effect on the date hereof, (ii) upon reasonable advance notice, cause the Company’s senior management to participate in a reasonable number of rating agency presentations, lender meetings and meetings with parties acting as arrangers, bookrunners, and/or other lenders and investors for the Debt Financing, during normal business hours, (iii) furnish existing information in its possession regarding the Company and its Subsidiaries reasonably necessary to assist Parent in preparing pro forma financial statements, it being understood that the Company need only assist in the preparation thereof, but shall not be required to independently prepare any separate pro forma financial statements or other information, (iv) assist in the preparation of appropriate and customary bank books, confidential information memoranda, lender and investor presentations, ratings agency presentations and similar documents required in connection with the Debt Financing (including, in each case, by participating in drafting sessions with respect thereto and provide such other information and documents customarily provided in connection with the Debt Financing) and execute customary authorization and management representation letters in connection therewith, and (v) assist in the preparation of and, in the case of the Company and its Subsidiaries, to execute and deliver, definitive financing documents, including guarantee and collateral documents and customary closing certificates as may be required by the Debt Financing and including providing information reasonably necessary for the completion of any schedules thereto. No obligations of the Company or any of its Subsidiaries or any of its or their respective officers, directors, employees and agents or other Representatives under any certificate, document or instrument delivered pursuant to this Section 5.10(d) shall be required to be effective until the Effective Time. In addition, notwithstanding anything in this Section 5.10 to the contrary, in fulfilling its obligations pursuant to this Section 5.10, (i) none of the Company, its Subsidiaries or its or their respective officers, directors, employees and agents or other Representatives shall be required to (A) pay any commitment or other fee, provide any security or incur any Liability or obligation in connection with the Debt Financing or any other financing prior to the Effective Time, (B) take or permit the taking of any action that would reasonably be expected to conflict with, result in any violation or breach of, or default (with or without lapse of time, or both) under, the Company Organizational Documents or the organizational documents of any Subsidiary of the Company, or any applicable Law or material contracts of the Company or any of its Subsidiaries, or (C) provide any cooperation that, in the reasonable opinion of the Company, would unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, and (ii) Parent shall reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with fulfilling its obligations pursuant to this Section 5.10 (including reasonable attorneys’ fees) (provided, however, that Company and its Subsidiaries shall bear all costs and expenses incurred by them and their respective Affiliates with respect to the preparation, review, audit and delivery of Required Information by the Company’s independent accountants (but excluding comfort letters, reports and opinions)). Notwithstanding anything to the contrary contained herein, it is understood and agreed that the condition precedent set forth in Section 6.3(b), as applied to Company’s obligations under this Section 5.10(d), shall be deemed to be satisfied unless the Debt Financing has not been obtained as the sole result of the Company’s Willful Breach of its obligations under this Section 5.10(d). Parent shall indemnify and hold harmless the Company and its Subsidiaries (and their respective Representatives) from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by them in connection with the Financing or any other financing (including the arrangement thereof) and any information used in connection therewith (other than information provided to Parent in writing by the Company or its Subsidiaries for inclusion in any syndication materials relating to the Financing), except in the event such loss or damage arises out of or results from the Willful Breach by the Company or its Subsidiaries or any of their respective Representatives in fulfilling their obligations pursuant to this Section 5.10.

(e) Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing (including the Financing contemplated by the Commitment Letters) by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of Parent’s or Merger Sub’s obligations hereunder.

Section 5.11 Transaction Litigation. Each party shall promptly (and in any event, within two (2) Business Days) notify the other parties hereto in writing of any stockholder litigation or other litigation or Proceedings brought or threatened in writing against it or its directors or executive officers or other Representatives relating to this Agreement, the Merger and/or the other transactions contemplated by this Agreement and shall keep the other parties hereto informed on a reasonably current basis with respect to the status thereof (including by promptly furnishing to the other parties hereto and their Representatives such information relating to such litigation or Proceedings as may be reasonably requested). In the event of any such stockholder litigation or Proceedings brought or threatened against the Company, the Company shall, subject to the preservation of the attorney-client and similar privileges and confidential information, give Parent the opportunity to participate in (but not control) the defense or settlement of such stockholder litigation or Proceedings, and shall give due consideration to Parent’s advice with respect to such litigation or Proceedings; provided, however, that the Company shall not settle or offer to settle any such stockholder litigation or Proceeding without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 5.12 Obligations of Merger Sub. Parent shall cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement. Prior to the Effective Time, Merger Sub shall not have carried on any business or conducted any operations other than as necessary, advisable or convenient to the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto and will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 5.13 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company and, following the Effective Time, Parent and the Surviving Corporation, shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and rules and policies of The Nasdaq Capital Market to cause the delisting of the Company and of the Company Common Shares from The Nasdaq Capital Market as promptly as practicable after the Effective Time and the deregistration of the Company Common Shares under the Exchange Act as promptly as practicable after such delisting.

Section 5.14 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Shares (including derivative securities with respect to Company Common Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15 VKidz. During the period beginning on the date hereof and ending on the earlier to occur of (x) the Closing and (y) the valid termination of this Agreement in accordance with Section 7.1, the Company shall exercise all of its rights, and comply with all of its obligations, under the VKidz Agreement in good faith as the “Purchaser” thereunder. Prior to taking any action under, pursuant to, or otherwise in connection with, the VKidz Agreement and/or the transactions contemplated thereby, including granting any consent pursuant to, or granting any waiver of any provision of, or amending or otherwise modifying any material term of, the VKidz Agreement (any of the foregoing, a “VKidz Action”), the Company shall consult with Parent and, to the extent applicable, provide Parent a reasonable opportunity to review all documents, notices or other material written correspondence to be delivered by the Company in connection therewith and shall consider in good faith any comments provided by Parent thereto. Notwithstanding the foregoing, the Company shall not grant any consent or waiver under, or agree to amend or modify the terms of, the VKidz Agreement without the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed. The Company shall reasonably consider in good faith the taking of any action pursuant to, under or in connection with the VKidz Agreement as may be reasonably requested in writing by Parent. The Company shall provide Parent and its Representatives a reasonable opportunity to participate in all discussions or meetings (whether in-person, telephonic or otherwise) with the other parties to the VKidz Agreement and their respective Representatives. Any action taken pursuant to Section 5.1 shall be permitted under Section 5.15 and deemed to modify the representations in ARTICLE III.

Section 5.16 Majority Stockholder Agreements. The Company shall cause all Majority Stockholder Agreements to be terminated, effective at or prior to the Effective Time, in each case, with no further force or effect and no continuing obligations, monetary or otherwise, or Liabilities on the part of any party thereto.

Section 5.17 Resignations. The Company shall obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation by the Company, effective as of the Effective Time, of all directors of the Company and its Subsidiaries designated by Parent in writing to the Company not less than three Business Days prior to the Closing, if any.

Section 5.18 Notification of Certain Events.

(a) Notification by the Company. The Company shall promptly as reasonably practicable notify Parent in writing of each of the following events if such event occurs, or of which the Company gains knowledge, after the date hereof and prior to the Closing Date: (i) any bona fide written notice or other written communication received by the Company or its Subsidiaries from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) unless such notice is separately required under Section 5.6, any written notice or other written communication received by the Company or its Subsidiaries from any Governmental Entity in connection with the transactions contemplated by this Agreement (to the extent notification thereof to Parent is not prohibited by such Governmental Entity); (iii) any Proceeding commenced that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 or that could reasonably be expected to result in the failure of the condition set forth in Section 6.3(a) to be satisfied; or (iv) the failure of any representation or warranty of the Company contained in this Agreement to be true or accurate in any material respects at or prior to the Closing that would give rise to the failure to satisfy the conditions set forth in Section 6.1 or Section 6.3(a); provided that such written notice shall not affect or be deemed to modify any representation or warranty of the Company set forth in ARTICLE III or the Company Disclosure Schedule.

(b) Notification by Parent. Parent shall promptly as reasonably practicable notify the Company in writing of each of the following events if such event occurs, or of which Parent gains knowledge, after the date hereof and prior to the Closing Date: (i) any bona fide written notice or other written communication received by Parent, Merger Sub or any Affiliate thereof, from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) unless such notice is separately required under Section 5.6, any written notice or other written communication received by Parent, Merger Sub or any Affiliate thereof, from any Governmental Entity in connection with the transactions contemplated by this Agreement (to the extent notification thereof to the Company is not prohibited by such Governmental Entity); (iii) any Proceeding commenced that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.3 or that could reasonably be expected to result in the failure of the condition set forth in Section 6.2(a) to be satisfied; or (iv) the failure of any representation or warranty of the Company contained in this Agreement to be true or accurate in any material respects at or prior to the Closing that would give rise to the failure to satisfy the conditions set forth in Section 6.1 or Section 6.2(a); provided that such written notice shall not affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in ARTICLE IV.

(c) Notwithstanding the foregoing, no failure to give such notification shall separately constitute a failure of any condition in ARTICLE VI or a basis to terminate this Agreement unless the underlying fact, event or circumstance would independently result in such failure or provide such basis, and no notification given by any party pursuant to this Section 5.18 shall (i) limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement or (ii) otherwise prejudice in any way the rights and remedies contained in this Agreement.

Section 5.19 Confidentiality. All obligations and restrictions upon Parent and its Affiliates under the Confidentiality Agreement with respect to the assets and information of the Company and its Subsidiaries shall terminate simultaneously with the Closing, but all other such obligations shall continue in full force and effect in accordance with the terms of the Confidentiality Agreement.

ARTICLE VI.

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver in a writing signed by the Company and Parent, to the extent permissible under applicable Law and provided that such waiver shall only be effective as to the conditions of the waiving party) at or prior to the Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) The Information Statement shall have been cleared by the SEC and shall have been sent to the holders of Company Common Shares at least twenty (20) calendar days prior to the Closing Date in accordance with Regulation 14C of the Exchange Act.

(c) No Order or Law shall have been entered, adopted, enacted, issued, promulgated or enforced, in each case, that prevents, enjoins, prohibits, restrains or makes illegal the consummation of the Merger or the other transactions contemplated hereby.

(d) All waiting periods applicable to the Merger under the HSR Act shall have expired or been terminated.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver in a writing signed by the Company, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) (i) The representations and warranties of Parent and Merger Sub set forth in ARTICLE IV that are qualified by a “Parent Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of Parent and Merger Sub set forth in ARTICLE IV that are not qualified by a “Parent Material Adverse Effect” qualification shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct that have not had, individually or in the aggregate, a Parent Material Adverse Effect; provided that representations and warranties set forth in ARTICLE IV that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii) of this Section 6.2(a), as applicable) only as of such date or period.

(b) Parent and Merger Sub shall have performed and complied with, in each case, in all material respects, all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

(c) Parent and Merger Sub each shall have delivered to the Company a certificate, dated the Closing Date and signed by a duly authorized executive officer in their capacity as such (and not individually) of each of Parent and Merger Sub, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) for each of Parent and Merger Sub, respectively, have been satisfied.

Section 6.3 Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment (or the waiver in a writing signed by Parent, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of the Company set forth in (i) Sections 3.1, 3.3(a), and 3.10(b) shall be true and correct in all respects as of the Closing Date as though made at and as of the Closing Date, (ii) Sections 3.2, 3.3(b) and (c), 3.19, 3.20 and 3.22 shall be true and correct as of the Closing Date as though made at and as of the Closing Date, except for any immaterial inaccuracies, (iii) ARTICLE III (other than the representations and warranties contemplated by the foregoing clauses (i) and (ii) of this Section 6.3(a)) that are qualified by a “Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the Closing Date as though made at and as of the Closing Date, and (iv) ARTICLE III (other than the representation and warranties contemplated by the foregoing clauses (i) and (ii) of this Section 6.3(a)) that are not qualified by a “Material Adverse Effect” qualification shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct that have not had, individually or in the aggregate, a Material Adverse Effect; provided that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii), (iii) or (iv) as applicable) only as of such date or period.

(b) The Company shall have performed and complied with, in each case, in all material respects, all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by a duly authorized executive officer in their capacity as such (and not individually), certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d) Parent shall have received from the Company a certification dated as of the Closing sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to

Section 1445(b)(3) of the Code, stating that the Company is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; provided, however, that provision of such certification shall not be a condition to Closing and that the sole remedy for failure to provide such certification shall be that Parent shall be entitled to withhold any amount required to be withheld pursuant to applicable Law.

(e) The Majority Stockholder Agreements shall have been terminated in their entirety as of the Effective Time, in each case, with no further force or effect, and no further obligations, monetary or otherwise, or Liability shall remain or otherwise continue in connection with the Majority Stockholder Agreements as of and after the Effective Time.

(f) The Company shall have consummated or shall consummate substantially with the Effective Time the transactions contemplated by the VKidz Agreement in accordance with the terms and conditions thereof, without the amendment, modification or waiver in any material respect of any material term or condition thereof, subject to Section 5.15.

(g) Since the date hereof, there shall not have occurred a Material Adverse Effect.

Section 6.4 Waiver of Conditions; Frustration of Purpose. All conditions to the consummation of the Merger shall be deemed to have been satisfied or waived from and after the Effective Time. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this ARTICLE VI, as applicable, to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement.

ARTICLE VII.

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and this Agreement and the Merger may be abandoned at any time prior to the Effective Time, whether before or after, subject to the terms hereof, the occurrence of the Company Stockholder Approval:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if the Merger shall not have been consummated on or prior to 5:00 p.m. New York City time, on the date that is 90 days after the date of this Agreement (the “End Date”); provided that, if as of the End Date any of the conditions set forth in Section 6.1(b) or Section 6.1(d) (solely to the extent such condition has not been satisfied due to an order or injunction arising under any Antitrust Law) shall not have been satisfied or waived, the End Date may be extended on one occasion by either Parent or the Company for a period of 30 days by written notice to the other party, and such date, as so extended, shall be the End Date; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if the failure of the Merger to be consummated by such date shall be proximately caused by the material breach or inaccuracy of, or failure to comply with, any representation, warranty, covenant or other agreement of such party set forth in this Agreement by such party;

(c) by either the Company or Parent, if an Order shall have been issued restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a party if such Order was proximately caused by the material breach or inaccuracy of, or failure to comply with, any representation, warranty, covenant or other agreement of such party set forth in this Agreement by such party;

(d) by the Company, if Parent or Merger Sub shall have breached or there is any inaccuracy in any of its representations or warranties, or shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.2(a) or 6.2(b) and (ii) is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is thirty (30) days following delivery of written notice from the Company to Parent of such breach, inaccuracy or failure;

(e) by Parent, if the Company shall have breached or there is any inaccuracy in any of its representations or warranties, or shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.3(a) or 6.3(b) and (ii) is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is thirty (30) days following delivery of written notice from the Parent to the Company of such breach, inaccuracy or failure;

(f) by Parent, at any time prior to obtaining the Company Stockholder Approval, in the event (i) of a Company Adverse Recommendation Change or (ii) the Company fails to obtain Company Stockholder Approval and deliver the same to Parent prior to the Consent Deadline;

(g) at any time prior to obtaining the Company Stockholder Approval, by the Company, in accordance with Section 5.3(f); provided that the Company pays, or causes to be paid to, Parent, prior to or concurrently with such termination, the Company Termination Fee in accordance with Section 7.3(a); or

(h) by the Company, (i) if all of the conditions set forth in Sections 6.1 and 6.3 are satisfied (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions would have been satisfied or waived assuming the Closing were to occur), (ii) the Company has irrevocably confirmed in writing to Parent that (A) all of the conditions set forth in Sections 6.1 and 6.2 to the Company’s obligations have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions would have been satisfied or waived assuming the Closing were to occur), and (B) it is ready, willing and able to take the actions within its control to cause the Closing to occur, and (iii) Parent fails to consummate the transactions contemplated by this Agreement, on the terms and subject to the conditions set forth in this Agreement, within three Business Days following delivery of the confirmation by the Company required by clause (ii) of this Section 7.1(h).

Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except that the Confidentiality Agreement and the provisions of the final sentence of Section 5.10(d), this Section 7.2, Section 7.3 and ARTICLE VIII shall survive any termination), and there shall be no other Liability on the part of the Company, on the one hand, or Parent or Merger Sub, on the other hand, to the other except as provided in the final sentence of Section 5.10(d) and Section 7.3. In the event of termination of this Agreement, and regardless of the reason for the termination, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms and any such termination shall not amend, modify, release, waive or otherwise limit any rights or obligations under the Confidentiality Agreement.

Section 7.3 Termination Fees and Expense Reimbursement.

(a) Company Termination Fee. If:

(i) this Agreement is terminated by the Company pursuant to Section 7.1(g);

(ii) (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) or by Parent pursuant to Section 7.1(e); (B) after the date hereof, a Company Takeover Proposal (substituting 50% for the 25% threshold set forth in the definition of “Company Takeover Proposal”) (a “Qualifying Transaction”), shall have been publicly made to the Company Board or the Majority Stockholder, and (C) at

any time on or prior to the twelve-month anniversary of such termination, the Company or any of its Subsidiaries completes or enters into a definitive agreement with respect to, and thereafter consummates, such Qualifying Transaction; or

(iii) this Agreement is terminated by Parent pursuant to Section 7.1(f)(i) (but not Section 7.1(f)(ii)).

then the Company shall pay Parent, or cause to be paid to Parent, in the full satisfaction of its obligation under this Section 7.3(a), the Company Termination Fee by wire transfer of immediately available funds to the account or accounts designated in writing by Parent (1) in the case of clause (i) of this Section 7.3(a), prior to or concurrently with such termination, (2) in the case of clause (ii) of this Section 7.3(a), concurrently with the consummation of such Qualifying Transaction, or (3) in the case of clause (iii) of this Section 7.3(a), within two Business Days following such termination. Notwithstanding anything to the contrary in this Agreement but subject to Section 7.3(c), if the Company Termination Fee shall become due and payable in accordance with this Section 7.3(a), from and after such termination and payment of the Company Termination Fee in full pursuant to and in accordance with this Section 7.3(a), the Company shall have no further Liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as set forth in this Section 7.3(a). In no event shall the Company be required to pay the Company Termination Fee on more than one occasion whether or not the Company Termination Fee may be payable under more than one provision of this Agreement, at the same or at different times and/or as a result of the occurrence of one or more Effects.

(b) Parent Termination Fee. If this Agreement is terminated by the Company pursuant to Section 7.1(d) or 7.1(h), then Parent shall pay, or cause to be paid, in the full satisfaction of its obligation under this Section 7.3, to the Company the Parent Termination Fee by wire transfer of immediately available funds to the account or accounts designated in writing by the Company within two Business Days of such termination. Notwithstanding anything to the contrary in this Agreement, if the Parent Termination Fee shall become due and payable in accordance with this Section 7.3(b), from and after such termination and payment of the Parent Termination Fee in full pursuant to and in accordance with this Section 7.3(b), neither Parent nor Merger Sub shall have any further Liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as set forth in this Section 7.3(b). In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion whether or not the Parent Termination Fee may be payable under more than on provision of this Agreement, at the same or at different times and/or as a result of the occurrence of one or more Effects.

(c) Expense Reimbursement.

(i) If the Company fails to pay in a timely manner the Company Termination Fee, and in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the fee set forth in Section 7.3(a) or any portion of such amount, then the Company shall pay to Parent and/or Merger Sub their reasonable costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee from and including the date payment of such amount was due to but excluding the date of actual payment.

(ii) In the event of a Willful Breach by the Company, any of its Subsidiaries, or any of its or their respective Representatives of any of the applicable provisions set forth in this Agreement occurring prior to the termination hereof, within three Business Days following the Company’s receipt of a final, non-appealable Order from a court of competent jurisdiction in respect of such Willful Breach, the Company shall pay, or cause to be paid, to Parent its and Merger Sub’s reasonable costs and expenses (including attorneys’ fees) incurred in connection with the transactions contemplated hereby (including the Merger and the Financing) and in connection with obtaining such Order; provided, however, that, notwithstanding the foregoing, in no event shall the Company’s payment obligation under this Section 7.3(c)(ii) exceed $4,000,000 in the aggregate.

(iii) If Parent fails to pay in a timely manner the Parent Termination Fee, and in order to obtain such payment, the Company commences a suit that results in a judgment against Parent or Merger Sub for the fee set forth in Section 7.3(b) or any portion of such amount, then Parent shall pay to the Company its reasonable costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee from and including the date payment of such amount was due to but excluding the date of actual payment.

(d) Acknowledgement.

(i) Each of the parties hereto acknowledges that neither the Company Termination Fee nor the Parent Termination Fee is intended to be a penalty but, rather, constitutes liquidated damages in a reasonable amount that will compensate (A) Parent in the circumstances in which the Company Termination Fee is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (B) the Company in the circumstances in which the Parent Termination Fee is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

(ii) Each of the parties hereto acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement.

(iii) Parent’s receipt of the Company Termination Fee under Section 7.3(a), in full shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and former, current and future directors, managers, officers, employees, counsel, financial advisors, auditors, agents, other authorized representatives, stockholders, Affiliates and assignees (collectively, but excluding the Company, the “Company Related Parties”) for any Liabilities suffered as a result of the failure of the Closing to be consummated or for a breach or failure to perform hereunder, and neither the Company nor any Company Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, and the amount of the Company Termination Fee are intended to serve as a cap on the maximum aggregate liability of the Company and the Company Related Parties in the event of such a termination; provided that nothing in this Section 7.3(d)(iii) shall restrict Parent’s and Merger Sub’s entitlement to seek and obtain specific performance as set forth herein (provided that, for the avoidance of doubt, upon Parent’s receipt of the Company Termination Fee, neither Parent nor Merger Sub shall be entitled to seek specific performance pursuant to the terms hereof). In the event that Parent shall receive the Company Termination Fee, as provided in Section 7.3(a), , none of Parent, any of its Affiliates or any other Person shall be entitled to bring or maintain any Proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination, and Parent shall cause any such Proceeding brought by Parent or any of its Affiliates to be dismissed with prejudice promptly (or not undertaken, as applicable) and, in any event, within three Business Days following the payment of the Company Termination Fee, as provided in Section 7.3(a).

(iv) The Company’s receipt of the Parent Termination Fee under Section 7.3(b) in full shall be the sole and exclusive remedy of the Company against Parent, Merger Sub, the Equity Investor and the Debt Financing Related Parties and their respective former, current and future directors, managers, officers, employees, counsel, financial advisors, auditors, agents, other authorized representatives, stockholders, Affiliates and assignees (collectively, but excluding Parent, the “Parent Related Parties”) for any Liabilities suffered as a result of the failure of the Closing to be consummated or for a breach or failure to perform hereunder, and neither Parent nor any Parent Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, and the amount of the Parent Termination Fee is intended to serve as a cap on the maximum aggregate liability of Parent and the Parent Related Parties in the event of such a termination; provided that nothing in this Section 7.3(d)(iv)

shall restrict the Company’s entitlement to seek and obtain specific performance as and to the extent permitted by, and subject to the limitations set forth in, Section 8.5(b) (provided that, for the avoidance of doubt, upon the Company’s receipt of the Parent Termination Fee, the Company shall no longer be entitled to seek specific performance pursuant to Section 8.5(b)). In the event that the Company shall receive the Parent Termination Fee, as provided in Section 7.3(b), none of the Company, any of its Affiliates or any other Person shall be entitled to bring or maintain any Proceeding against Parent or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination, and the Company shall cause any such Proceeding brought by the Company or any of its Affiliates to be dismissed with prejudice promptly (or not undertaken, as applicable) and, in any event, within three Business Days following the payment of the Parent Termination Fee, as provided in Section 7.3(b).

ARTICLE VIII.

MISCELLANEOUS

Section 8.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements that contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 8.2 Expenses; Transfer Taxes. Except as otherwise provided in this Agreement (including in Sections 5.10(d) and 7.3), whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the other transactions contemplated hereby, including the Financing, shall be paid by the party incurring or required to incur such expenses; provided that Parent shall pay all filing fees required under the HSR Act. Except as otherwise provided in Section 2.2(d), all transfer, documentary, sales, use stamp, registration and other such Taxes imposed with respect to the transfer of Company Common Shares pursuant to the Merger shall be borne by Parent or Merger Sub and expressly shall not be a liability of holders of Company Common Shares.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by telecopy, electronic delivery or otherwise) to the other parties hereto. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4 Governing Law; Jurisdiction.

(a) This Agreement, and all claims or causes of action (whether at law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware; provided, however, that in any Proceeding involving any Debt Financing Related Party arising out of or in any way relating to this Agreement or the transactions contemplated hereby, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(b) Subject to Section 8.4(c), each of the parties hereto irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware (or if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction over such matter, then in any state or federal court located in the State of Delaware, such courts, collectively, the “Chosen Courts”). Each of the parties hereto hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, (A) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (B) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) to the fullest extent permitted by applicable Law, any claim that (1) the Proceeding in such court is brought in an inconvenient forum, (2) the venue of such Proceeding is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 8.7; provided that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.

(c) Notwithstanding anything to the contrary set forth herein, including Section 8.4(b), each party hereto acknowledges and irrevocably agrees that any Proceeding involving any Debt Financing Related Party arising out of or in any way relating to this Agreement or the transactions contemplated hereby shall be brought exclusively in the Supreme Court of the State of New York, County of New York (unless the Supreme Court of the State of New York, County of New York declines to accept jurisdiction over a particular matter, in which case, in the United States District Court for the Southern District of New York) (together with the appellate courts thereof, the “New York Courts”), and each of the parties hereby submits to the exclusive jurisdiction of the New York Courts for the purpose of any such Proceeding. Each party irrevocably and unconditionally agrees not to assert (i) any objection which it may ever have to the laying of venue of any such litigation in any New York Court, (ii) any claim that any such proceeding brought in any New York Court has been brought in an inconvenient forum and (iii) any claim that any New York Court does not have jurisdiction with respect to such proceeding.

Section 8.5 Remedies.

(a) The parties hereto agree and acknowledge that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and accordingly (i) each of the parties hereto shall be entitled to, and may seek in the alternative, such remedies as are available at law and in equity, and (ii)(A) the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in each case in the Chosen Courts (in the order expressed in Section 8.4(b)), this being in addition to any other remedy to which they are entitled at law or in equity, (B) the parties hereto waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (C) the parties hereto will waive, in any action for specific performance, the defense of adequacy of a remedy at law. In circumstances where Parent and Merger Sub are obligated to consummate the Merger and the Merger has not been consummated (in each case, on the terms and subject to the conditions set forth herein), Parent and Merger Sub expressly acknowledge and agree that the Company and its stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate the Company and its stockholders, and that the Company on behalf of itself and its stockholders shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to to enforce specifically Parent’s and Merger Sub’s obligations to consummate the Merger. The Company’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which the Company may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the Company and its stockholders. In no event shall the parties hereto be entitled to receive both a grant of specific performance of the consummation of the Merger pursuant to this Section 8.5 and monetary damages to which it is entitled to pursuant to this Agreement. For the avoidance of doubt, the parties hereto shall be entitled to the remedies provided herein in the alternative, and not be required to elect their remedies, in any Proceeding brought to seek redress for the failure of Parent to consummate the Merger pursuant to this Agreement.

(b) Notwithstanding Section 8.5(a) or anything else to the contrary in this Agreement, the Company shall not be entitled to enforce specifically Parent’s and Merger Sub’s obligations to consummate the Merger unless (i) all of the conditions set forth in Sections 6.1 and 6.3 (other than those conditions that by their nature are to be satisfied at the Closing (provided that such conditions would have been satisfied or waived assuming the Closing were to occur) or the failure of which to be satisfied is proximately caused by a breach by Parent or Merger Sub of its representations, warranties, covenants or agreements contained in this Agreement) shall have been satisfied (or are capable of being satisfied at the Closing) or (to the extent permissible under applicable Law) waived; (ii) the Company has irrevocably confirmed in writing to Parent that (A) all of the conditions to the Company’s obligations have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions would have been satisfied or waived assuming the Closing were to occur), and (B) if specific performance is granted and the Financing is funded, then it is ready, willing and able to take the actions within its control to cause the Closing to occur; (iii) the Debt Financing has been funded or Parent has received written confirmations from the counterparties to the Debt Commitment Letters that the Debt Financing will be funded at the Closing assuming the Equity Financing is funded; and (iv) Parent and Merger Sub have failed to complete the Closing by the date the Closing is required to have occurred pursuant to this Agreement. Furthermore, for the avoidance of doubt, this Section 8.5(b) shall not limit the Company’s ability to seek specific performance of Parent’s obligations pursuant to Section 5.10, or to seek specific performance of Parent’s and Merger Sub’s obligations to consummate the Merger if the full amount of the Debt Financing has been funded or would be funded at the Closing.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY LEGAL PROCEEDING AGAINST ANY PARTIES HERETO OR ANY DEBT FINANCING RELATED PARTIES INVOLVING ANY DISPUTE ARISING OUT OF OR RELATING TO THE FINANCING OR THE COMMITMENT LETTERS OR THE PERFORMANCE OF SERVICES THEREUNDER OR RELATED THERETO).

Section 8.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified; provided that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or facsimile notice is promptly given by one of the other methods described in this Section 8.7 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email, facsimile or any other method described in this Section 8.7 (provided that, for the avoidance of doubt, in either case, such notice shall be deemed to be effective as of the date first delivered by email or facsimile, as applicable); or (c) when delivered by a courier (with confirmation of delivery); in each case to the party to be notified at the following address:

To Parent or Merger Sub:

c/o Veritas Capital Fund Management, L.L.C.

9 West 57th Street, 29th Floor

New York, New York 10019

Attention: Ramzi M. Musallam

Facsimile: (212) 688-9411

Email:       rmusallam@veritascapital.com

with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention: Richard A. Presutti

Facsimile: (212) 593-5955

Email:       richard.presutti@srz.com

To the Company:

Cambium Learning Group, Inc.

17855 Dallas Parkway, Suite 400

Dallas, Texas 75287

Attention: Scott McWhorter, General Counsel

Facsimile: (214) 424-6425

Email:       Scott.McWhorter@cambiumlearning.com

with a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Attention: Steven E. Siesser, Esq.

Facsimile: (973) 597-2507

Email:       ssiesser@lowenstein.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 8.7; provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties. Notwithstanding the immediately preceding sentence, each of Parent and Merger Sub may (a) assign all or parts of its rights or obligations under this Agreement to one or more of its respective Affiliates or (b) collaterally assign any or all of its rights or obligations hereunder to any Debt Financing Sources; provided that, in either case, no such assignment shall relieve Parent or Merger Sub, as applicable, of its respective obligations hereunder. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 8.8 shall be null and void.

Section 8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto, the Majority Stockholder Side Letter, the Confidentiality Agreement and the other agreements entered into in connection herewith constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any Person other than the parties hereto.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub; provided that (a) after the occurrence of the Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of The Nasdaq Capital Market require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company, and (b) notwithstanding the foregoing, none of this Section 8.11 or Sections 7.3(d)(iv), 8.4, 8.6, 8.8, and 8.13 or any other provision of this Agreement to the extent an amendment or waiver of such provision would modify the substance of any of the foregoing provisions or any definitions related thereto (collectively, the “DFS Provisions”) may be amended or waived in any manner adverse to the Debt Financing Sources without the prior written consent of the affected Debt Financing Sources. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 No Third-Party Beneficiaries.

(a) Each of Parent, Merger Sub and the Company agrees that (a) its representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Notwithstanding the foregoing, each Covered Person shall be an express third-party beneficiary of and shall be entitled to rely upon Section 5.9 and this Section 8.13. Notwithstanding the foregoing, each Debt Financing Source shall be an express third-party beneficiary with respect to the DFS Provisions to the extent relating to the rights or obligations of such Debt Financing Source.

(b) The Company hereby acknowledges and agrees that no Debt Financing Related Parties shall have any liability or obligation, whether based in tort, contract or otherwise and whether arising at law or at equity, to the Company or any of its Affiliates in connection with the transactions contemplated hereby or the Debt Financing in connection therewith; provided that, notwithstanding the foregoing, nothing in this Section 8.13(b) shall in any way limit or modify any Debt Financing Source’s obligations to Parent under the Debt Commitment Letters.

Section 8.14 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference shall be to a Schedule or Exhibit of this Agreement unless otherwise indicated. All Schedules (including the Company Disclosure Schedule) and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “or” shall not be deemed to be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References in this Agreement to specific laws or to specific provisions of laws shall refer to such law or specific provision as amended from time to time shall include all rules and regulations promulgated thereunder. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. References to “$” are to United States dollars. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The word “day”, unless otherwise indicated, shall be deemed to refer to a calendar day. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; provided, however, that the foregoing provisions of this sentence shall not, under any circumstances, extend the Consent Deadline.

Section 8.15 Conflicts; Privilege.

(a) Recognizing that Lowenstein Sandler LLP has acted as legal counsel to the Company, its Subsidiaries, the Majority Stockholder and certain of the Majority Stockholder’s Affiliates prior to the Effective Time, and that Lowenstein Sandler LLP intends to act as legal counsel to the Majority Stockholder and its Affiliates (which will no longer include the Company and its Subsidiaries) after the Closing, each of Parent and the Company hereby waives, on its own behalf and agrees to cause its respective Affiliates to waive, any conflicts that may arise in connection with Lowenstein Sandler LLP representing the Majority Stockholder or its Affiliates (excluding the Company and its Subsidiaries) after the Closing in connection with any Proceeding involving the Majority Stockholder and its Affiliates (excluding the Company and its Subsidiaries) after the Closing, on the one hand, and Parent, Merger Sub, the Company, any Subsidiary of the Company, and any of their respective Affiliates, on the other hand, as such representation may relate to the Company or its Subsidiaries or the transactions contemplated herein (such representation, the “LS Representation”), even if adverse to the Company or in connection with the transactions contemplated by this Agreement, and none of the Company, Parent nor any of their respective Affiliates shall seek to disqualify Lowenstein Sandler LLP from the LS Representation. In addition, all communications involving attorney-client confidences between the Majority Stockholder, the Company and the Company’s Subsidiaries and their respective Affiliates, on the one hand, and Lowenstein Sandler LLP, on the other hand, in the course of the engagement with respect to negotiation, documentation and consummation of the transactions contemplated herein that, as of immediately prior to the Effective Time, (x) would be deemed to be privileged communication of the Majority Stockholder, the Company, any Subsidiary of the Company or any of their respective Affiliates, and (y) would not be subject to disclosure to Parent, Merger Sub or any of their respective Affiliates in connection with any Proceeding relating to a dispute arising under or in connection with this Agreement shall be deemed to be attorney-client confidences that belong solely to the Majority Stockholder and its Affiliates (and not the Company or any of the Company’s Subsidiaries) (such communications, the “Attorney-Client Communications”). Accordingly, the Company and its Subsidiaries shall not have access to any Attorney-Client Communications or to the files of Lowenstein Sandler LLP relating to the LS Representation from and after the Closing Date. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 8.15 shall not be deemed exclusive of any other rights to which Lowenstein Sandler LLP is entitled whether pursuant to law, contract or otherwise.

(b) Without limiting the generality of the foregoing, from and after the Closing Date, (i) the Majority Stockholder and its Affiliates (and not the Company and the Company’s Subsidiaries) shall be the sole holders of the attorney-client privilege with respect to LS Representation, and none of the Company or the Company’s Subsidiaries shall be a holder thereof, (ii) to the extent that files of Lowenstein Sandler LLP in respect of such engagement constitute Attorney-Client Communications or related to the LS Representation, only the Majority Stockholder and its Affiliates (and not the Company and the Company’s Subsidiaries) shall hold such property rights, (iii) any right to waive or approve such rights and privileges shall solely belong to the Majority Stockholder and its Affiliates (and not to the Company or the Company’s Subsidiaries) and (iv) Lowenstein Sandler LLP shall not have any duty whatsoever to reveal or disclose any Attorney-Client Communications or such files to the Company or any of the Company’s Subsidiaries by reason of any attorney-client relationship between Lowenstein Sandler LLP and the Company or any of the Company’s Subsidiaries or otherwise. This Section 8.15 shall be irrevocable, and no term of Section 8.15 may be amended, waived or modified, without the prior written consent of Lowenstein Sandler LLP.

Section 8.16 Non-Recourse. Notwithstanding anything herein to the contrary, no representative, Affiliate of, or direct or indirect equity owner in, the Company or the Majority Stockholder shall have any personal liability to either Parent, Merger Sub or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of the Company or the Majority Stockholder in this Agreement, and no representative, Affiliate of, or direct or indirect equity owner in, either Parent or either Merger Sub shall have any personal liability to the Company, the Majority Stockholder or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of either Parent or either Merger Sub in this Agreement.

Section 8.17 Definitions.

(a) Certain Specified Definitions. As used in this Agreement:

“Acceptable Confidentiality Agreement” means any confidentiality agreement that contains confidentiality provisions that are, in the aggregate, no less favorable to the Company than those contained in the Confidentiality Agreement.

“Affiliates” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Bribery Legislation” means all and any of the following: the Foreign Corrupt Practices Act of 1977, as amended; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including, the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act 2010; the Proceeds of Crime Act 2002; and any applicable anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which the Company or any of its Subsidiaries operates.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to remain closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not such plan is subject to ERISA, and any other employee benefit plan, program, agreement, or arrangement, including any pension, retirement, profit-sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, fringe benefit, severance pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, or life insurance plan, program, agreement or arrangement, written or unwritten, funded or unfunded, or insured or self-insured, (i) that is sponsored or maintained by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director (or any beneficiary or dependent thereof) of the Company or any of its Subsidiaries, or (ii) to which the Company or any of its Subsidiaries contributes or is obligated to contribute or has any Liability, and other than any plan or program maintained by a Governmental Entity to which the Company or any of its Affiliates contributes pursuant to applicable Law.

“Company Credit Facility” means that certain Credit Agreement, dated as of December 10, 2015, among Cambium Learning, Inc., the Company, Webster Bank, N.A., as Administrative Agent, L/C Issuer and a Lender, and The Other Lenders Party Thereto.

“Company Lease” means any lease, sublease, license, occupancy and other agreement (including all amendments, modifications and supplements thereof and assignments and subleases thereof) under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Option Holder” shall mean any Person holding Company Options immediately prior to the Closing.

“Company Option Information” means, with respect to each outstanding Company Option as of any specified date, (a) the name of the Company Option Holder, (b) the tax jurisdiction in which the Company Option Holder is located, (c) the number of shares of Company Common Shares issuable upon exercise, (d) the date of grant, (e) the expiration date, (f) the exercise price per share, (g) the vesting schedule, including the extent vested as of the date hereof and whether such Company Option is subject to accelerated vesting as a result of the transactions contemplated by this Agreement (either alone or in conjunction with any other events), (h) whether such Company Option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code, and (i) whether such Company Option is subject to Section 409A of the Code.

“Company Products” means any and all products and services that currently are marketed, offered, sold, licensed, provided or distributed by the Company or any of its Subsidiaries.

“Company Stockholder Approval” means, the affirmative written consent of the holder(s) of a majority of the outstanding Company Common Shares in favor of adoption of this Agreement. The delivery of the Written Consent shall constitute Company Stockholder Approval for all purposes hereunder.

“Company Superior Proposal” means a written Company Takeover Proposal, substituting “50%” for “25%” in the definition thereof, that the Company Board determines in good faith, after consultation with the Company’s independent financial advisors and outside legal counsel, (a) to be reasonably likely to be consummated if accepted on the terms thereof, and (b) taking into account the factors the Company Board considers to be relevant, if consummated, to be more favorable to the Company stockholders from a financial point of view than the transactions contemplated by this Agreement.

“Company Takeover Proposal” means any bona fide proposal, offer or similar indication of interest made by any Person or group of related Persons (other than Parent and its Subsidiaries and Affiliates), and whether involving a transaction or series of related transactions, directly or indirectly, for (i) a merger, reorganization, share exchange, consolidation, business combination, dissolution, liquidation, joint venture, recapitalization or similar transaction involving the Company or any of its Subsidiaries, (ii) the acquisition (whether by purchase, lease, exchange, transfer or other disposition) by any Person or group of related Persons (other than Parent and its Affiliates) of more than 25% of the assets (measured by the market value thereof), revenue or net income of the Company and its Subsidiaries, on a consolidated basis (in each case, including securities of the Subsidiaries of the Company), or (iii) the direct or indirect acquisition by, or issuance to, any Person or group of related Persons (other than Parent and its Affiliates) of more than 25% of any class of voting or Equity Interests of the Company issued and outstanding following such acquisition or issuance, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning more than 25% of any class of outstanding voting or Equity Interests of the Company.

“Company Termination Fee” means a cash amount equal to $22,000,000.

“Contract” means any contract, subcontract, note, bond, mortgage, indenture, deed of trust, license, sublease, lease or sublease (whether for real or personal property), agreement, arrangement, commitment, understanding, purchase order for goods or services, power of attorney, loan, evidence of Indebtedness, letter or credit, covenant not to compete, or other instrument or obligation that is legally binding, in each case, whether written or unwritten.

“Debt Financing Related Parties” means the Debt Financing Sources, any other lenders party from time to time to any agreement related to the Debt Financing or the Alternative Financing, their respective Affiliates and its and their respective Affiliates’ respective directors, officers, employees, agents, advisors and other representatives, and their successors and permitted assigns.

“Debt Financing Sources” means the entities that have committed to provide or arrange or otherwise have entered into agreements pursuant to the Debt Commitment Letter or in connection with all or any part of the Debt Financing described therein, or replacement debt financings, in connection with the transactions contemplated hereby, including the parties to any commitment letters, joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto.

“Employment Agreement” means a contract, offer letter or agreement of the Company or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which the Company or any of its Subsidiaries has any Liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Environmental Law” means any Law (i) relating to pollution or the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any Hazardous Materials, (ii) that regulates, imposes liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or establishes standards of care with respect to any of the foregoing or (iii) establishes standards of conduct for protection of worker health and safety, including, but not limited to the Occupational Safety and Health Act, 29 U.S.C. 651 et seq., as amended.

“Environmental Permit” means any Permit, certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Interests” means any (a) shares or units of capital stock or voting securities; (b) membership or partnership interests or units; (c) other interest or participation (including phantom shares, units or interests) that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity; (d) subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire any of the interests contemplated by clauses (a) through (d) of this sentence, or any other equity securities; or (e) securities convertible into or exercisable or exchangeable for any of the interests in any of the equity interests contemplated by clauses (a) through (d) of this sentence or any other equity securities.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code that includes or included the first entity, trade or business.

“Governmental Entity” means any federal, state, multi-state, local or other municipal, national, provincial, or foreign government, any transnational governmental organization, or any court of competent jurisdiction, arbitral, administrative agency or commission, subdivision, regulatory or legislative body, tribunal, quasi-governmental or private body or other governmental authority or instrumentality, domestic or foreign, exercising regulatory or Taxing Authority thereof or thereunder.

“Hazardous Materials” means all substances defined or regulated as hazardous, a pollutant or a contaminant under any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, any hazardous or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination, all obligations (including, as applicable, in respect of outstanding principal and accrued and unpaid interest, fees, penalties, premiums and any other fees, expenses or breakage costs) of such person consisting of: (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized or synthetic lease obligations of such Person (or lease obligations that should have been on the books and records or financial statements of such Person as categorized or synthetic lease obligations in accordance with GAAP), (iv) earn-outs or the deferred purchase price of property, goods or services (but excluding trade payables, accrued expenses and accruals incurred in the ordinary course of business), (v) all indebtedness secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vi) any commitment that assures a creditor against loss, including actual or contingent reimbursement obligations with respect to letters of credit, bankers’ acceptances, performance bonds, surety bonds or similar obligations to the extent drawn upon, (vii) the repurchase of Equity Interests of the Company; (viii) any liabilities in respect of currency or interest rate swaps, collars, caps, hedges, or similar arrangements; (ix) any unsatisfied liabilities for “withdrawal liability” to a “multiemployer plan,” as such terms are defined under ERISA, (x) any severance obligations or liabilities that arise from any termination of employment occurring on or prior to the date hereof; and (xi) all guarantees of such Person of any indebtedness of any other Person described in clauses (i) through (x) of this sentence, other than a wholly owned Subsidiary of such Person.

“Intellectual Property” means all intellectual property and similar proprietary rights existing anywhere in the world associated with: (i) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon (collectively, “Patents”), (ii) trademarks, service marks, trade dress, logos, corporate names, trade names and Internet domain names, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor (collectively, “Marks”), (iii) copyrights (including such rights in software) and registrations and applications therefor, and works of authorship (collectively, “Copyrights”), (iv) designs, databases and data compilations, and (v) trade secrets and other proprietary and confidential information, including know-how, inventions (whether or not patentable), processes, formulations, technical data and designs, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”).

“IT Systems” means electronic data processing, information, recordkeeping, communications, telecommunications, account management, inventory management and other computer systems (including all Software, databases, firmware, hardware and related documentation) and Internet websites.

“knowledge” means (i) with respect to Parent and its Subsidiaries, the actual knowledge, after due inquiry, of the individuals listed in Section 8.17(a)(i) of the Parent Disclosure Schedule and (ii) with respect to the Company and its Subsidiaries, the actual knowledge, after due inquiry, of the individuals listed on Section 8.17(a)(ii) of the Company Disclosure Schedule.

“Liability” means, with respect to any Person, any and all debts, liabilities, losses, claims, demands, judgments, damages, fines, suits, actions, out-of-pocket costs and expenses (including costs of investigation, defense or settlement and reasonable attorneys’ fees), penalties, awards, assessments, charges and obligations whatsoever, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, contractual, tortious, statutory or otherwise against, affecting, suffered, sustained, paid or incurred by such Person, including interest and, to the extent reasonably foreseeable, consequential damages.

“Lien” means any lien, hypothecation, assignment, title retention or other security arrangement or agreement, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, condition, restriction, charge, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, occupancy right, community property interest or other restriction of any nature.

“Majority Stockholder” means VSS-Cambium Holdings III, LLC, a Delaware limited liability company.

“Majority Stockholder Agreements” means, collectively, (a) any Contract between the Company or any of its Subsidiaries, on the one hand, and the Majority Stockholder or any of its Affiliates (other than the Company and its Subsidiaries), on the other hand, and (b) any Contract between VKidz, on the one hand, and the Majority Stockholder or any of its Affiliates (other than VKidz), on the other hand, in each case, which are set forth on Section 3.22 of the Company Disclosure Schedule.

“Majority Stockholder Side Letter” means that certain letter agreement, dated as of the date hereof, by and among the Majority Stockholder, the Company, Parent and Merger Sub.

“Marketing Period” means the period of fifteen (15) consecutive Business Days after the date hereof beginning on the date on which Parent shall have received the Required Information; provided, that (x) November 23, 2018 shall not be considered a Business Day and (y) if the Marketing Period has not ended on or prior to December 21, 2018, it shall recommence on January 2, 2019; provided, further, that if the Company in good faith reasonably believes that it has delivered the Required Information at the time the Marketing Period would have otherwise commenced it may deliver to Parent a written notice stating when it believes it completed such delivery, in which case receipt of such Required Information shall be deemed to have been satisfied on the date of such notice for purposes of the commencement of the Marketing Period unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Information and, within three (3) Business Days after the delivery of such notice by the Company, Parent delivers a written notice to the Company to that effect, stating with reasonable specificity the Required Information that has not been delivered, in which case, the Required Information shall be deemed to have been delivered on the date such additional information is delivered by the Company.

“Material Adverse Effect” means, with respect to the Company, any change, effect, event, occurrence, development, circumstance, condition, or effect (each, an “Effect”) that, individually or in the aggregate, (x) has or would reasonably be expected to prevent or materially impair or delay the ability of the Company to consummate the transaction contemplated hereby, or (y) has had or would reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries taken as a whole, excluding, however, for purposes of clause (y) of this sentence, the impact of (i) any changes or developments in domestic, foreign or global markets or domestic, foreign or global economic conditions generally, including (A) any changes or developments in or affecting the domestic or any foreign securities, equity, credit or financial markets or (B) any changes or developments in or affecting domestic or any foreign interest or exchange rates, (ii) changes in GAAP or any official interpretation or enforcement thereof, (iii) changes in domestic, foreign or global political conditions (including the outbreak or escalation of war, military actions, or acts of terrorism), including any material worsening of such conditions following the date hereof, (iv) changes in Law, (v) changes or developments in the business or regulatory conditions affecting the industries in which the Company or any of its Subsidiaries operate, (vi) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, financing sources, customers, suppliers or partners), (vii) other acts of God (including storms, earthquakes, tornados, floods or other natural disasters), (viii) a decline in the trading price or trading volume of the Company Common Shares or any change in the ratings or ratings outlook for the Company or any of its Subsidiaries (provided that the underlying causes thereof may be considered in determining whether a Material Adverse Effect has occurred if not otherwise excluded hereunder), (ix) the failure to meet any projections, guidance, budgets, forecasts or estimates (provided that the underlying causes thereof may be considered in determining whether a Material Adverse Effect has occurred if not otherwise excluded hereunder), (x) any action taken or omitted to be taken by the Company or any of its Subsidiaries at the prior written request of Parent, (xi) any Proceeding threatened, made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees arising out of this Agreement or the Merger; or (xii) changes in legislation or Law that directly or indirectly affect the purchasing or selling of products or services sold or provided by the Company or its Subsidiaries; except, with respect to clauses (i) through (iv), (vii) and (xii), to the extent that such impact is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to others in the industry or industries in which the Company and its Subsidiaries operate.

“Material Employment Agreement” means an Employment Agreement pursuant to which the Company or any of its Subsidiaries has or could have any obligation to provide compensation and/or benefits (including severance pay or benefits) in an amount or having a value in excess of $175,000 per year, excluding any Employment Agreement that can be terminated at-will without penalty or other Liability (including severance) to the Company or any of its Subsidiaries.

“Object Code” means computer Software in binary form that is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award, decision, verdict or settlement, in each case, whether civil, criminal or administrative, and, in each case, whether temporary, preliminary or permanent, entered, issued made or rendered by any Governmental Entity or arbitrator.

“Organizational Documents” means (a) the articles or certificates of incorporation and the by-laws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the operating or limited liability company agreement and the certificate of formation of a limited liability company, (e) any charter, joint venture agreement or similar document adopted or filed in connection with the creation, formation or organization of a Person not described in clauses (a) through (d), and (f) any amendment to or equivalent of any of the foregoing.

“Parent Material Adverse Effect” means, with respect to Parent, any Effect that has had or would reasonably be expected to prevent or materially impair or delay Parent’s ability to consummate the transactions contemplated hereby (including the Merger and the Financing).

“Parent Termination Fee” means a cash amount equal to $57,000,000.

“Payoff Amount” means the total amount required to be paid to fully satisfy all outstanding and unpaid principal, interest, prepayment premiums, penalties, breakage costs, attorneys’ fees and other costs and expenses, or similar outstanding and unpaid obligations related to all indebtedness and other obligations owed under the Company Credit Facility as of the anticipated Closing Date (and the daily accrual thereafter) that is specified in the Payoff Letter.

“Payoff Letter” means, collectively, (a) a payoff letter duly executed by the applicable agent(s) to the Company Credit Facility pursuant to which such agent(s) shall agree that upon payment of the Payoff Amount specified in such Payoff Letter: (i) all obligations of each credit party arising under or related to the Company Credit Facility shall be paid in full; (ii) all Liens in connection therewith shall be released; and (iii) all pledged collateral securing the outstanding obligations under the Company Credit Facility shall be returned; and (b) Lien releases and similar documents, in the case of each of clauses (a) and (b) of this sentence, in form reasonably acceptable to Parent.

“Permit” means any authorization, licenses permit, certificate, variance, exemption, approval, Order, registration, consent, franchise, qualification, waiver, clearances or similar rights of, used by, granted by or obtained from any Governmental Entity

“Permitted Lien” means (i) any Lien for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established by the Company in accordance with GAAP, (ii) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens (A) with respect to Liabilities that are not yet due and payable or, if due, are not yet delinquent, or (B) that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established by the Company in accordance with GAAP, or (C) arising or incurred in the ordinary and usual course of business and which are not, individually or in the aggregate, material to the business operations of the Company and its Subsidiaries and do not materially adversely affect the market value or continued use of the asset encumbered thereby, (iii) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions but only to the extent that the Company and its Subsidiaries and their assets are materially in compliance with the same, (iv) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (v) utility easements, minor encroachments, rights of way, imperfections in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects and similar Liens, but not including any monetary Liens, that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are typical for the applicable property type and locality as do not individually or in the aggregate constitute a Material Adverse Effect, (vi) with respect to real property leased under any Company Lease, title of the applicable landlord and/or fee owner and Liens and other encumbrances on the landlord’s and/or fee owner’s interest in such real property, including, without limitation, master leases and ground leases, (vii) Liens which are released or discharged, as applicable, at or prior to Closing, (viii) Intellectual Property licenses, and (ix) Liens set forth on Section 8.17(a)(iv) of the Company Disclosure Schedule.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity and any permitted successors and assigns of such person.

“Proceeding” means any action, suit, claim, hearing, arbitration, litigation, mediation, hearing, inquiry, audit, examination, investigation or other proceeding (in each case, whether civil, criminal, administrative, investigative or appellate), in each case, by or before any Governmental Entity or arbitrator.

“Public Software” means any software that is licensed or distributed under an open source software or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (a) GNU’s

General Public License (GPL) or Lesser/Library GPL (LGPL) or Affero General Public License (AGPL), (b) the Artistic License (e.g., PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), (f) the Sun Industry Standards License (SISL), (g) the BSD License and (h) the Apache License.

“Public Software License” means, with respect to any Public Software, the license pursuant to which the Public Software is licensed or distributed.

“Representatives” means, as to any Person, such Person’s Affiliates, and such Person’s and such Affiliates’ respective officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, representatives or authorized agents.

“Required Information” means the financial statements regarding the Company and its Subsidiaries necessary to satisfy the condition set forth in Clauses (i), (ii) and (iii) of Paragraph 6 of Annex III of the Debt Commitment Letters as in effect on the date hereof.

“Rights Agreement” means that certain Tax Asset Protection Rights Agreement, dated as of September 21, 2016, by and between the Company and Wells Fargo Bank, National Association.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, program interfaces, models and methodologies, whether in Source Code or Object Code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (d) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Solvent” when used with respect to any Parent and its Subsidiaries, taken as a whole, means that, as of any date of determination, (a) the fair salable value (determined on a going concern basis) of their assets and property will, as of such date, exceed the amounts required to pay probable Liabilities (including the probable amount of all contingent Liabilities) and their debts as they become absolute and mature, as of such date, (b) they will have adequate capital to carry on their business as presently conducted or as proposed to be conducted, and (c) they will not incur debts beyond their ability to pay such debts as they become absolute and mature, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness.

“Source Code” means computer Software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Specified Stockholders” means the Persons set forth on Section 8.17(a)(iii) of the Company Disclosure Schedule.

“Subsidiaries” of any party means any corporation, partnership, association, trust or other form of legal entity of which (i) 50% or more of the voting power of the outstanding voting securities are directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner. Notwithstanding anything to the contrary herein, for purposes of the definition of Subsidiaries with respect to the Company, VKidz shall be excluded.

“Tax” or “Taxes” means any and all federal, state, local or foreign taxes of any nature or kind imposed, assessed or collected by any Taxing Authority, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, environmental, stamp, occupation, escheat, premium, and property (real or personal) taxes, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto.

“Tax Return” means any return, declaration, report, estimate, schedule, notice, election, certificate or other documentation or information filed or required to be filed with respect to Taxes (including any and all schedules and attachments thereto), including, without limitation, any information return, claim for refund, amended return, or declaration of estimated Taxes.

“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.

“VKidz” means VKidz Holdings Inc., a Delaware corporation.

“VKidz Agreement” means that certain Stock Purchase Agreement, dated as of May 13, 2018, by and among the Company, Edcity Holding Inc., VSS VKidz LLC, VKidz and VSS VKidz LLC, solely in its capacity as Representative thereunder, as amended.

“Willful Breach” means, with respect to any representation, warranty, agreement or covenant, an action or omission where the breaching party knows such action or omission is a breach of such representation, warranty, agreement or covenant.

(b) The following terms are defined elsewhere in this Agreement, as indicated below:

Section
A Merger Consideration	2.1(a)(iii)
Agreement	Preamble
Alternative Financing	5.10(c)
Antitrust Laws	3.3(b)
Attorney-Client Communications	8.15(a)
B Merger Consideration	2.1(a)(iii)
Beneficial Ownership Regulation	5.10(d)
Book-Entry Shares	2.1(a)
Cancelled Shares	2.1(a)(ii)
Certificate	2.1(a)
Certificate of Merger	1.3
Chosen Courts	8.4(b)
Closing	1.2
Closing Date	1.2
Collective Bargaining Agreement	3.14
Commitment Letters	4.6(b)
Company	Preamble
Company Acquisition Agreement	5.3(e)
Company Adverse Recommendation Change	5.3(e)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Common Shares	3.2(a)
Company Disclosure Schedule	ARTICLE III
Company Employees	5.5(a)
Company Material Contracts	3.18(a)
Company Option	2.3
Company Registered Intellectual Property	3.16(a)
Company SEC Disclosures	ARTICLE III
Company SEC Documents	3.4(a)
Confidentiality Agreement	5.2(c)
Consent Deadline	Recitals

Copyrights	8.17(a); “Intellectual Property”
Covered Persons	5.9(a)
Debt Commitment Letter	4.6(a)
Debt Financing	4.6(a)
Definitive Debt Financing Agreements	5.10(a)
Definitive Equity Financing Agreements	5.10(a)
Definitive Financing Agreements	5.10(a)
DFS Provisions	8.11
DGCL	Recitals
Dissenting Shares	2.1(b)
Dodd Frank Act	3.4(a)
Effect	8.17(a); “Material Adverse Effect”
Effective Time	1.3
End Date	7.1(b)
Enforceability Exceptions	3.3(a)
Equity Commitment Letter	4.6(b)
Equity Financing	4.6(b)
Equity Investor	4.6(b)
Exchange Act	3.3(b)
Financing	4.6(b)
Financing Conditions	4.6(c)
GAAP	3.4(b)
Guarantee	Recitals
HSR Act	3.3(b)
Indemnification Arrangements	5.9(a)
Information Statement	3.3(b)
Insurance Policies	3.21
IRS	3.9(a)
Law	3.7(a)
Laws	3.7(a)
Letter of Transmittal	2.2(c)
LS Representation	8.15(a)
Marks	8.17(a); “Intellectual Property”
Material Company Intellectual Property Contract	3.18(a)(viii)
Material Customer	3.23(a)
Material Vendor	3.23(b)
Merger	Recitals
Merger Amounts	4.6(i)
Merger Consideration	2.1(a)(iii)
Merger Sub	Preamble
Multiemployer Plan	3.9(e)
New York Courts	8.4(c)
Parent	Preamble
Parent Consent	Recitals
Parent Disclosure Schedule	ARTICLE III
Parent Related Parties	7.3(d)(iv)
Patents	8.17(a); “Intellectual Property”
Paying Agent	2.2(a)
Payment Fund	2.2(b)
Post-Closing Plans	5.5(b)
Qualifying Transaction	7.3(a)(i)
Rights Agreement Amendment	5.7(b)

Sarbanes-Oxley Act	3.4(a)
Second Request	5.6(c)
SEC	3.3(b)
Securities Act	3.4(a)
Securities Laws	3.3(b)
Specified Date	3.2(a)
Surviving Corporation	1.1
Takeover Statute	3.20
Trade Secrets	8.17(a); “Intellectual Property”
Transaction Approvals	3.3(b)
VKidz Action	5.15
VKidz Agreement Amendment	Recitals
Written Consent	Recitals

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CAMBIUM LEARNING GROUP, INC.

By:	/s/ Barbara Benson
Name: Barbara Benson
Title: Chief Financial Officer

[Signature Page to the Agreement and Plan of Merger]

CAMPUS HOLDING CORP.

By:	/s/ Ramzi M. Musallam
Name: Ramzi M. Musallam
Title: President

CAMPUS MERGER SUB INC.

By:	/s/ Ramzi M. Musallam
Name: Ramzi M. Musallam
Title: President

[Signature Page to the Agreement and Plan of Merger]

EXHIBIT A

FORM OF

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CAMBIUM LEARNING GROUP, INC.

FIRST: The name of the corporation is Campus Learning Group, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is COGENCY GLOBAL INC., 850 New Burton Road, Suite 201, County of Kent, Dover, Delaware 19904. The name of its registered agent at such address is COGENCY GLOBAL INC.

THIRD: The nature of the business or the purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The aggregate number of shares of capital stock that the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share.

FIFTH:

1. Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

2. Indemnification.

a. The Corporation shall indemnify each of the Corporation’s directors and officers in each and every situation where, under Section 145 of the DGCL, as amended from time to time (“Section 145”), the Corporation is permitted or empowered to make such indemnification. The Corporation may, in the sole discretion of the Board of Directors of the Corporation, indemnify any other person who may be indemnified pursuant to Section 145 to the extent the Board of Directors deems advisable, as permitted by Section 145. The Corporation shall promptly make or cause to be made any determination required to be made pursuant to Section 145.

b. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or other entity against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person under the DGCL.

c. The Corporation shall, to the fullest extent permitted by the DGCL, advance all costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by any director or officer within 15 days of presentation of such costs and expenses to the Corporation, with respect to any one or more actions, suits or proceedings, whether civil or criminal, administrative or investigative, so long as the Corporation receives from such director or officer an unsecured undertaking to repay such expenses if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the

Corporation under the DGCL. Such obligation to advance costs and expenses shall include, without limitation, costs and expenses incurred in asserting affirmative defenses, counterclaims and cross-claims to the fullest extent permitted by the DGCL. Such undertaking to repay may, if first requested in writing by the applicable director or officer, be on behalf of (rather than by) such director or officer; provided that in such case the Corporation shall have the right to approve the party making such undertaking.

d. No amendment to or repeal of the provisions of this Article Fifth shall deprive a director or officer of the benefit hereof with respect to any act or omission occurring prior to such amendment or repeal.

SIXTH: Except as may be expressly provided in this Fourth Amended and Restated Certificate of Incorporation, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Fourth Amended and Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Fourth Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article Sixth; provided, however, that any amendment or repeal of Article Sixth of this Fourth Amended and Restated Certificate of Incorporation shall not adversely affect any right or protection existing thereunder in respect of any act or omission occurring prior to such amendment or repeal.

EXHIBIT B

FORM OF

BY-LAWS OF CAMBIUM LEARNING GROUP, INC.

ARTICLE 1 OFFICES

Section 1.01 Offices. The registered office of Cambium Learning Group, Inc. (the “Corporation”) shall be COGENCY GLOBAL INC., 850 New Burton Road, Suite 201, Country of Kent, Dover, Delaware 19904. The name of its registered agent at such address is COGENCY GLOBAL INC. The Corporation may have other offices, both within and without the State of Delaware, as the board of directors of the Corporation (the “Board of Directors”) from time to time shall determine or the business of the Corporation may require.

Section 1.02 Books and Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be maintained on any information storage device or method.

ARTICLE 2 MEETINGS OF THE STOCKHOLDERS

Section 2.01 Place of Meetings. Except as otherwise provided in these by-laws, all meetings of the stockholders shall be held on such dates and at such times and places, within or without the State of Delaware, as shall be determined by the Board of Directors and as shall be stated in the notice of the meeting or in waivers of notice thereof. If the place of any meeting is not so fixed, it shall be held at the registered office of the Corporation in the State of Delaware.

Section 2.02 Annual Meeting. The annual meeting of stockholders for the election of directors and the transaction of such other proper business as may be brought before the meeting shall be held on such date after the close of the Corporation’s fiscal year, and at such time, as the Board of Directors may from time to time determine.

Section 2.03 Special Meetings. Special meetings of the stockholders, for any purpose or purposes, may be called by the Board of Directors and shall be called by the president or the secretary upon the written request of a majority of the directors. The request shall state the date, time, place and purpose or purposes of the proposed meeting.

Section 2.04 Adjournments. Any meeting of the stockholders, annual or special, may be adjourned from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time, place, if any, thereof and the means of remote communication, if any, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date is fixed for stockholders entitled to vote at the adjourned meeting, the Board of Directors shall fix a new record date for notice of the adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at the adjourned meeting as of the record date fixed for notice of the adjourned meeting.

Section 2.05 Notice of Meetings. Notice of the place, if any, date, hour, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and means of remote communication, if any, of every meeting of stockholders shall be given by the Corporation not less than ten days nor more than 60 days before the meeting (unless a different time is specified by law) to every stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. Notices of special meetings shall also specify the purpose or purposes for which the meeting has been called. Except as otherwise provided herein or permitted by applicable law, notice to stockholders shall be in writing and delivered personally or mailed to the stockholders at their address appearing on the books of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, notice of meetings may be given to stockholders by means of electronic transmission in accordance with applicable law. Notice of any meeting need not be given to any stockholder who shall, either before or after the meeting, submit a waiver of notice or who shall attend such meeting, except when the stockholder attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of the meeting shall be bound by the proceedings of the meeting in all respects as if due notice thereof had been given.

Section 2.06 List of Stockholders. The officer of the Corporation who has charge of the stock ledger shall prepare a complete list of the stockholders entitled to vote at any meeting of stockholders (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares of each class of capital stock of the Corporation registered in the name of each stockholder at least 10 days before any meeting of the stockholders. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, on a reasonably accessible electronic network if the information required to gain access to such list was provided with the notice of the meeting or during ordinary business hours, at the principal place of business of the Corporation for a period of at least ten days before the meeting. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting the whole time thereof and may be inspected by any stockholder who is present. If the meeting is held solely by means of remote communication, the list shall also be open for inspection by any stockholder during the whole time of the meeting as provided by applicable law. Except as provided by applicable law, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger and the list of stockholders or to vote in person or by proxy at any meeting of stockholders.

Section 2.07 Quorum. Unless otherwise required by law, the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”) or these by-laws, at each meeting of the stockholders, a majority in voting power of the shares of the Corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, in the manner provided in Section 2.04, until a quorum shall be present or represented. A quorum, once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

Section 2.08 Conduct of Meetings. At each meeting of the stockholders, the president or, in his or her absence, any one of the vice presidents, in order of their seniority, shall act as chairman of the meeting. The secretary or, in his or her absence, any person appointed by the chairman of the meeting shall act as secretary of the meeting and shall keep the minutes thereof. The order of business at all meetings of the stockholders shall be as determined by the chairman of the meeting.

Section 2.09 Voting; Proxies. Unless otherwise required by law or the Certificate of Incorporation, the election of directors shall be decided by a plurality of the votes cast at a meeting of the stockholders by the holders of stock entitled to vote in the election. Unless otherwise required by law, the Certificate of Incorporation or these by-laws, any matter, other than the election of directors, brought before any meeting of stockholders shall be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.

Section 2.10 Written Consent of Stockholders Without a Meeting. Unless otherwise provided in the Certificate of Incorporation of the Corporation, any action required to be taken or which may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed, in person or by proxy, by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted in person or by proxy and shall be delivered to the Corporation as required by law. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Section 2.11 Fixing the Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than ten days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote therewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting: (i) when no prior action by the Board of Directors is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery (by hand, or by certified or registered mail, return receipt requested) to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded; and (ii) if prior action by the Board of Directors is required by law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

ARTICLE 3 BOARD OF DIRECTORS

Section 3.01 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these by-laws or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

Section 3.02 Number; Term of Office. Except as otherwise provided by the Certificate of Incorporation of the Corporation, until such time as the Board of Directors determines otherwise, the number of directors shall be no less than one. Each director shall hold office until a successor is duly elected and qualified or until the director’s earlier death, resignation, disqualification or removal.

Section 3.03 Newly Created Directorships and Vacancies. Any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, maybe filled by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified or the earlier of such director’s death, resignation or removal.

Section 3.04 Resignation. Any director may resign at any time by notice given in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the date of receipt of such notice by the Corporation or at such later time as is therein specified.

Section 3.05 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such times and at such places as may be determined from time to time by the Board of Directors or its chairman. Notice of regular meetings need not be given, except as otherwise required by law.

Section 3.06 Special Meetings. Special meetings of the Board of Directors, for any purpose or purposes, may be called by the president and shall be called by the president or the secretary upon the written request of a majority of the directors. The request shall state the date, time, place and purpose or purposes of the proposed meeting.

Section 3.07 Telephone Meetings. Board of Directors or Board of Directors committee meetings may be held by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other and be heard. Participation by a director in a meeting pursuant to this Section shall constitute presence in person at such meeting.

Section 3.08 Adjourned Meetings. A majority of the directors present at any meeting of the Board of Directors, including an adjourned meeting, whether or not a quorum is present, may adjourn and reconvene such meeting to another time and place. At least 24 hours’ notice of any adjourned meeting of the Board of Directors shall be given to each director whether or not present at the time of the adjournment, if such notice shall be given by one of the means specified in Section 3.09 hereof other than by mail, or at least three days’ notice if by mail. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.

Section 3.09 Notices. Subject to Section 3.06, Section 3.08 and Section 3.10 hereof, whenever notice is required to be given to any director by applicable law, the Certificate of Incorporation or these by-laws, such notice shall be deemed given effectively if given in person or by telephone, mail addressed to such director at such director’s address as it appears on the records of the Corporation, facsimile, e-mail or by other means of electronic transmission.

Section 3.10 Waiver of Notice. Whenever the giving of any notice to directors is required by applicable law, the Certificate of Incorporation or these by-laws, a waiver thereof, given by the director entitled to the notice, whether before or after such notice is required, shall be deemed equivalent to notice. Attendance by a director at a meeting shall constitute a waiver of notice of such meeting except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special Board of Directors or committee meeting need be specified in any waiver of notice.

Section 3.11 Organization. At each meeting of the Board of Directors, the chairman or, in his or her absence, another director selected by the Board of Directors shall preside. The secretary shall act as secretary at each meeting of the Board of Directors. If the secretary is absent from any meeting of the Board of Directors, an assistant secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the secretary and all assistant secretaries, the person presiding at the meeting may appoint any person to act as secretary of the meeting.

Section 3.12 Quorum of Directors. The presence of a majority of the Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board of Directors.

Section 3.13 Action By Majority Vote. Except as otherwise expressly required by these by-laws, the Certificate of Incorporation or by applicable law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 3.14 Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these by-laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all of the directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee in accordance with applicable law.

Section 3.15 Committees of the Board of Directors. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. If a member of a committee shall be absent from any meeting, or disqualified from voting thereat, the remaining member or members present at the meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may, by a unanimous vote, appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it to the extent so authorized by the Board of Directors. Unless the Board of Directors provides otherwise, at all meetings of such committee, a majority of the then authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board of Directors provides otherwise, each committee designated by the Board of Directors may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to this Article 3.

ARTICLE 4 OFFICERS

Section 4.01 Positions and Election. The officers of the Corporation shall be elected by the Board of Directors and shall include a president, a treasurer and a secretary. The Board of Directors, in its discretion, may also elect a chairman (who must be a director), one or more vice chairmen (who must be directors) and one or more vice presidents, assistant treasurers, assistant secretaries and other officers. Any individual may be elected to, and may hold, more than one office of the Corporation.

Section 4.02 Term. Each officer of the Corporation shall hold office until such officer’s successor is elected and qualified or until such officer’s earlier death, resignation or removal. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors at any time with or without cause by the majority vote of the members of the Board of Directors then in office. The removal of an officer shall be without prejudice to his or her contract rights, if any. The election or appointment of an officer shall not of itself create contract rights. Any officer of the Corporation may resign at any time by giving written notice of his or her resignation to the president or the secretary. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Should any vacancy occur among the officers, the position shall be filled for the unexpired portion of the term by appointment made by the Board of Directors.

Section 4.03 The President. The president shall have general supervision over the business of the Corporation and other duties incident to the office of president, and any other duties as may be from time to time assigned to the president by the Board of Directors and subject to the control of the Board of Directors in each case.

Section 4.04 Vice Presidents. Each vice president shall have such powers and perform such duties as may be assigned to him or her from time to time by the chairman of the Board of Directors or the president.

Section 4.05 The Secretary. The secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform like duties for committees when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders and meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the president. The secretary shall keep in safe custody the seal of the Corporation and have authority to affix the seal to all documents requiring it and attest to the same.

Section 4.06 The Treasurer. The treasurer shall have the custody of the corporate funds and securities, except as otherwise provided by the Board of Directors, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and the directors, at the regular meetings of the Board of Directors, or whenever they may require it, an account of all his or her transactions as treasurer and of the financial condition of the Corporation.

Section 4.07 Duties of Officers May be Delegated. In case any officer is absent, or for any other reason that the Board of Directors may deem sufficient, the president or the Board of Directors may delegate for the time being the powers or duties of such officer to any other officer or to any director.

ARTICLE 5 STOCK CERTIFICATES AND THEIR TRANSFER

Section 5.01 Certificates Representing Shares. Certificates for the Corporation’s capital stock, if any, shall be in such form as required by law and as approved by the Board of Directors. Each certificate, if any, shall be signed in the name of the Corporation by the president or any vice president and by the secretary, the treasurer, any assistant secretary or any assistant treasurer. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who shall have signed or whose facsimile signature shall have been placed on any certificate shall have ceased to be such officer, transfer agent or registrar before the certificate shall be issued, the certificate may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

Section 5.02 Transfers of Stock. Stock of the Corporation shall be transferable in the manner prescribed by law and in these by-laws. Transfers of stock shall be made on the books of the Corporation only by the holder of record thereof, by such person’s attorney lawfully constituted in writing and, in the case of certificated shares, upon the surrender of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred. To the extent designated by the president or any vice president or the treasurer of the Corporation, the Corporation may recognize the transfer of fractional uncertificated shares, but shall not otherwise be required to recognize the transfer of fractional shares.

Section 5.03 Transfer Agents and Registrars. The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

Section 5.04 Lost, Stolen or Destroyed Certificates. The Board of Directors may direct a new certificate or uncertificated shares to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the owner of the allegedly lost, stolen or destroyed certificate. When authorizing such issue of a new certificate or uncertificated shares, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of the lost, stolen or destroyed certificate, or the owner’s legal representative to give the Corporation a bond sufficient to indemnify it against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of such new certificate or uncertificated shares.

ARTICLE 6 INDEMNIFICATION

Section 6.01 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, arbitration, alternative dispute mechanism, inquiry, administrative or legislative hearing, investigation or any other actual, threatened or completed proceeding, including any and all appeals, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware (the “DGCL”), as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however that, except as provided in Section 6.03 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized or ratified by the Board of Directors.

Section 6.02 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 6.01, an indemnitee shall, to the fullest extent not prohibited by law, also have the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article 6 or otherwise.

Section 6.03 Right of Indemnitee to Bring Suit. If a claim under Section 6.01 or 6.02 of this Article 6 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation in a court of competent jurisdiction in the State of Delaware to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 6 or otherwise shall be on the Corporation.

Section 6.04 Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article 6 shall not be exclusive of any other right which any person may have or hereafter acquire under any law, agreement, vote of stockholders or directors, provisions of the Certificate of Incorporation or these by-laws or otherwise.

Section 6.05 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 6.06 Indemnification of Employees of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee of the Corporation to the fullest extent of the provisions of this Article 6 with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Section 6.07 Nature of Rights. The rights conferred upon indemnitees in this Article 6 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article 6 that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Section 6.08 Settlement of Claims. The Corporation shall not be liable to indemnify any indemnitee under this Article 6 for any amounts paid in settlement of any action or claim effected without the Corporation’s written consent, which consent shall not be unreasonably withheld, or for any judicial award if the Corporation was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action.

Section 6.09 Subrogation. In the event of payment under this Article 6, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

Section 6.10 Procedures for Submission of Claims. The Board of Directors may establish reasonable procedures for the submission of claims for indemnification pursuant to this Article 6, determination of the entitlement of any person thereto and review of any such determination. Such procedures shall be set forth in an appendix to these byl-aws and shall be deemed for all purposes to be a part hereof.

ARTICLE 7 GENERAL PROVISIONS

Section 7.01 Seal. The seal of the Corporation shall be in such form as shall be approved by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise, as may be prescribed by law or custom or by the Board of Directors.

Section 7.02 Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

Section 7.03 Voting Shares in Other Corporations. Unless otherwise directed by the Board of Directors, shares in other corporations which are held by the Corporation shall be represented and voted only by the president or by a proxy or proxies appointed by him or her.

Section 7.04 Dividends. Subject to applicable law and the Certificate of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock, unless otherwise provided by applicable law or the Certificate of Incorporation.

Section 7.05 Forum Selection By-law. Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the corporation to the corporation or the corporation’s stockholders, including, without limitation, a claim alleging the aiding and abetting of such a breach of fiduciary duty, (c) any action asserting a claim arising pursuant to any provision of the General Corporation Law, the Certificate of Incorporation or these by-laws (as each may be amended from time to time) or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware or (d) any action asserting a claim governed by the internal affairs doctrine or other “internal corporate claim” as that term is defined in Section 115 of the General Corporation Law. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section 7.05.

ARTICLE 8 AMENDMENTS

Section 8.01 Amendments. These by-laws may be amended, altered, changed, adopted and repealed or new by-laws adopted by the Board of Directors. The stockholders may make additional by-laws and may alter and repeal any by-laws whether such by-laws were originally adopted by them or otherwise.

Annex B

OPINION OF FINANCIAL ADVISOR

[LETTERHEAD OF MACQUARIE CAPITAL (USA) INC.]

October 12, 2018

Cambium Learning Group, Inc.

17855 Dallas Parkway, Suite 400

Dallas, Texas 75287

Attn: Board of Directors

Members of the Board of Directors:

Macquarie Capital (USA) Inc. (“we” or “Macquarie”) understands that Cambium Learning Group, Inc. (the “Company”) intends to enter into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Campus Holding Corp. (the “Acquiror”), an affiliate of Veritas Capital Fund Management, L.L.C. (“Veritas”), and Campus Merger Sub Inc., a wholly owned subsidiary of the Acquiror (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with the Company (the “Merger”), each outstanding share of common stock, par value $0.001 per share (a “Company Common Share”), of the Company other than Company Common Shares beneficially owned by the Excluded Holders (as defined below) will be converted into the right to receive $14.50 in cash (“the Merger Consideration”), each outstanding Company Common Share beneficially owned by an Excluded Holder will be converted into the right to receive an amount in cash less than the Merger Consideration negotiated by or at the direction of (and to be financed by) the Acquiror and its affiliates, and the Company will become a wholly owned subsidiary of the Acquiror. You have advised us that, as a condition to the execution of the Merger Agreement, the Acquiror has elected and directed the Company to, immediately prior to the consummation of the Merger, acquire all of the outstanding capital stock of Vkidz Holdings Inc. (“Vkidz”) pursuant to the Stock Purchase Agreement, dated as of May 13, 2018, by and among the Company, Edcity Holding Inc., VSS VKidz LLC, VKidz and VSS VKidz LLC, solely in its capacity as Representative thereunder, as amended (the “Vkidz Stock Purchase Agreement”), in exchange for Company Common Shares to be issued to the sellers of Vkidz (together with the other persons identified as Specified Stockholders in the Company Disclosure Letter to the Merger Agreement, the “Excluded Holders” and such transaction, the “Vkidz Transaction”). With your agreement, our financial analyses and this opinion do not address the Vkidz Stock Purchase Agreement or the Vkidz Transaction.

You have requested that Macquarie render its opinion to the Board of Directors (the “Board”) of the Company (in its capacity as such) as to whether, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Shares other than the Excluded Holders in the Merger pursuant to the Merger Agreement after giving effect to but without addressing the Vkidz Transaction is fair, from a financial point of view, to such holders.

In connection with this opinion, we have, among other things:

(i) reviewed a draft, dated October 12, 2018 of the Merger Agreement;

(ii) reviewed certain publicly available business and financial information regarding the Company;

(iii) reviewed certain other financial and operating information relating to the Company furnished by the management of the Company, including financial projections prepared by the management of the Company relating to the Company for the fiscal years ending December 31, 2018 through December 31, 2022 (the “Company Projections”);

(iv) discussed the Merger and the business, operations, financial condition and prospects of the Company with members of the management of the Company;

(v) reviewed certain financial and stock market data with respect to the Company and compared that data with similar data for other companies with publicly traded equity securities that we deemed relevant; and

(vi) performed such other financial analyses and considered such other information and factors that we deemed appropriate for purposes of this opinion.

We have not undertaken any responsibility for independently verifying, and have not independently verified, any of the foregoing information and we have assumed and relied upon the accuracy and completeness of all such information. Management of the Company has advised us, and we have assumed, that the Company Projections have been reasonably prepared in good faith on bases reflecting such management’s best currently available estimates and judgments as to the future financial performance and condition of the Company. You have advised us and we have assumed that the Company Projections are a reasonable basis on which to evaluate the Company and the Merger and, at your direction, we have used and relied upon the Company Projections for purposes of our analyses and opinion. We express no view or opinion as to the Company Projections or the assumptions upon which they are based. Further, we have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analysis or opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. In connection with this opinion, we have not made, nor assumed any responsibility for making, any physical inspection, independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals.

We have relied upon and assumed that, except as would not be material to our analysis or opinion, the representations and warranties of each party in the Merger Agreement are true and correct, each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement, all of the conditions to the consummation of the Merger will be satisfied, and the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without waiver, modification or amendment of any terms or provisions thereof. We have further assumed, with your consent, that, except as would not be material to our analysis or opinion, the Merger will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations and that, except as would not be material to our analysis or opinion, all governmental, regulatory, third-party and other consents, approvals or releases necessary for the consummation of the Merger will be obtained without undue delay, limitation, restriction or condition (including the disposition of businesses or assets). In addition, we have assumed that, except as would not be material to our analysis or opinion, the final form of the Merger Agreement will not differ from the draft of the Merger Agreement reviewed by us.

Our opinion does not address the underlying business decision of the Board or the Company to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions available to the Company. Our opinion is necessarily based on information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We express no opinion or view as to the potential effects of the unusual volatility currently being experienced in the credit, financial and stock markets on the Company or the Merger. We do not have any obligation to update, revise, reaffirm or withdraw this opinion or to otherwise comment on or consider events occurring or coming to our attention after the date hereof.

This opinion only addresses the fairness, from a financial point of view, to the holders of Company Common Shares other than the Excluded Holders of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement after giving effect to but without addressing the Vkidz Transaction and does not address any other aspect or implication of the Merger or any consent, agreement, arrangement or understanding provided or entered into in connection therewith or otherwise including, without limitation, (i) the Vkidz Transaction, (ii) the form or structure of the Merger, or any portion thereof, and (iii) the fairness of the amount or nature of, or any other aspect relating to, any compensation or Merger Consideration to be paid or payable to any officers, directors or employees of any parties to the Merger (in their respective capacities as such), or any class of such persons, relative to the Merger Consideration or otherwise. Our opinion does not address the individual circumstances of any specific holder of Company Common Shares with respect to the tax consequences of the Merger or any control, voting or any other rights, aspects or relationships which may distinguish such holders, including without limitation whether any such holder might otherwise seek or be able to obtain a control premium for their shares. We are not providing any advice or opinion as to matters that require legal, regulatory, accounting, insurance, executive compensation, tax or other similar professional advice. We have assumed that the Company has obtained or will obtain such advice or opinions from appropriate professional sources. Furthermore, we have relied upon the accuracy and completeness of the assessments by the Company and its advisors with respect to all legal, regulatory, accounting, insurance, executive compensation and tax matters. We are not expressing any opinion as to whether or not the Company, the Acquiror, its securityholders or any other party is receiving or paying reasonably equivalent value in the Merger, the solvency, creditworthiness or fair value of the Company, the Acquiror or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters.

We have acted as financial advisor to the Company in connection with the Merger and will receive fees for our services, a portion of which is payable upon the rendering of our opinion and the principal portion of which is contingent upon consummation of Merger. In addition, the Company has agreed to reimburse us for certain of our expenses and to indemnify us and certain related parties against certain liabilities arising out of our engagement. In the ordinary course of business, Macquarie and its affiliates may acquire, hold, sell or trade debt, equity and other securities and financial instruments (including derivatives, loans and other obligations) of the Company, the Acquiror, any other company that may be involved in the Merger and their respective affiliates, for its and their own accounts and for the accounts of its and their customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments. We and our affiliates provide a wide range of investment banking advice and services, including financial advisory services, securities underwritings and placements, securities sales and trading, brokerage advice and services, and loans. We and our affiliates have in the past provided investment banking advice and services to affiliates of Veritas for which we or our affiliates have received compensation including, during the last two years, having acted as financial advisor to an affiliate of Veritas in connection with its acquisition of the government information technology services business of Harris Corporation in April 2017, having acted as financial advisor to Alion Science and Technology Corporation, an affiliate of Veritas in connection with its acquisition of MacAulay-Brown, Inc. in August 2018 and having participated in offerings of debt securities by certain of affiliates of Veritas. We and our affiliates may in the future provide investment banking advice and services, and may otherwise seek to expand our business and commercial relationships with, the Company, the Acquiror, Veritas and their respective affiliates for which we would expect to receive compensation. We and/or our affiliates are also lenders to or participants in one or more of the credit facilities of certain affiliates of Veritas.

It is understood that our opinion is for the information and use of the Board (in its capacity as such) in connection with its consideration of the Merger. Our opinion does not constitute a recommendation to the Board, the Company, the holders of Company Common Shares or any other person as to how to act or vote with respect to any matter relating to the Merger. The issuance of this opinion has been approved by an internal committee of Macquarie authorized to review opinions of this nature.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Shares other than the Excluded Holders in the Merger pursuant to the Merger Agreement after giving effect to but without addressing the Vkidz Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Macquarie Capital (USA) Inc.

Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

C-4